As filed with the Securities and Exchange Commission on May 7, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NNN REALTY ADVISORS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6500	20-5864238
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
(714) 667-8252
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Scott D. Peters
Chief Executive Officer and President
NNN Realty Advisors, Inc.
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
(714) 667-8252
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Cernius, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
(714) 540-1235

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee
Common Stock, $0.01 par value	$422,697,410	$12,977

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2007

           SHARES

NNN Realty Advisors, Inc.

COMMON STOCK

This prospectus relates to the offer and sale from time to time of up to          shares of our outstanding common stock by selling shareholders. The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market prices at the time of such sales or by negotiated transactions. We will not receive any proceeds from the sale of the shares.

Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on “                    ” under the symbol “  ”.

Investing in our common stock involves risks. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

You should rely only on the information contained in this document and any prospectus supplement that may be provided to you in connection with this offering. We have not authorized anyone to provide you with information that is different. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including “Risk Factors” and the financial statements and the related notes and other financial information contained in this prospectus, before you decide to invest in our common stock. In this prospectus, references to “NNN Realty Advisors,” “we,” “us” and “our” refer to NNN Realty Advisors, Inc., a Delaware corporation, and its subsidiaries, including Triple Net Properties, LLC, a Virginia limited liability company, Triple Net Properties Realty, Inc., a California corporation, and NNN Capital Corp., a California corporation, unless otherwise stated or the context indicates otherwise.

Our Company

NNN Realty Advisors is a full-service commercial real estate asset management and services firm. We sponsor real estate investment programs to provide investors with the opportunity to engage in tax-deferred exchanges of real property and to invest in other real estate investment vehicles. We raise capital for these programs through an extensive network of broker-dealer relationships. We also structure, acquire, manage and dispose of real estate for these programs, earning fees for each of these services. We are one of the largest sponsors of tenant in common, or TIC, programs marketed as securities and we also sponsor and advise public non-traded real estate investment trusts, or REITs, and real estate investment funds.

At December 31, 2006, we provided management services for a diverse portfolio of 152 properties, encompassing over 32 million square feet of office, healthcare office, multi-family and retail properties in 28 states that were purchased for more than $4.3 billion in the aggregate. Since our inception in 1998, we have raised over $2.4 billion of equity capital for our programs from approximately 24,000 investors. For the year ended December 31, 2006, we generated pro forma revenue of $135.4 million, pro forma income from continuing operations of $10.6 million, and pro forma basic and diluted earnings per share of our common stock of $0.25. These pro forma earnings per diluted share reflects pro forma historical income from continuing operations divided by shares outstanding as of December 31, 2006.

Our TIC programs are structured in reliance on Section 1031 of the Internal Revenue Code, which allows for the deferral of gain recognition on the sale of investment or business property if a number of conditions are satisfied. The tax that would otherwise be recognized in a taxable sale is deferred until the replacement property is sold in a taxable transaction. A public non-traded REIT is an SEC-registered REIT that does not list its common stock on a national securities exchange. We register our REIT offerings with the SEC so that we can sell to a large number of investors.

We divide our services into three business segments, transaction services, management services and dealer-manager services.

Transaction services.  Our transaction services consist of providing acquisition, financing and disposition services to our programs.

Management services.  Our management services operations consist of managing the properties owned by the programs we sponsor. We also assist our programs in entity-level management services.

Dealer-manager services.  We facilitate capital raising transactions for our programs through NNN Capital Corp., our NASD-registered broker-dealer, which we refer to as Capital Corp. We act as a dealer-manager exclusively for our programs and do not provide securities services to any third party.

Company Strengths

Established and recognizable brand name in the TIC industry.  Our Chairman, Anthony W. Thompson, who founded the company in 1998, began structuring securitized TIC transactions in 1994. A securitized TIC transaction is an offering of real estate interests marketed as securities. We believe that we have completed over 13.6% of the securitized TIC transactions in the United States in 2006, based on the amount of equity raised by us compared to statistics available for the industry as a whole.

Relationships with a nationwide network of securities broker-dealers.  We work with a nationwide network of securities broker-dealers in raising capital for our various programs. For the year ended

December 31, 2006, we signed over 1,300 selling agreements with 138 different broker-dealers to market our programs. We believe that this depth of access to investor capital is a valuable resource that facilitates the capital raises needed for the programs we sponsor.

Proven acquisition track record.  We have a long track record in sourcing new investment opportunities and completing acquisitions in a competitive capital environment. Our established acquisition process enables us to target, review and acquire properties efficiently. As of December 31, 2006, we have acquired 214 properties for our investors with an aggregate acquisition purchase price of approximately $5.8 billion.

Proven investor return track record.  We believe that our ability to retain current investors as well as attract new investors depends on our ability to provide positive returns in our programs. For example, as of March 31, 2007, we have had 37 TIC programs and four other private programs go “full cycle” by selling their properties. Thirty-nine of these 41 programs yielded positive returns to investors, and the aggregate portfolio internal rate of return to investors on all 41 programs was approximately 18.6%.

Experienced management team.  We have a seasoned executive management team with significant experience in senior management of SEC-registered companies. Our Chairman and largest stockholder has over 30 years experience in originating and structuring real estate transactions, including raising capital, and in asset and property management.

Ability to generate fees at each stage of our services.  We provide our programs with a full range of real estate services, and we generate fees for each of these services based on a percentage of the equity or debt raised, the acquisition or disposition price of a property, or gross rental income.

Strong capital base.  As a result of our operating history, significant transaction volume and leading market share, we historically have had access to financing that we believe may not be available to smaller, less-developed sponsors. In addition, we have recently raised additional cash in a 144A private equity offering.

Broad variety of asset expertise and geographic diversification.  As of December 31, 2006, we provided management services for a diverse portfolio of 152 properties, encompassing over 32 million square feet of commercial real estate that were purchased for more than $4.3 billion in the aggregate. We manage properties for our programs in 28 states. We believe that asset and geographic diversification makes us less susceptible to the cyclicality of any one specific real estate segment or geographic area.

Business Strategies

Create a portfolio of REITs.  We are currently raising capital for two recently registered public non-traded REIT offerings: NNN Healthcare/Office REIT, Inc. and NNN Apartment REIT, Inc. We plan to create one or more REITs that will invest in additional asset classes. We intend to use our experience in a broad range of asset classes, including office, healthcare office, multi-family and retail properties, to identify new investment opportunities for our programs.

Provide short-term financing and warehouse properties.  We intend to provide short-term financing to some of our programs if such financing facilitates the closing of an offering. We may directly acquire properties and warehouse them until they can be acquired by our programs.

Initiate an institutional investment fund.  We are in the process of marketing Strategic Office Fund I, L.P., an institutional real estate fund to raise $500 million in equity capital pursuant to which we would co-invest with institutional investors. We have hired Wachovia Securities as our placement agent for purposes of assisting in the raise of this equity capital.

Increase our dedicated sales force and leverage our network of broker-dealer relationships.  Our selling broker-dealer relationships are managed by a dedicated sales force. We currently have a dedicated sales force of 51 persons, which has increased from 27 persons at December 31, 2005.

Industry Overview

Our real estate transaction and management services are primarily provided to our securitized TIC programs and public non-traded REITs. According to Omni Brokerage, Inc., securitized TIC programs raised approximately $3.2 billion of equity in 2005 and approximately $3.7 billion in 2006. We are one of the largest

U.S. sponsors of securitized TIC programs, having raised approximately $504 million of TIC equity that was invested in 33 properties in 2006.

According to The Stanger Report, in each of 2004, 2005 and 2006, active public non-traded REIT programs raised approximately $6.3 billion, $5.8 billion and $6.7 billion in equity, respectively, and approximately $2.9 billion in the first quarter of 2007. The 29 active public non-traded REITs that raised $6.7 billion of equity in 2006 were focused on asset classes including office, healthcare, industrial, retail, multi-family and hotels. Capital raising volumes are, in part, driven by the number of programs active in any given year. As of April 30, 2007, we believe that we are the only public non-traded REIT sponsor raising equity to purchase healthcare and multi-family assets.

Risks Related to Our Business and Strategy

You should carefully consider the risks and other factors discussed in “Risk Factors” prior to deciding whether to invest in shares of our common stock. These risks and other factors include:

•	our dependence on the success of our real estate investment programs for generating revenue and raising new capital;

•	our dependence on third-party securities broker-dealers to raise the capital to fund our programs;

•	a change or revocation of the applicable tax code which provides for the current TIC structure and benefits;

•	a failure to satisfy requirements for favorable tax treatment of our programs;

•	fluctuation in our cash flow or earnings as a result of any co-investments, especially in the event we are required to make future capital contributions;

•	our reliance on our Chairman and largest stockholder as well as our other key executive officers;

•	conflicts of interest in transactions or arrangements between us or our directors, officers and affiliates, and our programs, and among our programs;

•	risks related to the real estate industry in general, including risks related to potential increases in interests rates and tenant defaults and declines in real estate values and rental and occupancy rates;

•	lack of geographic diversification which could expose us to regional economic downturns that may not necessarily affect the real estate industry generally;

•	our failure to hold all real estate licenses that may be required in connection with the acquisition, disposition, management or leasing of properties for our programs;

•	our failure to comply with applicable securities laws;

•	our dependence on third-party financing for the properties in our programs;

•	termination or cancellation of our advisory agreements with our public non-traded REIT programs; and

•	volatility of the capital real estate markets.

Recent Developments

In February 2007, we entered into a $25.0 million revolving line of credit with LaSalle Bank, N.A. to cover working capital needs and earnest money deposits. This facility bears interest at either the prime rate or London Interbank Offered Rate (LIBOR) plus 1.50%, at our option on each drawdown, and matures in February 2010. This facility replaces the $10.0 million revolving line of credit facility that we entered into with LaSalle Bank, N.A. in September 2006.

NNN Realty Advisors was organized as a corporation in the State of Delaware in September 2006. Our fiscal year ends December 31. We were formed to acquire each of Triple Net Properties, LLC, Triple Net Properties Realty, Inc., or Realty, and Capital Corp., to bring the businesses conducted by those companies under one corporate umbrella and to facilitate a 144A private placement offering of our common stock, which took place in November 2006. We sold 16 million shares of our common stock at $10.00 per share in this offering and raised $160 million in gross proceeds.

Corporate Information

Our corporate headquarters are located at 1551 North Tustin Avenue, Suite 300, Santa Ana, California, 92705. Our telephone number is (714) 667-8252 or (877) 477-1031. Our registered office in the State of Delaware is National Registered Agents, Inc., located at 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.

SUMMARY OF SELECTED FINANCIAL DATA

	Year Ended December 31,
	2006 Pro
	Forma
	Condensed
(In thousands)	Combined(1)	2006(2)	2005(3)	2004(3)	2003(3)	2002(3)

Consolidated Statement of Operations Data:
Total services revenue	$123,235	$96,251	$87,125	$64,900	$34,426	$14,547
Total revenue	135,414	108,306	92,859	67,211	36,700	15,514
Total compensation costs	59,831	49,449	29,873	19,717	9,964	5,740
Total operating expense	118,951	97,334	74,215	51,082	28,681	11,788
Operating income	16,463	10,972	18,644	16,129	8,019	3,726
Income from continuing operations	10,597	16,098	18,124	16,247	8,543 (4)	3,903
Net income to stockholders		$16,094	$18,124	$16,247	$8,291	$3,872
Basic earnings per share
Income from continuing operations	$0.25	$0.72	$0.93	$0.82	$0.45	$0.23
Net income		$0.72	$0.93	$0.82	$0.45	$0.23
Diluted earnings per share
Income from continuing operations	$0.25	$0.72	$0.93	$0.82	$0.43	$0.23
Net income		$0.72	$0.93	$0.82	$0.43	$0.23
Shares used in computing basic earnings per share	41,751	22,365	19,546	19,781	19,081	17,143
Shares used in computing diluted earnings per share	41,854	22,379	19,546	19,781	19,081	17,143
Dividends declared per share		$0.09	—	—	—	—
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities		$15,201	$23,536	$17,214	$10,941	$3,411
Net cash (used in) investing activities		(57,112)	(35,183)	(13,046)	(1,851)	(4,071)
Net cash provided by (used in) financing activities		$143,589	$10,251	$(7,647)	$(4,662)	$1,381

	December 31,
	2006 Pro
	Forma
(In thousands)	Combined	2006	2005	2004	2003	2002

Consolidated Balance Sheet Data:
Total assets	$457,434	328,043	$86,336	$42,911	$31,380	$22,674
Line of credit	—	—	8,500	3,545	2,535	1,150
Notes payable	4,933	4,933	17,242	—	19	991
Participating notes	10,263	10,263	2,300	4,845	6,345	7,300
Redeemable preferred liability	—	—	6,077	5,717	5,564	—
Members’ and stockholders’ equity	$222,146	221,944	$28,777	$16,783	$7,154	$5,024

(1)	The unaudited pro forma condensed combined statement of operations data is based on our historical consolidated financial statements assuming the acquisition of Realty and Capital Corp., on January 1, 2006. The unaudited pro forma combined balance sheet data is based on our historical consolidated balance sheet and the estimated balance sheets for the acquired properties as of December 31, 2006. This information is presented for information purposes only and does not purport to represent what our results of operations or financial position actually would have been had the acquisitions and the related transactions in fact occurred on the dates specified, nor does the information purport to project our results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the acquisitions and the related transactions.

(2)	Includes a full year of operating results of Triple Net Properties, one and one-half months of Realty (acquired on November 16, 2006) and one-half month of Capital Corp. (acquired on December 14, 2006).

(3)	Includes operating results of Triple Net Properties.

(4)	Income from continuing operations before cumulative effect of change in accounting principle.

RISK FACTORS

Investing in our common stock will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock. Additional risks and uncertainties not presently known to us, or not identified below, may also materially adversely affect our business, liquidity, financial condition and results of operations.

Risks Related to Our Business

We currently provide our transaction and management services primarily to our programs. Our revenue depends on the number of our programs, on the price of the properties acquired or disposed of by these programs, and on the revenue generated by the properties under our management.

We derive fees for transaction services based on a percentage of the price of the properties acquired or disposed of by our programs and for management services based on a percentage of the rental amounts of the properties in our programs. We are responsible for the management of all of the properties owned by our programs, but as of December 31, 2006 we had subcontracted the property management of 38.7% of our programs’ office, healthcare office and retail properties (based on square footage) and all of our programs’ multi-family properties to third parties. As a result, if any of our programs are unsuccessful, both our transaction services and management services fees will be reduced, if any are paid at all. In addition, failures of our programs to provide competitive investment returns could significantly impair our ability to market future programs. Our inability to spread risk among a large number of programs could cause us to be over-reliant on a limited number of programs for our revenues. We cannot assure you that we will maintain current levels of transaction and management services for our programs’ properties.

We may be unable to grow our programs, which would cause us to fail to satisfy our business strategy.

A significant element of our business strategy is the growth in the number of our programs. The consummation of any future program will be subject to raising adequate capital for the investment, identifying appropriate assets for acquisition and effectively and efficiently closing the transactions. We cannot assure you that we will be able to identify and invest in additional properties or will be able to raise adequate capital for new programs in the future. If we are unable to consummate new programs in the future, we will not be able to continue to grow the revenue we receive from either transaction or management services.

The inability to access investors for our programs through broker-dealers or other intermediaries could have a material adverse effect on our business.

Our ability to source capital for our programs depends significantly on access to the client base of securities broker-dealers and other financial investment intermediaries that may offer competing investment products. We believe that our future success in developing our business and maintaining a competitive position will depend in large part on our ability to continue to maintain these relationships as well as finding additional securities broker-dealers to facilitate offerings by our programs or to find investors for our TIC programs. We cannot be sure that we will continue to gain access to these channels. In addition, competition for capital is intense, and we may not be able to obtain the capital required to complete a program. The inability to have this access could have a material adverse effect on our business and results of operations.

The termination of any of our broker-dealer relationships, especially given the limited number of key broker-dealers, could have a material adverse effect on our business.

Our securities programs are sold through third-party broker-dealers who are members of our selling group. While we have established relationships with our selling group, we are required to enter into a new agreement with each member of the selling group for each new program we offer. In addition, our programs may be removed from a selling broker-dealer’s approved program list at any time for any reason. We cannot assure you of the continued participation of existing members of our selling group nor can we assure you that our selling group will expand. While we continue to diversify and add new investment channels for our programs, a significant portion of the growth in recent years in the number of TIC programs we sponsor and in our REITs has been as a result of capital raised by a relatively limited number of broker-dealers. Loss of any of these key broker-dealer relationships, or the failure to develop new relationships to cover our expanding business through new investment channels, could have a material adverse effect on our business and results of operations.

Misconduct by third-party selling broker-dealers or our sales force, could have a material adverse effect on our business.

We rely on selling broker-dealers and our sales force to properly offer our securities programs to customers in compliance with our selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against us.

A significant amount of our revenue is derived from fees earned through the transaction structuring and property management of our TIC programs, which programs rely primarily on Section 1031 of the Internal Revenue Code to provide for deferral of capital gains taxes to make these programs attractive. A change in this tax code section or a complete revocation of this section as it relates specifically to TICs could result in a loss of a significant part of our business and as a result a significant amount of revenue.

Section 1031 of the Internal Revenue Code provides for the deferral of capital gains taxes which would ordinarily arise from the sale of real estate through a tax-deferred exchange of property, which defers the recognition of capital gains tax until such time as the replacement property is sold in a taxable transaction. These transactions are referred to as 1031 exchanges. In 2002, the Internal Revenue Service, or IRS, issued advance ruling guidelines outlining the requirements for properly structured TIC arrangements, which we believe validate the TIC structure generally and as we employ it. However, as recently as May 2006, the Senate Finance Committee proposed a bill in the negotiations over the budget reconciliation tax-cutting package to modify Section 1031 treatment for TICs as a way to raise additional tax revenue. The proposal was unsuccessful, but we cannot assure you that in the future there will not be attempts to limit or disallow the tax deferral benefits for TIC transactions. If we were no longer able to structure TIC programs as 1031 exchanges for our investors, we would lose a significant amount of revenue in the future, which would materially affect our results of operations. Moreover, any attempt to limit or disallow the tax deferral benefits of the 1031 exchange generally would have a material adverse effect on the real estate industry generally and on our business and results of operations.

A significant amount of our programs are structured to provide favorable tax treatment to investors or REITs. If a program fails to satisfy the requirements necessary to permit this favorable tax treatment, we could be subject to claims by investors and our reputation for structuring these transactions would be negatively affected, which would have an adverse effect on our financial condition and results of operations.

We structure TIC programs and public non-traded REITs to provide favorable tax treatment to investors. For example, our TIC investors are able to defer the recognition of gain on sale of investment or business property if they enter into a 1031 exchange. Similarly, qualified REITs generally are not subject to federal income tax at corporate rates, which permits REITs to make larger distributions to investors (i.e. without reduction for federal income tax imposed at the corporate level). If we fail to properly structure a TIC transaction or if a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code, we could be subject to claims by investors as a result of additional tax they may be required to pay or because they are unable to receive the distributions they expected at the time they made their investment. In addition, any failure to satisfy applicable tax regulations in structuring our programs would negatively affect our reputation, which would in turn affect our ability to earn additional fees from new programs. Claims by investors could lead to losses and any reduction in our fees would have a material adverse effect on our revenues.

If the properties that we manage fail to perform, then the fees we receive from them will be reduced or may cease and our financial condition and results of operations would be harmed.

Our success depends significantly upon the performance of the properties we manage. The revenue we generate from our management services business is generally a percentage of gross rental income from the properties. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	present and future governmental regulations, local rent control or stabilization ordinances;

•	various uninsurable risks, such as earthquakes and hurricanes;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate industry in general, including potential increases in interest rates and tenant defaults and declines in real estate values and rental and occupancy rates.

Any future co-investment activities we undertake could subject us to real estate investment risks which could lead to the need for substantial capital contributions, which may impact our cash flows and financial condition and, if we are unable to make them, could damage our reputation and result in adverse consequences to our holdings.

We may from time to time invest our capital in certain real estate investments with other real estate firms or with institutional investors such as pension plans. Any co-investment will generally require us to make initial capital contributions, and some co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets. These contributions could adversely impact our cash flows and financial condition. Moreover, the failure to provide these contributions could have adverse consequences to our interests in these investments. These adverse consequences could include damage to our reputation with our co-investment partners as well as dilution of ownership and the necessity of obtaining alternative funding from other sources that may be on disadvantageous terms, if available at all.

If we are unable to retain our Chairman and key employees, their replacements may not manage our company as effectively.

We depend on the services of our Chairman and largest stockholder, Anthony W. Thompson, as well as our other key executive officers: Scott D. Peters, Andrea R. Biller, Francene LaPoint and Jeffrey T. Hanson. We have obtained key person insurance for Mr. Thompson. However, the loss of any or all of these executives, and our inability to find, or any delay in finding, a replacement with equivalent skill and experience, could adversely impact our ability to facilitate the structuring of transactions, acquisitions, property management and dispositions.

Lack of broad geographic diversity may expose our programs to regional economic downturns that could adversely impact their operations and as a result the fees we are able to generate from them, including fees on disposition of the properties as we may be limited in our ability to dispose of properties in a challenging real estate market.

Our programs generally focus on acquiring assets satisfying particular investment criteria, such as type or quality of tenants. There is generally no or little focus on the geographic location of a particular property. We cannot guarantee, however, that our programs will have or, will be able to maintain, a significant amount of geographic diversity. As of December 31, 2006, a majority of our programs’ properties (by square footage) were located in Texas, California, Florida and Colorado. Geographic concentration of properties exposes our programs to economic downturns in the areas where the properties are located. A regional recession or other major, localized economic disruption in a region, such as earthquakes and hurricanes, in any of these areas could adversely affect our programs’ ability to generate or increase their operating revenues, attract new tenants or dispose of unproductive properties. Any reduction in program revenues would effectively reduce the fees we generate from them, which would adversely affect our results of operations and financial condition.

The failure of Triple Net Properties and Realty to hold the required real estate licenses may subject us to penalties, such as fines, restitution payments and termination of management agreements, and to the suspension or revocation of Realty’s broker licenses.

Although Realty was required to have real estate licenses in states in which it acted as a broker for our programs and received real estate commissions, Realty did not hold a license in certain of those states when it earned fees for those services. In addition, almost all of Triple Net Properties’ revenue was based on an arrangement with Realty to share fees from our programs. Triple Net Properties did not hold a real estate license in any state, although most states in which properties of our programs were located may have required Triple Net Properties to hold a license in order to share fees. As a result, we may be subject to penalties, such as fines (which could be a multiple of the amount received), restitution payments and termination of management agreements, and to the suspension or revocation of Realty’s real estate broker licenses.

If third-party managers providing property management services for our programs’ office, healthcare office, retail and multi-family properties are negligent in their performance of, or default on, their management obligations, the tenants may not renew their leases or we may become subject to unforeseen liabilities. If this occurs, it could have an adverse effect on our financial condition and operating results.

We have entered into agreements with third-party management companies to provide property management services for a significant number of our programs’ properties, and we expect to enter into similar third-party management agreements with respect to properties our programs acquire in the future. We do not supervise these third-party managers and their personnel on a day-to-day basis and we cannot assure you that they will manage our programs’ properties in a manner that is consistent with their obligations under our agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these managers will not otherwise default on their management obligations to us. If any of the foregoing occurs, the relationships with our programs’ tenants could be damaged, which may cause the tenants not to renew their leases, and we could incur liabilities resulting from loss or injury to the properties or to persons at the properties. If we are unable to lease the properties or we become subject to significant liabilities as a result of third-party management performance issues, our operating results and financial condition could be substantially harmed.

To execute our business strategy, we or our new programs may be required to incur indebtedness to raise sufficient funds to purchase properties.

One of our business strategies is to develop new programs. The development of a new program requires the identification and subsequent acquisition of properties when the opportunity arises. In some instances, in order to effectively and efficiently complete a program, we may provide deposits for the acquisition of property or actually purchase the property and warehouse it temporarily for the program. If we do not have cash on hand available to pay these deposits or fund an acquisition, we or our programs may be required to incur additional indebtedness, which indebtedness may not be available on acceptable terms. If we incur substantial debt, we could lose our interests in any properties that have been provided as collateral for any secured borrowing, or we could lose our assets if the debt is recourse to us. In addition, our cash flow from operations may not be sufficient to repay these obligations upon their maturity, making it necessary for us to raise additional capital or dispose of some of our assets. We cannot assure you that we will be able to borrow additional debt on satisfactory terms, or at all.

We may be required to repay loans we guaranteed that were used to finance properties acquired by our programs.

From time to time we provide certain guarantees of loans for properties under management. As of December 31, 2006, there were 107 loans for properties under management that were guaranteed, with approximately $2.4 billion in total principal outstanding secured by properties with a total aggregate purchase price of approximately $3.4 billion. Substantially all of the approximate $2.4 billion total principal outstanding guaranteed was non-recourse/carve-out guarantees, and of this amount, $26.4 million was in the form of mezzanine debt and $28.7 million was other full/partial recourse guarantees. If we are called upon to satisfy a substantial portion of these guarantees, our operating results and financial condition could be materially harmed.

The revenue streams from our management services may be subject to limitation or cancellation.

The agreements under which we provide advisory and management services to public non-traded REITs may generally be terminated by each REIT following a notice period, with or without cause. We cannot assure you that these agreements will not be terminated. In addition, if we have a significant amount of TIC programs selling their properties or public non-traded REITs liquidating in the same period, our revenues would decrease unless we are able to find replacement programs to generate new fees. We are currently in the process of liquidating two of our public non-traded REITs and, as a result, our management fees from these REITs have been reduced due to the number of properties that have been sold. Any decrease in our fees, as a result of termination of a contract or customary close out or liquidation of a program, could have a material adverse effect on our business, results of operations and financial condition.

Our revenue is subject to volatility in capital raising efforts by us.

The potential growth in revenue from our transaction and management services depends in large part on future capital raising in existing or future programs, as well as on our ability to make resultant acquisitions on behalf of our programs, both of which are subject to uncertainty, including uncertainty with respect to capital market and real estate market conditions. This uncertainty can create volatility in our earnings because of the resulting increased volatility in transaction and management services revenues. Our revenue may be negatively affected by factors that include not only our inability to increase our portfolio of properties under management, but also changes in valuation of those properties and sales (through planned liquidation or otherwise) of properties.

Prior waivers and credits of fees for certain of our TIC programs could result in claims by some of the investors in those programs.

Historically, we have on occasion reduced the investment cost for some, but not all, investors in the same TIC program by waiving or crediting all or a portion of our fees for the real estate acquisition or financing for the TIC program, and we may do so again in the future. Our purpose in doing so has been to improve projected investment returns and attract TIC investors. As a result of these waivers and credits, in some of our TIC programs investors have different investment costs per percentage ownership interest in the relevant property. While our offering materials for prior TIC programs disclosed the possibility that we might offer waivers and credits for specific types of fees on a selective basis to some, but not all, TIC investors, they did not disclose all of the categories of fees for which we actually provided credits. Consequently, investors in these programs who did not receive the waivers or credits could bring claims against us. We have modified the disclosure in our offering materials for current and future TIC programs to make clear that we may waive or credit any or all categories of our fees in a program on a selective basis to some, but not all, TIC investors in the same program; that these waivers and credits may be made on a disproportionate basis; and that the waiver or credit provided to a particular investor may exceed the fees allocated to that investor.

We experienced weaknesses in certain internal controls over financial reporting and insufficient disclosure and real estate regulatory oversight that we will need to strengthen.

In 2006, we experienced material weaknesses and significant deficiencies in our internal control over financial reporting. Ensuring that we have adequate financial and accounting controls to produce accurate financial statements on a timely basis and sufficient legal compliance oversight are costly and time-consuming efforts that need to be evaluated frequently. Failure to achieve and maintain effective controls and procedures for financial reporting may result in our inability to provide timely and accurate financial information.

Future pressures to lower, waive or credit back our fees could reduce our revenue and profitability.

We have on occasion waived or credited our fees for real estate acquisitions and financings for our TIC programs to improve projected investment returns and attract TIC investors. There has also been a trend toward lower fees in some segments of the third-party asset management business, and fees paid for the management of properties in our TIC programs or public non-traded REITs could follow these trends. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. We cannot assure you that we will be able to maintain our current fee structures. Fee reductions on existing or future new business could have a material adverse impact on our revenue and profitability.

If we fail to comply with laws and regulations applicable to real estate brokerage, we may incur significant financial penalties.

Due to the geographic scope of our operations and various real estate services we provide, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business also may change in ways that increase the costs of compliance.

Regulatory uncertainties related to our dealer-manager services could harm our business.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. The Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, or the NASD, and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. The ability to comply with applicable laws and rules is largely dependent on an internal system to ensure compliance, as well as the ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance with these securities regulations, which could have a material adverse effect on our operations and profitability.

Our failure to manage future growth effectively may have a material adverse effect on our financial condition and results of operations.

We may experience continued rapid growth in our operations, which may place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our executive officers to manage growth effectively. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions and manage the pressures on our management and our administrative, operational and financial infrastructure. We also cannot assure you that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We depend upon our programs’ tenants to pay rent, and their inability to pay rent may substantially reduce the fees we receive which are based on gross rental amounts.

Our programs are subject to varying degrees of risk that generally arise from the ownership of real estate. For example, the income we are able to generate from management fees is derived from the gross rental income on the properties in our programs. The rental income depends upon the ability of the tenants of our programs’ properties to generate enough income to make their lease payments to us. Changes beyond our control may adversely affect the tenants’ ability to make lease payments or could require them to terminate their leases. Either an inability to make lease payments or a termination of one or more leases could reduce the management fees we receive. These changes include, among others, the following:

•	downturns in national or regional economic conditions where our programs’ properties are located, which generally will negatively impact the demand and rental rates;

•	changes in local market conditions such as an oversupply of properties, including space available by sublease or new construction, or a reduction in demand for properties in our programs, making it more difficult for our programs to lease space at attractive rental rates or at all;

•	competition from other available properties, which could cause our programs to lose current or prospective tenants or cause them to reduce rental rates; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.

Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments.

Defaults by tenants or the failure of any guarantors of tenants’ guarantor to fulfill their obligations, or other early termination of a lease could, depending upon the size of the leased premises and our ability as property manager to successfully find a substitute tenant, have a material adverse effect on our revenue.

Conflicts of interest inherent in transactions between our programs and us, and among our programs, could create liability for us that could have a material adverse effect on our results of operations and financial condition.

These conflicts include but are not limited to the following:

•	we experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest;

•	since we receive both management fees and acquisition and disposition fees for our programs’ properties we could be in conflict with our programs over whether their properties should be sold or held by the program and we may make decisions or take actions based on factors other than in the best interest of investors of a particular sponsored investor program;

•	a component of the compensation of certain of our executives is based on the performance of particular programs, which could cause the executives to favor those programs over others;

•	we may face conflicts of interests as to how we allocate property acquisition opportunities or prospective tenants among competing programs;

•	we may face conflicts of interests if programs sell properties to each other or invest in each other;

•	all agreements and arrangements, including those relating to compensation, among us and our programs, are generally not the result of arm’s-length negotiations; and

•	our executive officers will devote only as much of their time to a program as they determine is reasonably required, which may be substantially less than their full time; during times of intense activity in other programs, these officers may devote less time and fewer resources to a program than are necessary or appropriate to manage the program’s business.

We cannot assure you that one or more of these conflicts will not result in claims by investors in our programs, which could have a material adverse effect on our results of operations and financial condition.

Increased competition relating to the services we provide could lead to a material adverse effect on our financial condition and results of operations.

We believe there are only limited barriers to entry in our business. Current and future competitors may have more resources than we have. In transaction services, we face competition with other real estate firms in the acquisition and disposition of properties, and we also compete with other sponsors of real estate investor programs for investors to provide the capital to allow us to make these investments. We also compete against other real estate companies who may be chosen by a broker-dealer as an investment platform instead of us. In management services, we compete with other property managers for viable tenants for our programs’ properties. We face competition from institutions that provide or arrange for other types of financing through private or public offerings of equity or debt and from traditional bank financings. The number and activities of our competitors could have a material adverse effect on our financial condition and results of operations.

The ongoing SEC investigation of Triple Net Properties and its affiliates could adversely impact our ability to conduct our real estate investment programs.

On September 16, 2004, Triple Net Properties learned that the SEC Los Angeles Enforcement Division, or the SEC Staff, is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC requested information from Triple Net Properties relating to disclosure in public and private securities offerings sponsored by Triple Net Properties and its affiliates prior to 2005, or the Triple Net securities offerings. The SEC Staff also requested information from Capital Corp., the dealer-manager for the Triple Net securities offerings. The SEC Staff requested financial and other information regarding the Triple Net securities offerings and the disclosures included in the related offering documents from each of Triple Net Properties and Capital Corp.

Triple Net Properties and Capital Corp. are engaged in settlement negotiations with the SEC staff regarding this matter. Based on these negotiations, we believe that the conclusion to this matter will not result in a material adverse affect to our results of operations, financial condition or ability to conduct our business. The settlement negotiations are continuing, and any settlement negotiated with the SEC Staff must be approved by the Commission. Since the matter is not concluded, it remains subject to the risk that the SEC may seek additional remedies, including substantial fines and injunctive relief that, if obtained, could materially adversely affect our ability to conduct our program offerings. Additionally, any resolution of this matter that reflects negatively on our reputation could materially and adversely affect the willingness of our existing programs to continue to use our management services and of potential investors to invest in our future programs. The matters that are the subject of this investigation could also give rise to claims against us by investors in our programs. At this time, we cannot assess how or when the outcome of the matter will be ultimately determined.

The offerings conducted to raise capital for our TIC programs are done in reliance on exemptions from the registration requirements of the Securities Act. A failure to satisfy the requirements for the appropriate exemption could void the offering or, if it is already completed, provide the investors with rescission rights, either of which would have a material adverse effect on our reputation and as a result our business and results of operations.

The securities of our TIC programs are offered and sold in reliance upon a private placement offering exemption from registration under the Securities Act and applicable state securities laws. If we or our dealer-manager failed to comply with the requirements of the relevant exemption and an offering were in process, we may have to terminate the offering. If an offering was completed, the investors may have the right, if they so desired, to rescind their purchase of the securities. A rescission offer could also be required under applicable state securities laws and regulations in states where any securities were offered without registration or qualification pursuant to a private offering or other exemption. If a number of holders sought rescission at one time, the applicable program would be required to make significant payments which could adversely affect its business and as a result, the fees generated by us from such program. If one of our programs was forced to terminate an offering before it was completed or to make a rescission offer, our reputation would also likely be significantly harmed. Any reduction in fees as a result of a rescission offer or a loss of reputation would have a material adverse effect on our business and results of operations.

Risks Related to the Real Estate Market

A downturn in the general economy or the real estate market would harm our business.

Our business is negatively impacted by periods of economic slowdown or recession, rising interest rates and declining demand for real estate. These economic conditions could have a number of effects, which could have a material adverse impact on certain segments of our business, including a decline in:

•	acquisition and disposition activity, with a corresponding reduction in fees from these services;

•	the supply of capital invested in commercial real estate or in commercial real estate investor programs;

•	the value of real estate, which would cause us to realize lower revenue from property management fees, which in certain cases are calculated as a percentage of the revenue of the property under management; and

•	rental or occupancy rates or increase in tenant defaults.

The real estate market tends to be cyclical and related to the condition of the economy and to the perceptions of investors and users as to the economic outlook. A downturn in the economy or the real estate market could have a material adverse effect on our business, financial condition or results of operations.

An increase in interest rates may negatively affect the equity value of our programs or cause us to lose potential investors to alternative investments, causing the fees we receive for transaction and management services to be reduced.

In the last two years, interest rates in the United States have generally increased. If interest rates were to continue to rise, our financing costs would likely rise and our net yield to investors may decline. This downward pressure on net yields to investors in our programs could compare poorly to rising yields on alternative investments. Additionally, as interest rates rise, valuations of commercial real estate properties typically decline. A decrease in both the attractiveness of our programs and the value of assets held by these programs could cause a decrease in both transaction and management services revenues, which would have an adverse effect on our results of operations.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions which would reduce the fees we generate from these programs and could adversely affect our operating results and financial condition.

The commercial real estate industry is highly competitive on an international, national and regional level. Our programs face competition from REITs, institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. Competition may prevent our programs from acquiring desirable properties or increase the price they must pay for real estate. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If our programs pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in our next program which may decrease our profitability. Increased competition for properties may also preclude our programs from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties our programs could acquire, which could have an adverse effect on our business.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our programs’ properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly facilitate a sale of one or more properties or investments in our programs in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market for a property, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Fees from the disposition of properties would be materially affected if we were unable to facilitate a significant number of property dispositions for our programs.

Uninsured and underinsured losses may adversely affect operations.

We carry commercial general liability, fire and extended coverage insurance with respect to our programs’ properties. We obtain coverage that has policy specifications and insured limits that we believe are customarily carried for similar properties. We cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, we generally do not obtain insurance against certain risks, such as floods.

Should a property sustain damage or an occupant sustain an injury, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive, if any, might not be adequate to restore our economic position with respect to the property. In the event of a significant loss at one or more of the properties in our programs, the remaining insurance under the applicable policy, if any, could be insufficient to adequately insure the remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than the current policy. A loss at any of these properties or an increase in premium as a result of a loss could decrease the income from or value of properties under management in our programs, which in turn would reduce the fees we receive from these programs. Any decrease or loss in fees could have a material adverse effect on our financial condition or results of operations.

Environmental regulations may adversely impact our business or cause us to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities.

Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which impact the management, development, use, and/or sale of real estate. These laws and regulations tend to discourage sales activities with respect to some properties, and by decreasing or delaying those transactions may adversely affect the results of operations and financial condition of our business. In addition, a failure by us or one of our programs to disclose environmental concerns in connection with a real estate disposition may subject us to liability to a buyer or lessee of property.

In addition, in our role as a property manager, we could incur liability under environmental laws for the investigation or remediation of hazardous or toxic substances or wastes at properties we currently or formerly managed, or at off-site locations where wastes from such properties were disposed. This liability can be imposed without regard for the lawfulness of the original disposal activity, or our knowledge of, or fault for, the release or contamination. Further, liability under some of these laws may be joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site. We could also be held liable for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials, mold or lead-based paint present at the properties we manage. Similarly, we are obliged, under the debt financing arrangements on the properties owned by our TIC programs, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not be available.

Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase our costs of legal compliance and potentially subject us to violations or claims. Further, mold contamination has been linked to a number of health problems, which has resulted in litigation from tenants seeking various remedies. There can be no assurance that our programs will not be subject to litigation relating to asbestos mold contamination or that any claims would be covered by our insurance policy.

Risks Relating to the Offering and Our Common Stock

Being a public company will increase our expenses and administrative workload.

As a public company, we will be required to comply with certain additional laws, regulations and requirements, including provisions of the Sarbanes-Oxley Act of 2002, as amended, regulations of the Securities and Exchange Commission and requirements of the exchange on which our shares are listed, with which we are not required to comply as private company. As a result, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and may make some activities more difficult, time consuming and costly. We will need to:

•	institute a more comprehensive compliance function;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	prepare and distribute periodic reports in compliance with our obligations under the federal securities laws;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investors relations function.

If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. If our finance and accounting personnel insufficiently support us in fulfilling these public-company compliance obligations, or if we are unable to hire adequate finance and accounting personnel, we could face significant legal liability, which could have a material adverse effect on our financial condition and results of operations. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our independent registered public accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

In addition, we also expect that being a public company subject to these rules and regulations will require us to modify our director and officer liability insurance, and we may be required to accept reduced policy limits or incur substantially higher costs to obtain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

If we fail to maintain an effective system of internal control over financial reporting or fail to comply with Section 404 of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results or to prevent fraud, and our stock price could decline.

As a public company, we will be required to evaluate, document and test our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2008, Section 404 requires us to evaluate and report on our internal control over financial reporting and have our independent registered public accountants attest to our evaluation. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of the year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. The report will also contain a statement that our independent registered public accountants have issued an attestation report on management’s assessment of internal controls. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. In addition, if we identify one or more significant deficiencies or material weaknesses in our internal control over financial reporting, and if we cannot remediate in time to meet a deadline for compliance with Section 404, we will be unable to assert that such internal controls are effective.

We have prepared an internal plan of action for compliance with Section 404 and for strengthening and testing our system of internal control to provide the basis for our report, but we cannot assure you that this plan of action will be sufficient to meet the rigorous requirements of Section 404. In addition, our independent registered public accountants may issue an adverse opinion regarding management’s assessment of Section 404 compliance. It is also possible that our independent registered public accountants may not be in a position to adequately assess our compliance with Section 404 on a timely basis, which could lead to our inability to comply with our reporting requirements under the Securities Exchange Act of 1934, as amended. If we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accountants are unable to provide us with an unqualified report, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future. Our failure to comply with Section 404 or our reporting requirements could also subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from any exchange on which our common stock may become listed and the inability of registered broker-dealers to make a market in our common stock.

Our common stock has no prior public market, and it is not possible to predict how our stock will perform after this offering.

There has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares may not be indicative of prices that will prevail in the trading market.

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Even if an active trading market for our common stock develops, the market price for our common stock may be highly volatile and could be subject to wide fluctuations. The stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The price for our common stock will be determined in the marketplace and may be influenced by many factors, including:

•	the depth and liquidity of the market for our common stock;

•	developments generally affecting the healthcare industry;

•	investor perceptions of us and our business;

•	actions by institutional or other large stockholders;

•	strategic action, such as acquisitions or restructurings, or the introduction of new services by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	litigation and governmental investigations;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse condition in the financial market or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•	sales of common stock by us or members of our management team;

•	additions or departures of key personnel; and

•	our results of operations, financial performance and future prospects.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending or settling the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Our Chairman and other key executive officers own a significant amount of our outstanding common stock and may significantly influence the management and policies of our company, in ways with which you may disagree.

As of December 31, 2006, Anthony W. Thompson, our Chairman of the Board and largest stockholder, beneficially owned or controlled 25.9% of the outstanding shares of our common stock. In addition, Scott D. Peters, Andrea R. Biller, Francene LaPoint and Jeffrey T. Hanson, our key executive officers, beneficially owned or controlled in the aggregate approximately 2.0% of the outstanding shares of our common stock. As a result, Mr. Thompson and our other key executive officers will be able to exercise significant influence over the election of our directors, and therefore, our management and policies, through their collective voting power and may vote their shares of our common stock in ways with which you may disagree or which may be adverse to your interests as a stockholder. This voting concentration may discourage, delay or prevent a change in control or acquisition of our company, even one that you believe is beneficial to you as a stockholder. This voting concentration may also adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. We are currently authorized to issue 95,000,000 shares of common stock and 5,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. As of December 31, 2006, 42,366,407 shares of common stock were issued and outstanding. Pursuant to our 2006 Long-term Incentive Plan, we reserved 2,339,200 shares of our common stock for issuance as restricted stock, stock options and/or other equity based grants to employees and directors. Of the reserved shares, 1,436,200 may be awarded as restricted stock and 903,000 may be awarded as stock options and/or other equity based grants. As of March 31, 2007, we have issued 615,000 shares of common stock, as restricted stock, to our initial four independent directors and certain executive officers and employees. Additionally, we have granted to certain executive officers and employees options to purchase up to 903,000 of our shares of our common stock with an option exercise price equal to $10.00 per share.

The potential issuance of additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes.

Future sales of shares of our common stock could have an adverse effect on our stock price.

As of December 31, 2006, Anthony W. Thompson, our Chairman of the Board and largest stockholder, beneficially owned or controlled 25.9% of the outstanding shares of our common stock. In addition, Scott D. Peters, Andrea R. Biller, Francene LaPoint and Jeffrey T. Hanson, our key executive officers, beneficially owned or controlled in the aggregate approximately 2.0% of the outstanding shares of our common stock. We initially reserved 2,339,200 shares of our common stock for issuance to our officers, non-employee directors, employees, and consultants in the form of restricted stock or options to purchase shares of our common stock pursuant to our 2006 Long-term Incentive Plan. Of the reserved shares, we currently have 821,200 shares of common stock, as restricted stock, available for future issuance. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We may not be able to obtain additional financing when we need it or on acceptable terms, and any such financing may adversely affect the market price of our common stock.

There can be no assurance that the anticipated cash flow from operations will be sufficient to meet all of our cash requirements. We intend to continue to make investments to support our business growth and may required additional funds to respond to business challenges. Accordingly, we may need to complete additional equity or debt financings to secure additional funds. We cannot assure you that further equity or debt financing will be available on acceptable terms, if at all. In addition, the terms of any debt financing may restrict our financial and operating flexibility. If we raise additional funds through further issuances of equity or debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders or our common stock, including share of common stock sold in this offering. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on our business.

Although we intend to declare quarterly dividends, we cannot assure you when or whether we will declare future dividends or the amount of any dividends that may be declared in the future.

Although our management has recommended to our board of directors that it declare quarterly dividends, future cash dividends will depend upon our results of operations, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Also, there can be no assurance we will pay dividends even if the necessary financial conditions are met and sufficient cash is available for distribution.

Provisions under Delaware law, our certificate of incorporation and bylaws could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

The existence of some provisions under Delaware law, our certificate of incorporation and bylaws could delay or prevent a change in control, which could adversely affect the price of our common stock. Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform you of some of the risks and uncertainties that can affect our company. Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should” and similar expressions to identify forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by applicable securities laws, and we caution you not to rely on them unduly. You are further cautioned that any forward-looking statements are not guarantees of future performance. Our beliefs, expectations and intentions can change as a result of many possible events or factors, not all of which are known to us or are within our control, and a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such factors, risks and uncertainties include, but are not limited to:

•	our dependence on the success of real estate investment programs for generating revenue and raising new capital;

•	our dependence on third-party securities broker-dealers to raise the capital to fund our programs;

•	a change or revocation of the applicable tax code which provides for the current TIC structure and benefits;

•	a failure to satisfy requirements for favorable tax treatment of our programs;

•	fluctuation in our cash flow or earnings as a result of any co-investments, especially in the event we are required to make future capital contributions;

•	our reliance on our Chairman and largest stockholder as well as our other key executive officers;

•	conflicts of interest in transactions and arrangements between us, or our directors, officers and affiliates, and our programs, and among our programs;

•	risks related to the real estate industry in general, including risks related to potential increases in interest rates and tenant defaults and declines in real estate values and rental and occupancy rates; and

•	the other risks identified in this prospectus including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

You should carefully consider these and other factors, risks and uncertainties before you make an investment decision with respect to our common stock.

USE OF PROCEEDS

The proceeds from the sale of each of the selling stockholder’s common stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

DIVIDEND POLICY

For the quarters ended December 31, 2006 and March 31, 2007, our board of directors declared dividends per share of our common stock of $0.09 and $0.045, respectively. We intend to pay a $0.09 quarterly dividend for the remainder of 2007. The determination to pay the initial dividend and regular quarterly cash dividends to our stockholders is at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. The percentage of our dividends that exceeds our current accumulated earnings and profits may vary substantially from year to year. For a discussion of the tax treatment of dividends to our non-United States stockholders, see “U.S. Federal Tax Considerations for Non-U.S. Stockholders.” We cannot assure you of the amount of any dividends that may be declared in the future, if at all. If we are unable to successfully execute our business strategy, we may not have cash available to make distributions.

SELECTED CONSOLIDATED FINANCIAL DATA

The following sets forth the selected historical consolidated financial data for NNN Realty Advisors, Inc. and its subsidiaries for the years ended, and as of, December 31, 2006, 2005, 2004, 2003 and 2002. The selected historical consolidated financial data for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data for the years ended December 31, 2003 and 2002 and as of December 31, 2004, 2003 and 2002 have been derived from the audited consolidated financial statements not included in this offering memorandum.

The following selected historical consolidated financial data reflect our performance for the periods listed and may not be indicative of our future financial performance. This information should be read in conjunction with our audited annual consolidated financial statements and related notes included elsewhere in this prospectus and other financial information appearing under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Statements of NNN Realty Advisors, Inc.”

	Year Ended December 31,
(In thousands)	2006(1)	2005(2)	2004(2)	2003(2)	2002(2)

Consolidated Statement of Operations Data:
Total services revenue	$96,251	$87,125	$64,900	$34,426	$14,547
Total revenue	108,306	92,859	67,211	36,700	15,514
Total compensation costs	49,449	29,873	19,717	9,964	5,740
Total operating expense	97,334	74,215	51,082	28,681	11,788
Operating income	10,972	18,644	16,129	8,019	3,726
Income from continuing operations	16,098	18,124	16,247	8,543 (3)	3,903
Net income to common unit members and stockholders	$16,094	$18,124	$16,247	$8,291	$3,872
Basic earnings per share
Income from continuing operations	$0.72	$0.93	$0.82	$0.45	$0.23
Net income	$0.72	$0.93	$0.82	$0.45	$0.23
Diluted earnings per share
Income from continuing operations	$0.72	$0.93	$0.82	$0.43	$0.23
Net income	$0.72	$0.93	$0.82	$0.43	$0.23
Shares used in computing basic earnings per share	22,365	19,546	19,781	19,081	17,143
Shares used in computing diluted earnings per share	22,379	19,546	19,781	19,081	17,143
Dividends declared per share	$0.09	$—	$—	$—	$—
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$15,201	$23,536	$17,214	$10,941	$3,411
Net cash (used in) investing activities	(57,112)	(35,183)	(13,046)	(1,851)	(4,071)
Net cash provided by (used in) financing activities	$143,589	$10,251	$(7,647)	$(4,662)	$1,381

	December 31,
(In thousands)	2006	2005	2004	2003	2002

Consolidated Balance Sheet Data:
Total assets	$328,043	$86,336	$42,911	$31,380	$22,674
Line of credit	—	8,500	3,545	2,535	1,150
Notes payable	4,933	17,242	—	19	991
Participating notes	10,263	2,300	4,845	6,345	7,300
Redeemable preferred liability	—	6,077	5,717	5,564	—
Members’ and stockholders’ equity	$221,944	$28,777	$16,783	$7,154	$5,024

(1)	Includes a full year of operating results of Triple Net Properties, one and one-half months of Realty (acquired on November 16, 2006) and one-half month of Capital Corp. (acquired on December 14, 2006).

(2)	Includes operating results of Triple Net Properties.

(3)	Income from continuing operations before cumulative effect of change in accounting principle.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations should be read together with its financial statements and the related notes included elsewhere in this prospectus and other financial information appearing under “Selected Consolidated Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Statements” The following discussion reflects our performance for the periods listed and may not be indicative of our future financial performance. In addition, some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. Actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis as a result of many factors, including those discussed in the “Risk Factors” section of this offering memorandum.

Overview and Background

We are a full-service commercial real estate asset management and services firm. We sponsor real estate investment programs to provide investors with the opportunity to engage in tax-deferred exchanges of real property and to invest in other real estate investment vehicles. We raise capital for these programs through an extensive network of broker-dealer relationships. We also structure, acquire, manage and disposes of real estate for these programs, earning fees for each of these services.

We were organized in September 2006 to acquire each of Triple Net Properties, LLC, Triple Net Properties Realty, Inc., or Realty, and NNN Capital Corp., or Capital Corp., and to bring the businesses conducted by those companies under one corporate umbrella. On November 16, 2006, we completed a $160.0 million private placement of common stock to institutional investors and certain accredited investors with 16 million shares of our common stock sold in the offering at $10.00 per share.

Critical Accounting Policies

Certain accounting policies are considered to be critical accounting policies, as they require management to make assumptions about matters that are highly uncertain at the time the estimate is made and changes in the accounting estimate are reasonably likely to occur from period to period. We believe that the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Transaction Services Revenue — We earn fees associated with structuring, negotiating and closing acquisitions of real estate properties to third-party investors. Such fees include acquisition and disposition fees. Acquisition and disposition fees are earned and recognized when the acquisition or disposition is closed. Organizational Marketing Expense Allowance, or OMEA, fees are earned and recognized from gross proceeds of equity raised in connection with these offerings and are used to pay formation costs, as well as organizational and marketing costs. We are entitled to loan advisory fees for arranging financing related to properties under management. These fees are collected and recognized upon the closing of such loans.

Management Services Revenue — We earn asset and property management fees primarily for managing the operations of real estate properties owned by the real estate programs, REITs and limited liability companies that invest in real estate or value funds we sponsor. Such fees are based on pre-established formulas and contractual arrangements and are earned as such services are performed. We are entitled to receive reimbursement for expenses associated with managing the properties; these expenses include salaries for property managers and other personnel providing services to the property. Each property is charged an accounting fee for costs associated with preparing financial reports. We are entitled to leasing commissions when a new tenant is secured and upon tenant renewals. Leasing commissions are recognized upon execution of leases.

Dealer-Manager Services Revenue — We facilitate capital raising transactions for our programs through Capital Corp. We act as a dealer-manager exclusively for our programs and do not provide securities services to any third party. Our wholesale dealer-manager services are comprised of raising capital for our programs through our selling broker-dealer relationships. Most of the commissions, fees and allowances earned for our dealer-manager services are passed on to the selling broker-dealers as commissions and to cover offering expenses, and we retain the balance.

Purchase Price Allocation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, with the assistance of independent valuation specialists, the purchase price of acquired properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.

The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in identified intangible assets and below market lease values are included in identified intangible liabilities-net in the accompanying consolidated financial statements and are amortized to rental revenue over the weighted-average remaining term of the acquired leases with each property.

The total amount of identified intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. These allocations are subject to change within one year of the date of purchase based on information related to one or more events identified at the date of purchase that confirm the value of an asset or liability of an acquired property.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, we would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. We estimate the fair value using available market information or other industry valuation techniques such as present value calculations. No impairment losses were recognized for the years ended December 31, 2006 and 2005. For the year ended December 31, 2004, we recognized an impairment loss related to our land held for sale of $300,000. This property was sold in 2005.

We recognize goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist at a level of reporting referred to as a reporting unit. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. If a potential impairment exists, an impairment loss is recognized to the extent the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. We identified no impairment indicators since the acquisition. We recognize goodwill in accordance with SFAS No. 142 and test the carrying value for impairment during the fourth quarter of each year.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return, including a decision whether to file or not to file in a particular jurisdiction. Additionally, FIN No. 48 provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 are effective for reporting periods beginning after December 15, 2006. There may be an impact from the adoption of FIN No. 48 related to the acquisition of Capital Corp. on December 14, 2006 and we are currently in the process of evaluating this impact. Other than as it relates to the acquisition of Capital Corp., we believe that the adoption of FIN No. 48 will not have a significant impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for the first annual period ending after November 15, 2006 with early application encouraged. The adoption of SAB No. 108 on January 1, 2007 did not have a significant effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of our 2008 fiscal year. We are currently assessing the impact of the adoption of SFAS No. 157 and its impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. SFAS No. 159 will be effective beginning January 1, 2008. We are currently assessing the impact of the adoption of SFAS No. 159 and its impact on our consolidated financial statements.

Results of Operations

We divide our services into three primary business segments, transaction services, management services and dealer-manager services.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following summarizes comparative results of operations for the periods indicated.

	Year Ended December 31,		Change
(In thousands)	2006(1)	2005(2)	$	%

Services Revenue
Transaction	$56,885	$56,036	$849	1.5%
Management	38,644	31,089	7,555	24.3
Dealer-manager	722	—	722	—

Total services revenue	96,251	87,125	9,126	10.5

Other Revenue
Rental revenue	9,224	3,753	5,471	145.8
Interest income	2,828	1,981	847	42.8
Other	3	—	3	—

Total other revenue	12,055	5,734	6,321	110.2

Total Revenue	108,306	92,859	15,447	16.6

Services Expense
Transaction
Compensation costs	24,268	12,756	11,512	90.2
Operating and administrative	18,958	14,533	4,425	30.4

Total transaction	43,226	27,289	15,937	58.4

Management
Compensation costs	23,899	16,789	7,110	42.3
Operating and administrative	8,805	12,859	(4,054)	(31.5)

Total management	32,704	29,648	3,056	10.3

Dealer-manager
Compensation costs	52	—	52	—
Operating and administrative	507	—	507	—

Total dealer-manager	559	—	559	—

Total services expense	76,489	56,937	19,552	34.3

Other Operating Expense (Income)
General and administrative	3,364	4,427	(1,063)	(24.0)
Depreciation and amortization	2,086	2,825	(739)	(26.2)
Rental related expense	9,718	4,469	5,249	117.5
Interest expense	6,236	1,611	4,625	287.1
Reserves and other	(700)	3,912	(4,612)	(117.9)
Loss on disposal of property and equipment	141	34	107	314.7

Total other operating expense	20,845	17,278	3,567	20.6

Operating Income	10,972	18,644	(7,672)	(41.1)

	Year Ended December 31,		Change
(In thousands)	2006(1)	2005(2)	$	%

Other Income (Expense)
Equity in earnings (losses) of unconsolidated entities	491	(520)	1,011	194.4
Interest income	713	—	713	—

Total other income (expense)	1,204	(520)	1,724	331.5

Income from continuing operations before minority interest and income tax (benefit)	12,176	18,124	(5,948)	(32.8)
Minority interest	308	—	308	—

Income from continuing operations before income tax (benefit) provision	11,868	18,124	(6,256)	(34.5)

Income tax (benefit)	(4,230)	—	(4,230)	—

Income from continuing operations	16,098	18,124	(2,026)	(11.2)

Discontinued Operations
(Loss) from discontinued operations — net of taxes	(72)	—	(72)	—
Gain on disposal of discontinued operations — net of taxes	68	—	68	—

Total loss from discontinued operations	(4)	—	(4)	—

Net Income	$16,094	$18,124	$(2,030)	(11.2)%

(1)	Includes a full year of operating results of Triple Net Properties, one and one-half months of Realty (acquired on November 16, 2006) and one-half month of Capital Corp. (acquired on December 14, 2006).

(2)	Includes operating results of Triple Net Properties.

Revenue

Transaction Services

The $849,000, or 1.5%, increase in transaction related fees in 2006, was primarily due to increases of $2.9 million, or 7.5%, in real estate acquisition and disposition fees and $3.9 million in other revenue primarily due to $2.8 million in incentive fees in 2006 paid to us at disposition. These increases were partially offset by decreases of $3.7 million in OMEA fees and $2.0 million in loan advisory fees associated with arranging financing for the properties acquired.

The net increase in real estate acquisition and disposition fees for the year ended December 31, 2006 was primarily due to a $6.1 million, or 63.5%, increase in fees realized from the sales of properties, with $15.7 million in fees realized from the disposition of 22 properties, including $5.3 million in fees earned as a result of the liquidation of G REIT for the year ended December 31, 2006, compared to $9.6 million from the disposition of 28 properties for the same period in 2005. Included in this increase was $686,000 in net fees earned as a result of the acquisition of Realty (from the acquisition date, November 16, 2006 through December 31, 2006). Partially offsetting the increase in disposition fees was a reduction of $410,000 as a result of amortizing the identified intangible contract rights associated with the acquisition of Realty. Fees on dispositions as a percentage of aggregate sales price (excluding one property sold in 2006 and five properties sold in 2005 for which we waived the entire amount of the disposition fee) was 1.9% for the year ended December 31, 2006, compared to 1.6% for the same period in 2005.

Acquisition fees decreased $3.2 million, or 11.2%, for the year ended December 31, 2006, compared to the same period in 2005. During 2006, we acquired 45 properties (including five which were consolidated as of December 31, 2006) on behalf of our sponsored programs for an approximate aggregate total of $1.4 billion, compared to 40 properties for an approximate aggregate total of $1.6 billion during 2005. The decrease in aggregate asset size resulted in reduced fees of $716,000. Also contributing to the decrease in acquisition fees was $1.2 million in non-recurring credits granted to investors between July and September 2006 and $1.6 million in deferred fees due to consolidation of properties held for sale at December 31, 2006; $893,000 of these deferred fees were earned in the first quarter of 2007 with the remaining $725,000 expected to be earned in the second quarter of 2007. Partially offsetting the decrease in fees was $321,000 as a result of a slight increase on fees as a percentage of aggregate acquisition price, which was 1.8% for the year ended December 31, 2006, compared to 1.8% for the same period in 2005.

OMEA fees decreased $3.7 million, or 32.5%, to $7.7 million for the year ended December 31, 2006, compared to $11.4 million for the same period in 2005. The decrease in these fees was primarily due to $3.4 million in fees waived for various investors in a number of other programs and $774,000 in non-recurring credits granted to investors between July and September 2006, partially offset by $380,000 as a result of additional capital raised of $15.3 million in 2006.

Loan advisory fees decreased $2.0 million, or 31.1%, to $4.5 million for the year ended December 31, 2006, compared to $6.5 million for the same period in 2005, primarily due to a decrease in the aggregate total loan balance of properties acquired on behalf of our programs which resulted in an approximate $1.5 million decrease in loan advisory fees and $547,000 in credits granted to investors between July and September 2006 in two of our programs.

Transaction services revenue increased $849,000, or 1.5%, to $56.9 million, or 59.1% as a percentage of total services revenue for the year ended December 31, 2006, compared to $56.0 million, or 64.3% as a percentage of total services revenue for the same period in 2005. The increase in transaction services revenue was primarily due to an increase in the fees earned from the disposition of properties.

Management Services

The $7.6 million, or 24.3%, increase in management services was primarily due to an increase in property and asset management fees of $6.6 million, or 24.6%, to $33.3 million for 2006, compared to $26.7 million for 2005. This increase was primarily the result of the growth in recurring revenue, as total square footage of assets under management increased to an average of approximately 26.2 million for the year ended December 31, 2006, compared to approximately 22.9 million for the same period in 2005. Property and asset management fees per average square foot was $1.27 for the year ended December 31, 2006, compared to $1.17 for the same period in 2005.

Management services revenue also increased to 40.1% as a percentage of total services revenue for the year ended December 31, 2006, compared to 35.7% as a percentage of total services revenue for the same period in 2005.

Dealer-Manager Services

As a result of the completion of the acquisition of Capital Corp. on December 14, 2006, we earned $722,000 in dealer-manager revenue from the acquisition date through December 31, 2006.

Other Revenue

Rental Revenue.  Rental revenue increased to $9.2 million for the year ended December 31, 2006, compared to $3.8 million in the same period in 2005 primarily due to the acquisition of a property in June 2005 and rents received under sub-leases with third parties which commenced in the second half of 2005.

Interest Income.  The $847,000, or 42.8%, increase in interest income was primarily due to a $645,000 increase in interest on advances for deposits on properties acquired and $202,000 in interest on advances to properties.

Expense Overview

Total expense increased $23.1 million, or 31.2%, to $97.3 million for the year ended December 31, 2006, compared to $74.2 million for the same period in 2005. Total services expense of $76.5 million in 2006 increased as a percentage of total services revenue to 79.5%, compared to 65.4% of total services revenue for the year ended December 31, 2005. During 2006, we incurred approximately $12.5 million in non-recurring items and one time expenses primarily due to the completion of an offering pursuant to Rule 144A of the Securities Act, or the 144A offering, and our formation transactions, compared to $5.0 million in non-recurring items in 2005 due to expenses associated with the SEC investigation. These non-recurring items primarily consisted of $4.0 million in additional credits granted to investors, $1.2 million in documentary and transfer taxes for one of our programs, $978,000 in other non-recurring costs, $2.7 million in costs associated with the early redemption of the $27.5 million participating loan credit agreement with Wachovia Bank and $544,000 associated with the redemption of Triple Net Properties’ redeemable preferred membership units. Additionally, in September 2006, we awarded a bonus of $2.1 million to our Chief Executive Officer, which was payable in 283,165 membership units of Triple Net Properties (converted to 202,368 shares of our common stock), or $1.3 million, and cash of $854,000. We also paid a sign-on bonus of $750,000 and incurred $333,000 in non cash stock-based compensation expense related to one of our executives in 2006. Excluding these non-recurring items, total services expense in 2006 as a percentage of total services revenue was approximately 65.0%, compared to approximately 60.0% of total services revenue for the same period in 2005.

Transaction Services Expense

Transaction related expense increased $15.9 million, or 58.4%, for the year ended December 31, 2006, compared to the same period in 2005 due to an increase of $11.5 million in compensation related costs and $4.4 million in operating and administrative expense.

Compensation costs increased $11.5 million, or 90.2%, to $24.3 million for the year ended December 31, 2006, compared to $12.8 million for the same period in 2005 and included an increase of $6.1 million in salary related costs, $3.0 million in bonuses and $1.8 million in stock compensation expense. The increase in salary related costs included an additional $552,000 as a direct result of hiring additional personnel in preparing for strategic initiatives for 2006 and 2007, including NNN Apartment REIT, Inc. and NNN Healthcare/Office REIT, Inc. as well as our Strategic Office Fund I, L.P., with an overall increase of approximately 45.0% in full-time equivalent employees. As of December 31, 2006, there were approximately 202 full-time equivalent employees associated with transaction related services, compared to 141 as of December 31, 2005.

Operating and administrative expense increased by $4.4 million, or 30.4%, to $19.0 million for the year ended December 31, 2006, compared to $14.5 million for the same period in 2005, primarily due to $4.0 million in non-recurring credits granted to investors in the fourth quarter of 2006, $1.6 million in documentary and transfer taxes and closing and other transaction related costs that we agreed to pay for programs we sponsored, $1.4 million of which was related to one of our programs in the last half of 2006, $720,000 in incentive fees associated with the disposition of properties, $624,000 in rent expense due to leasing additional space in our corporate headquarters building and $1.3 million in other transaction related costs due to our overall growth as we prepare our strategic platform related to our new programs such as NNN Apartment REIT and NNN Healthcare/Office REIT, as well as our Strategic Office Fund I, L.P. These increases were partially offset by a decrease of $4.0 million, or 36.8%, in OMEA related costs. The OMEA fees earned from the offerings are used to pay legal and formation costs as well as marketing related costs associated with these programs.

Management Services Expense

Management services related expense increased $3.0 million, or 10.3%, to $32.7 million for the year ended December 31, 2006, compared to $29.6 million for the same period in 2005, primarily due to an increase of $7.1 million in compensation related costs, offset by a decrease of $4.1 million in operating and administrative expense.

Compensation costs increased $7.1 million, or 42.3%, to $23.9 million for the year ended December 31, 2006, compared to $16.8 million for the same period in 2005 and included an increase of $3.1 million in salary related costs, $2.0 million in bonus and $1.8 million in stock compensation expense. The increase in salary related costs included an additional $544,000 as a direct result of hiring additional personnel in preparing for strategic initiatives for 2006 and 2007, including NNN Apartment REIT and NNN Healthcare/Office REIT, as well as our Strategic Office Fund I, L.P., with an overall increase of approximately 16.0% in full-time equivalent employees. As of December 31, 2006 there were approximately 216 full-time equivalent employees associated with management related services, compared to 186 as of December 31, 2005.

Operating and administrative expense decreased $4.1 million, or 31.5%, to $8.8 million for the year ended December 31, 2006, compared to $12.9 million for the same period in 2005, primarily due to a $4.0 million decrease in bad debt expense and $427,000 in operating expense, partially offset by an increase of $524,000 in rent expense due to leasing additional space in our corporate headquarters building.

Dealer-Manager Services Expense

As a result of the completion of the acquisition of Capital Corp. on December 14, 2006, we incurred $559,000 in dealer-manager expense from the acquisition date through December 31, 2006.

Other Operating Expense

Other operating expense increased $3.6 million, or 20.6%, to $20.8 million for the year ended December 31, 2006, compared to $17.3 million for the same period in 2005. The net increase was primarily due to $5.2 million, or 117.5%, in rental related expense attributable to a Colorado property acquired from investors in one of our TIC programs and rental related costs under leases with third parties which commenced in the second half of 2005. Also contributing to the increase was $4.6 million, or 287.1%, in interest expense primarily due to a $2.0 million prepayment penalty associated with the early redemption of the $27.5 million participating loan credit agreement with Wachovia Bank entered into in September 2006 and repaid with the proceeds from our 144A private equity offering as well as $1.0 million in interest on this participating loan, $666,000 for a full year of interest associated with notes payable on the acquired Colorado property, and a $544,000 prepayment penalty for the early redemption of the $6.1 million redeemable preferred liability. These increases were partially offset by a decrease of $4.6 million, or 117.9%, in reserves and other, which consisted of a $2.9 million charge in June 2005 as a result of the reduced valuation of the Colorado property and a reduction of $700,000 in Triple Net Properties’ loss contingency related to the SEC investigation. As of December 31, 2006, $300,000 was accrued by Triple Net Properties and $300,000 was accrued by Capital Corp., compared to $1.0 million accrued by Triple Net Properties as of December 31, 2005. Other decreases in operating expense included $1.1 million in general and administrative costs and $739,000 in depreciation and amortization expense.

Operating Income

Operating income (operating revenue minus operating expense) for the year ended December 31, 2006 of $11.0 million was 10.1% of total revenue, compared to $18.6 million, or 20.1% of total revenue, for the year ended December 31, 2005. The lower year-over-year operating income was a result of non-recurring items and one time expenses that primarily resulted from the completion of our 144A private equity offering and formation transaction.

During 2006, we incurred approximately $15.0 million in non-recurring items and one time expenses that primarily resulted from the completion of our 144A private equity offering and formation transactions, as well as a reduction of disposition fees of $410,000 as a result of amortizing the identified intangible contract rights associated with the acquisition of Realty, compared to $5.0 million in non-recurring items in 2005 due to expenses associated with the SEC investigation. Excluding these non-recurring items, operating income was $26.4 million, an increase of $2.8 million, or 11.8%, in 2006, compared to $23.7 million for the same period in 2005.

The following table reconciles operating income adjusted for non-recurring items to operating income:

	Year Ended December 31,
(In thousands)	2006	2005

Operating income	$10,972	$18,644
Non-recurring items:
Non-recurring credits granted to investors in three programs, which reduced revenue	2,539	—
Additional non-recurring credits granted to investors in three programs, which resulted in additional expense	3,978	—
Documentary/transfer taxes and other closing costs that we paid for programs we sponsored	1,646	—
Stock based-compensation and bonus acceleration due to private equity offering transaction	3,181	—
Prepayment penalty and acceleration of financing fee due to early redemption of Wachovia Bank loan	2,666	—
Prepayment penalty for early redemption of redeemable preferred liability	544	—
Other non-recurring costs	450	—
Costs associated with the SEC investigation and other non-recurring costs	710	4,019
Reserves and other	(700)	1,000

	15,014	5,019
Amortization expense associated with intangible contract rights due to acquisition of Realty	410

Total non recurring items	15,424	5,019

Operating income adjusted for non-recurring items	$26,396	$23,663

Discontinued Operations

During 2006, we acquired four properties to resell to one of our sponsored programs, one of which was resold to a joint venture in 2006 whereby we retained 10% of the ownership interests, and two were placed into our sponsored NNN Healthcare/Office REIT, Inc. in the first quarter 2007. In accordance with SFAS No. 144, for the year ended December 31, 2006, discontinued operations included the net income (loss) of one property and its associated LLC entity resold to a joint venture and three properties and their associated LLC entities classified as held for sale as of December 31, 2006 (See Note 21 — Discontinued Operations of the Notes to Consolidated Financial Statements).

Income Tax Benefit

We recognized a tax benefit of $4.2 million for the year ended December 31, 2006. Effective with the close of our 144A private equity offering, Triple Net Properties became our wholly-owned subsidiary, which caused a change in Triple Net Properties’ tax status from a non-taxable partnership to a taxable C corporation. The change in tax status required us to recognize an income tax benefit of $2.9 million for the future tax effects attributable to temporary differences between GAAP basis and tax accounting principles as of the effective date of November 15, 2006.

Net Income

As a result of the above items, net income decreased $2.0 million to $16.1 million for the year ended December 31, 2006, compared to net income of $18.1 million for the same period in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following summarizes comparative results of operations for the periods indicated.

	Year Ended
	December 31,		Change
(In thousands)	2005(1)	2004(1)	$	%

Services Revenue
Transaction	$56,036	$43,189	$12,847	29.7%
Management	31,089	21,711	9,378	43.2

Total services revenue	87,125	64,900	22,225	34.2

Other Revenue
Rental revenue	3,753	—	3,753	—
Interest income	1,981	2,311	(330)	(14.3)

Total other revenue	5,734	2,311	3,423	148.1

Services Expense
Transaction
Compensation costs	12,756	8,419	4,337	51.5
Operating and administrative	14,533	16,684	(2,151)	(12.9)

Total transaction	27,289	25,103	2,186	8.7

Management
Compensation costs	16,789	11,081	5,708	51.5
Operating and administrative	12,859	10,797	2,062	19.1

Total management	29,648	21,878	7,770	35.5

Total services expense	56,937	46,981	9,956	21.2

Other Operating Expense
General and administrative	4,427	890	3,537	397.4
Depreciation and amortization	2,825	1,292	1,533	118.7
Rental related expense	4,469	—	4,469	—
Interest expense	1,611	1,583	28	1.8
Reserves and other	3,912	—	3,912	—
Loss on disposal of property and equipment	34	36	(2)	(5.6)
Impairment loss on land held for sale	—	300	(300)	(100.0)

Total other operating expense	17,278	4,101	13,177	321.3

Operating Income	18,644	16,129	2,515	15.6

Other Income (Expense)
Equity (losses) in earnings of unconsolidated entities	(520)	4	(524)	(13,100.0)
Other	—	114	(114)	(100.0)

Total other (expense) income	(520)	118	(638)	(540.7)

Net Income	$18,124	$16,247	$1,877	11.6%

(1)	Includes operating results of Triple Net Properties.

Revenue

Transaction Services

The $12.8 million, or 29.7%, increase in transaction related fees was primarily due to an increase of $9.7 million, or 35.4%, in acquisition fees, an increase of $3.8 million, or 174.7%, in loan advisory fees associated with arranging financing for the properties acquired and $338,000 in OMEA fees, partially offset by a $1.1 million decrease in acquisition fees primarily due to NNN 2003 Value Fund LLC closing its offering in October 2004.

The increase in disposition fees of $9.7 million, or 35.4%, was primarily due to an $8.1 million, or 533.2%, increase in disposition fees realized from the sales of properties with $9.6 million in disposition fees realized from the disposition of 28 properties in 2005, compared to $1.5 million realized from the disposition of nine properties in 2004. Disposition fees as a percentage of aggregate sales price (excluding 5 properties sold in 2005 and 1 property sold in 2004 for which we waived the entire amount of the disposition fee) was 1.6% for the year ended December 31, 2005, compared to 1.5% for the same period in 2004.

Also contributing to this increase was $1.6 million in acquisition fees realized from the acquisition of real estate assets primarily due to acquiring properties with greater aggregate acquisition costs in 2005 compared to 2004. During 2005, we acquired 40 properties on behalf of our sponsored programs for an approximate aggregate total of $1.6 billion, compared to 41 properties for an approximate aggregate total of $1.3 billion in 2004. Acquisition fees as a percentage of aggregate acquisition price were 1.8% for the year ended December 31, 2005, compared to 2.0% for same period in 2004.

Transaction services revenue increased $12.8 million, or 29.7%, to $56.0 million during 2005. Transaction services revenue was relatively consistent with 2004 as a percentage of total services revenue (64.3% in 2005 compared to 66.5% in 2004). The increase in transaction revenue was primarily due to an increase in the average purchase price of the properties acquired on behalf of we sponsored programs, which nearly doubled in 2005.

Management Services

The $9.4 million, or 43.2%, increase in management services was primarily due to an increase of $7.0 million, or 35.5%, in property and asset management fees to $26.8 million for the year ended December 31, 2005, compared to $19.7 million for the same period in 2004. The increase in property management fees was primarily due to an increase in the number of the properties managed in 2005. For the year ended December 31, 2005, an average of 120 properties was managed, with total square footage averaging approximately 22.9 million for properties under management, compared to an average of 94 properties, with total square footage averaging approximately 16.9 million for properties under management, for the year ended December 31, 2004. Property and asset management fees per average square foot were $1.17 for the year ended December 31, 2005 compared to $1.17 for the same period in 2004.

Also contributing to the increase in management services was $973,000 in other fees earned from managing the assets or property and $600,000 in loan refinancings for properties under management.

Management revenue increased $9.4 million, or 43.2%, to $31.1 million for the year ended December 31, 2005, compared to $21.7 million in 2004. Management services revenue in 2005 was relatively consistent with 2004 as a percentage of total services revenue (35.7% in 2005 compared to 33.5% in 2004).

Other Revenue

Rental Revenue.  Rental revenue increased to $3.8 million for the year ended December 31, 2005, compared to $0 for the same period in 2004, primarily due to the acquisition of a property and rents received under leases with third parties in the second half of 2005.

Interest Income.  Interest income decreased $330,000, or 14.3%, to $2.0 million for the year ended December 31, 2005, compared to $2.3 million earned for the same period in 2004.

Expense

Total services expense increased $10.0 million, or 21.2%, to $57.0 million for the year ended December 31, 2005. Total services expense in 2005 decreased as a percentage of total services revenue to 65.4%, compared to 72.4% of total services revenue for the same period in 2004.

Transaction Services Expense

Compensation costs increased $4.3 million, or 51.5%, to $12.8 million for the year ended December 31, 2005 from $8.4 million in for the same period in 2004, primarily due to hiring key executives and additional employees to develop our infrastructure and in preparing for strategic initiatives. As of December 31, 2005, there were approximately 141 full-time equivalent employees associated with transaction related services, compared to 109 at December 31, 2004.

Operating and administrative expense decreased $2.2 million, or 12.9%, to $14.5 million in 2005, compared to $16.7 million in 2004, primarily due to $2.2 million in costs associated with a program that was terminated in 2004.

Management Services Expenses

Compensation costs increased $5.7 million, or 51.5%, to $16.8 million for the year ended December 31, 2005 from $11.1 million for the same period in 2004, primarily due to hiring additional employees to develop our infrastructure and in preparing for strategic initiatives. As of December 31, 2005, there were approximately 186 full-time equivalent employees associated with management related services, compared to 144 at December 31, 2004.

Operating and administrative expense increased $2.1 million, or 19.1%, to $12.9 million for the year ended December 31, 2005, compared to $10.8 million for the same period in 2004, primarily due to write-offs of uncollectible advances to seven properties.

Other Operating Expense

The increase in other operating expense of $13.2 million, or 321.3%, was primarily due to costs associated with the SEC investigation, including legal and other professional fees, which increased $3.4 million, or 578.8%, to $4.0 million for the year ended December 31, 2005, compared to $592,000 for the same period in 2004. Also contributing to the increase was a $1.0 million loss contingency accrued pending the outcome of the SEC investigation, a $2.9 million valuation charge associated with a Colorado property acquired from investors in one of our TIC programs in 2005 and $4.5 million in rental related expense.

Depreciation and amortization expense increased $1.5 million, or 118.7%, to $2.8 million in 2005, compared to $1.3 million in 2004, primarily due to a change in the estimated life of computer equipment to more accurately reflect the assets’ service life of 3 years from 5 years.

Operating Income

Operating income for the year ended December 31, 2005 of $18.6 million was 20.1% of total revenue, compared to $16.1 million, or 24.0% of total revenue, for the year ended December 31, 2004. The increase in operating income was a result of an increase in volume of activity, the average purchase price of the properties acquired on behalf of our sponsored programs and a reduction in services expense as a percentage of services revenue. The decline in operating income as a percentage of revenue was primarily attributable to costs associated with the SEC investigation and a valuation charge associated with a property acquired from investors in 2005.

Net Income

As a result of the above items, net income increased $1.9 million, or 11.6%, to $18.1 million for the year ended December 31, 2005, compared to $16.2 million for the same period in 2004.

Liquidity and Capital Resources

Current Sources of Capital and Liquidity

We seek to create and maintain a capital structure that allows for financial flexibility and diversification of capital resources. Primary sources of liquidity to fund distributions are from retained earnings and borrowings under a line of credit.

Primary uses of cash are to fund deposits for the acquisitions of properties on behalf of our investors and to fund distributions to our stockholders.

We believe that we will have sufficient capital resources to satisfy our liquidity needs over the next twelve-month period. We expect to meet our short-term liquidity needs, which may include principal repayments of debt obligations, capital expenditures and distributions to stockholders, through retained earnings and borrowings under our $25.0 million line of credit with LaSalle Bank, N.A.

In September 2006, we entered into a $10.0 million revolving line of credit with LaSalle Bank, N.A. to replace our then existing $8.5 million revolving line of credit with Bank of America, N.A. This line of credit consists of $7.5 million for use in property acquisitions and $2.5 million for general corporate purposes and bears interest at either prime rate plus 0.50% or three-month LIBOR plus 3.25%, at our option, on each drawdown, and matures in March 2008. On September 15, 2006, we repaid this LaSalle line of credit in full with proceeds from our Wachovia loan described below.

In September 2006, we entered into a $27.5 million participating loan credit agreement with Wachovia Bank, N.A. The facility’s fixed interest was 6.0% per year plus a contingent interest equal to 24.9% of our adjusted net income for each period, less any amount of fixed interest paid in such period, with a maturity date in April 2016. All amounts outstanding under this facility were repaid in full in November 2006 with the proceeds from our 144A private equity offering.

In November 2006, we completed a 144A private equity offering in which we raised approximately $146.0 million in net proceeds. We used $31.2 million of these proceeds to repay in full all amounts outstanding under our participating loan credit agreement with Wachovia Bank N.A. and to fund certain cash costs in connection with our formation transactions. We are applying the remaining proceeds to fund:

•	short-term bridge lending to facilitate the closing of new TIC transactions;

•	co-investment requirements of our Strategic Office Fund I, L.P. or other co-investment opportunities that may arise;

•	asset purchases prior to reselling such assets to one of our programs, such as a TIC program or a public non-traded REIT or to institutional funds or joint ventures; and

•	general corporate purposes.

In February 2007, we entered into a $25.0 million revolving line of credit with LaSalle Bank, N.A. This line of credit consists of $10.0 million for use in property acquisitions and $15.0 million for general corporate purposes and bears interest at either prime rate or three-month LIBOR plus 1.50%, at our option, on each drawdown, and matures in February 2010. As of March 31, 2007, there were no amounts outstanding under this facility.

Long-Term Liquidity Needs

We expect to meet our long-term liquidity requirements, which may include investments in various real estate investor programs and institutional funds, through retained cash flow, borrowings under our line of credit, additional long-term secured and unsecured borrowings and proceeds from the potential issuance of debt or equity securities.

Factors That May Influence Future Sources of Capital and Liquidity

On September 16, 2004, Triple Net Properties learned that the SEC Los Angeles Enforcement Division, or the SEC Staff, is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC staff requested information from Triple Net Properties relating to disclosure in public and private securities offerings sponsored by Triple Net Properties and its affiliates prior to 2005, or the Triple Net Properties securities offerings. The SEC also requested information from Capital Corp., the dealer-manager for the Triple Net Properties securities offerings. The SEC requested financial and other information regarding the Triple Net Properties securities offerings and the disclosures included in the related offering documents from each of Triple Net Properties and Capital Corp. Triple Net Properties and Capital Corp. believe they have cooperated fully with the SEC Staff’s investigation.

Based on these negotiations, management believes that the conclusion to this matter will not result in a material adverse affect to our results of operations, financial condition or ability to conduct our business, and management has accrued a loss contingency of $600,000 at December 31, 2006 on behalf of Triple Net Properties and Capital Corp. on a consolidated basis, compared to $1.0 million accrued by Triple Net Properties for the same period in 2005.

To the extent that we pay the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of this matter, Anthony W. Thompson, our founder and Chairman, has agreed to forfeit to us up to 1,210,000 shares of our common stock. In connection with this arrangement, we have entered into an escrow agreement with Mr. Thompson and an independent escrow agent, pursuant to which the escrow agent holds these 1,210,000 shares of our common stock that are otherwise issuable to Mr. Thompson in connection with our formation transactions to secure Mr. Thompson’s obligations to us. Mr. Thompson’s liability under this arrangement will not exceed the value of the shares in the escrow.

Certain non-recurring credits were granted to investors in some of our programs, which reduced revenue by $2.5 million in the third quarter of 2006. In October 2006, certain non-recurring credits were also granted to investors in some of our TIC programs, which resulted in an expense of $3.6 million in the fourth quarter of 2006. Our offering materials for our TIC programs generally disclose the possibility that we might offer waivers and credits for specific types of fees on a selective basis to some, but not all, TIC investors, but they have not disclosed all of the categories of fees for which we have actually provided credits. As a result, investors in these programs who did not receive the waivers or credits could bring claims against us.

Although Realty was required to have real estate licenses in all of the states in which it acted as a broker for our programs and received real estate commissions, Realty did not hold a license in certain of those states when it earned fees for those services. In addition, almost all of Triple Net Properties’ revenue was based on an arrangement with Realty to share fees from our programs. Triple Net Properties did not hold a real estate license in any state, although most states in which properties of our programs were located may have required Triple Net Properties to hold a license in order to share fees. As a result, we may be subject to penalties, such as fines (which could be a multiple of the amount received), restitution payments and termination of management agreements, and to the suspension or revocation of Realty’s real estate broker licenses. To the extent that we incur any liability arising from the failure to comply with real estate broker licensing requirements in certain states, Anthony W. Thompson, Louis J. Rogers and Jeffrey T. Hanson have agreed to forfeit to us up to an aggregate of 4,686,500 shares of our common stock. In addition, Mr. Thompson has agreed to indemnify us, to the extent the liability incurred by us for such matters exceeds the deemed $46,865,000 value of these shares, up to an additional $9,435,000 in cash. The above indemnifications expire on November 16, 2009.

Commitments, Contingencies and Other Contractual Obligations

Contractual Obligations

The following table summarizes contractual obligations as of December 31, 2006 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods. This table does not reflect any available extension options.

	Payments Due by Period
	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years
(In thousands)	2007	(2008-2009)	(2010-2011)	(After 2011)	Total

Principal — unsecured debt	$91	$262	$180	$—	$533
Interest — unsecured debt	23	40	8	—	71
Principal — properties held for investment	4,400	—	—	—	4,400
Interest — properties held for investment	88	—	—	—	88
Principal — properties held for sale	46,906	—	—	—	46,906
Interest — properties held for sale	1,453	—	—	—	1,453
Principal — participating notes	—	—	10,263	—	10,263
Interest — participating notes	1,404	2,849	2,370	—	6,623
Operating lease obligations — leaseco	5,232	10,464	10,464	18,781	44,941
Operating lease obligations — general	2,927	4,975	4,573	2,512	14,987
Capital lease obligations	184	342	59	—	585

Total	$62,708	$18,932	$27,917	$21,293	$130,850

Off-Balance Sheet Arrangements.  From time to time we provide certain guarantees of loans for properties under management. As of December 31, 2006, there were 107 loans for properties under management that were guaranteed, with approximately $2.5 billion in total principal outstanding secured by properties with a total aggregate purchase price of approximately $3.4 billion. Substantially all of the approximate $2.4 billion total principal outstanding guaranteed was non-recourse/carve-out guarantees, and of this amount, $26.4 million was in the form of mezzanine debt and $28.7 million was other full/partial recourse guarantees. From time to time we provide guarantees of loans for properties under management. If we are called upon to satisfy a substantial portion of these guarantees, our operating results and financial condition could be materially harmed. Management evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability.

Cash Flow

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net cash provided by operating activities decreased $8.3 million to $15.2 million for the year ended December 31, 2006, compared to net cash provided by operating activities of $23.5 million for the same period in 2005. The decrease was primarily due to cash provided by net income of $16.1 million adjusted for non-cash reconciling items, the most significant of which was a $4.9 million tax benefit primarily due to the establishment of deferred tax accounts for Triple Net Properties in order to convert from a non-taxable partnership to a taxable C corporation on November 16, 2006, and $2.6 million in receivables from related parties which primarily consisted of property management fees and lease commissions owed Realty.

Net cash used in investing activities increased $21.9 million for the year ended December 31, 2006 to $57.1 million, compared to net cash used in investing activities of $35.2 million for the same period in 2005. The increase was primarily due to $7.4 million, net of cash acquired, for the acquisition of Realty and Capital Corp. in 2006, funds used for asset purchases of our sponsored programs, which included $10.0 million to our public non-traded NNN Apartment REIT, $80.6 million for our properties/intangible assets held for sale to facilitate the reselling of such assets to one of our TIC programs, our public non-traded NNN Healthcare Office REIT and a joint venture, partially offset by $31.7 million in proceeds from the sale of one of these properties to a joint venture. Other uses of cash included $15.9 million used for real estate deposits and preacquisition costs, offset by $33.8 million in proceeds from collection of real estate deposits and preacquisition costs. We also invested $2.4 million in marketable equity securities in 2006.

Net cash provided by financing activities increased $133.3 million to $143.6 million for the year ended December 31, 2006, compared to $10.3 million for the same period in 2005. The increase was primarily due to net proceeds of $146.0 million received from the issuance of common stock through the 144A private equity offering in November 2006, proceeds from issuance of our NNN Collateralized Senior Notes, LLC of $10.3 million, proceeds of $71.1 million from issuance of mortgage loans payable secured by properties held for sale, offset by $24.2 million in repayments of mortgage loans payable secured by properties held for sale. The net increase was partially offset by $28.1 million in distributions to common unit members of Triple Net Properties, the repayment of amounts outstanding under our line of credit with Bank of America of $8.5 million, and $12.3 million in repayments of notes payable primarily due to the repayment of $11.3 million in mezzanine debt on NNN 3500 Maple, LLC in 2006, and $5.5 million for the early redemption of Triple Net Properties redeemable preferred membership units in September 2006.

As a result of the above, cash and cash equivalents increased $101.7 million for the year ended December 31, 2006 to $102.2 million as of December 31, 2006, compared to $548,000 as of December 31, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net cash provided by operating activities increased $6.3 million to $23.5 million for the year ended December 31, 2005, compared to net cash provided by operating activities of $17.2 million for the year ended December 31, 2004. The increase was primarily due to cash provided by net income of $18.1 million, a higher deferral of payments of $8.8 million to third parties for services provided to us, partially offset by lower collections of accounts receivables from related parties of $9.2 million.

Net cash used in investing activities increased $22.2 million to $35.2 million for the year ended December 31, 2005, compared to net cash used in investing activities of $13.0 million for the year ended December 31, 2004. The increase was primarily due to cash used for real estate deposits and preacquisition costs of $20.1 million for the year ended December 31, 2005, compared to $5.5 million in 2004.

Net cash provided by financing activities increased $17.9 million to $10.3 million for the year ended December 31, 2005, compared to net cash used in financing activities of $7.6 million for the year ended December 31, 2004. The increase was primarily due to the issuance of $17.2 million in notes payable in 2005.

As a result of the above, cash and cash equivalents decreased $1.4 million for the year ended December 31, 2005 to $548,000 as of December 31, 2005, compared to $1.9 million as of December 31, 2004.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our earnings are affected by changes in short-term interest rates as a result of the variable interest rates incurred on our line of credit. Our $25.0 million line of credit debt obligation is secured by our assets, bears interest at the bank’s prime rate or three month LIBOR plus 1.50%, at our option, and matures in February 2010. As of March 31, 2007, we had no outstanding balance on this line of credit. Since interest payments on this obligation will increase if interest rate markets rise, or decrease if interest rate markets decline, we are subject to cash flow risk related to this debt instrument if amounts are drawn under the line of credit.

Additionally, our earnings are affected by changes in short-term interest rates as a result of the variable interest rate incurred on the mezzanine portion of the outstanding mortgages on our real estate held for sale. As of December 31, 2006, the outstanding principal balance on these debt obligations was $15.3 million, with a weighted average interest rate of 9.45% per annum. Since interest payments on these obligations will increase if interest rate markets rise, or decrease if interest rate markets decline, we are subject to cash flow risk related to these debt instruments. As of December 31, 2006, for example, a 0.5% increase in interest rates would have increased our overall annual interest expense by $8,000, or 3.9%. This sensitivity analysis contains certain simplifying assumptions, for example, it does not consider the impact of changes in prepayment risk.

During the fourth quarter of 2006, we entered into several interest rate lock agreements with commercial banks aggregating to approximately $400.0 million, with interest rates ranging from 6.15% to 6.19% per annum as of December 31, 2006. We paid $2.0 million in refundable deposits in connection with these agreements, which will be refunded if the total available loan amount is utilized for property purchases. If the total available loan amount is not utilized, then some of the deposits will be forfeited.

We do not utilize financial instruments for trading or other speculative purposes, nor do we utilize leveraged financial instruments.

NNN REALTY ADVISORS, INC.

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2006

The following unaudited pro forma condensed combined consolidated statement of operations is based on the Company’s historical consolidated financial statements and give effect to the acquisitions of Realty and Capital Corp. as if they had occurred on January 1, 2006. The following unaudited pro forma condensed combined consolidated balance sheet is based on NNN Realty Advisors’ historical consolidated balance sheet and gives effect to the acquisition of four properties (described in the notes to the unaudited proforma condensed combined consolidated balance sheet) as of December 31, 2006.

The accompanying unaudited pro forma condensed combined financial statements are presented for information purposes only and are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to represent what our results of operations or financial position actually would have been had the acquisitions and the related transactions in fact occurred on the dates specified, nor purport to project our results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the acquisitions and the related transactions. In addition, the unaudited pro forma condensed combined consolidated balance sheet includes pro forma allocations of the purchase price of the noted properties based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisition of each property and are subject to change. In management’s opinion, all adjustments necessary to reflect the transactions have been made.

NNN REALTY ADVISORS, INC.

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED BALANCE SHEET
As of December 31, 2006

The following unaudited pro forma condensed combined consolidated balance sheet is presented for illustrative purposes only, and is not necessarily indicative of the financial position that would have been realized had each property been acquired by us as of December 31, 2006. The pro forma condensed combined consolidated balance sheet is qualified in its entirety by reference to and should be read in conjunction with the historical December 31, 2006 consolidated financial statements of NNN Realty Advisors, Inc. included elsewhere in this document. In management’s opinion, all adjustments necessary to reflect the transactions have been made.

The accompanying unaudited pro forma condensed combined consolidated balance sheet is unaudited and subject to a number of estimates, assumptions, and other uncertainties, and does not purport to be indicative of the actual financial position that would have occurred had the acquisitions reflected therein in fact occurred on the dates specified, nor does such balance sheet purport to be indicative of the financial position that may be achieved in the future. In addition, the unaudited pro forma condensed combined consolidated balance sheet includes pro forma allocations of the purchase price of the noted properties based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisitions and are subject to change.

NNN REALTY ADVISORS, INC

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED BALANCE SHEET
As of December 31, 2006

	(a)	(b)	(c)	(d)	(e)	(f)
	NNN Realty	Pro Forma	200	Hunter	Three	Parkway	Pro Forma
	Advisors	Adjustments	Galleria	Plaza	Resource	400	Combined
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$102,226	$(60,683)	$511	$117	$150	$—	$42,321
Restricted cash/reserves	4,009	—	8,711	567	1,423	3,613	18,323
Investment in marketable securities	2,334	—	—	—	—	—	2,334
Accounts receivable from related parties — net	28,843	—	81	243	12	245	29,424
Advances to related parties — net	9,668	—	—	—	—	—	9,668
Notes receivable from related party — net	10,008	—	—	—	—	—	10,008
Real estate deposits and preacquisition costs	17,169	—	—	—	—	—	17,169
Prepaid expenses and other assets	3,420	—	142	19	15	—	3,596
Properties held for sale	40,260	—	67,703	24,470	19,181	27,944	179,558
Identified intangible assets held for sale — net	9,333	—	14,374	8,299	4,659	7,595	44,260

Total current assets	227,270	(60,683)	91,522	33,715	25,440	39,397	356,661
Investments in unconsolidated entities	11,413	—	—	—	—	—	11,413
Properties held for investment — net	3,835	—	—	—	—	—	3,835
Property and equipment — net	4,123	—	—	—	—	—	4,123
Goodwill	60,183	—	—	—	—	—	60,183
Identified intangible assets — net	20,306	—	—	—	—	—	20,306
Other assets — net	913	—	—	—	—	—	913

Total assets	$328,043	$(60,683)	$91,522	$33,715	$25,440	$39,397	$457,434

LIABILITIES, MINORITY INTEREST AND MEMBERS’ AND STOCKHOLDERS’ EQUITY
LIABILITIES
Lines of credit	$—	$—	$—	$—	$—	$—	$—
Accounts payable and accrued expenses	33,601	—	830	419	141	293	35,284
Due to related parties	4,095	—	—	—	—	—	4,095
Current portion of capital lease obligations	184	—	—	—	—	—	184
Current portion of notes payable	4,491	—	—	—	—	—	4,491
Current portion of participating notes	—	—	—	—	—	—	—
Mortgage loans payable secured by properties held for sale	46,906	—	60,000	22,500	16,250	25,500	171,156
Liabilities of properties held for sale — net	595	—	543	2,321	150	242	3,851
Other liabilities	726	—	—	—	—	—	726

Total current liabilities	90,598	—	61,373	25,240	16,541	26,035	219,787
Participating notes	10,263	—	—	—	—	—	10,263
Notes payable	442	—	—	—	—	—	442
Capital lease obligations	401	—	—	—	—	—	401
Redeemable preferred liability	—	—	—	—	—	—	—
Deferred tax liability	3,184	—	—	—	—	—	3,184

Total Liabilities	104,888	—	61,373	25,240	16,541	26,035	234,077
COMMITMENTS AND CONTINGENCIES (Note 22)
MINORITY INTEREST	1,211	—	—	—	—	—	1,211
MEMBERS’ AND STOCKHOLDERS’ EQUITY
Common stock	423	—	—	—	—	—	423
Members capital	—	(60,683)	29,903	8,528	8,843	13,409	—
Additional paid in capital	212,635	—	—	—	—	—	212,635
Retained earnings	8,912	—	246	(53)	56	(47)	9,114
Accumulated other comprehensive loss	(26)	—	—	—	—	—	(26)

Total members’ and stockholders’ equity	221,944	(60,683)	30,149	8,475	8,899	13,362	222,146

Total liabilities, minority interest and members’ and stockholders’ equity	$328,043	$(60,683)	$91,522	$33,715	$25,440	$39,397	$457,434

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

NNN REALTY ADVISORS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED BALANCE SHEET
As of December 31, 2006

(a) Presents the historical consolidated balance sheet of NNN Realty Advisors, Inc. as of December 31, 2006.

(b) The pro forma adjustment assumes the cash proceeds from our 144A private equity offering were used to partially fund the acquisitions of the 200 Galleria, Hunter Plaza, Three Resource and Parkway 400 properties as of December 31, 2006

(c) The acquisition of the 200 Galleria property is presented as if it closed on December 31, 2006 with a mortgage loan secured by the property of $60.0 million, the assumption of operating liabilities of $1.0 million and cash of $30.0 million. In addition, the assets acquired are reflected on a discontinued operations basis consistent with management’s intent to hold such property for sale.

(d) The acquisition of the Hunter Plaza property is presented as if it closed on December 31, 2006 with a mortgage loan secured by the property of $23.0 million, the assumption of operating liabilities of $3.0 million and cash of $9.0 million. In addition, the assets acquired are reflected on a discontinued operations basis consistent with management’s intent to hold such property for sale.

(e) The acquisition of the Three Resource property is presented as if it closed on December 31, 2006 with a mortgage loan secured by the property of $16.0 million and acquired cash of $9.0 million. In addition, the assets acquired are reflected on a discontinued operations basis consistent with management’s intent to hold such property for sale.

(f) The acquisition of the Parkway 400 property is presented as if it closed on December 31, 2006 with a mortgage loan secured by the property of $26.0 million, the assumption of operating liabilities of $1.0 million and cash of $13.0 million. In addition, the assets acquired are reflected on a discontinued operations basis consistent with management’s intent to hold such property for sale.

NNN REALTY ADVISORS, INC.

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

The following unaudited pro forma condensed combined consolidated statement of operations of NNN Realty Advisors, Inc. for the year ended December 31, 2006 gives effect to the acquisition of Realty and Capital Corp. and the sale of 16,000,000 shares of our common stock in our 144A private equity offering at $10.00 per share as if they had occurred on January 1, 2006.

The accompanying unaudited pro forma condensed combined consolidated statement of operations is unaudited and is presented for informational purposes only and does not purport to represent what our results of operations actually would have been had all or any of the transactions above in fact occurred on the date specified, nor does the information purport to project our results of operations for any future period or at any future date.

The pro forma condensed combined consolidated statement of operations (including notes thereto) is qualified in its entirety by reference to and should be read in conjunction with the historical December 31, 2006 consolidated financial statements of NNN Realty Advisors, Inc. included elsewhere in this document. In management’s opinion, all adjustments necessary to reflect the transactions have been made.

NNN REALTY ADVISORS, INC.

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

	(a)	(b)	(c)
	Company	Realty	Capital Corp.	Pro Forma		Pro Forma
(In thousands, except share and per share data)	Historical	Adjustments	Adjustments	Adjustments		Combined
SERVICES REVENUE
Transaction	$56,885	$10,980	$—	$(2,628	)(d)	$65,237
Management	38,644	215	—	—		38,859
Dealer-manager	722	—	18,417	—		19,139

Total service revenue	96,251	11,195	18,417	(2,628)		123,235

OTHER REVENUE
Rental Revenue	9,224	—	—	—		9,224
Interest Income	2,828	124	—	—		2,952
Other	3	—	—	—		3

Total other revenue	12,055	124	—	—		12,179

TOTAL REVENUE	108,306	11,319	18,417	(2,628)		135,414

SERVICES EXPENSE
Transaction
Compensation costs	24,268	3,128	—	674	(e)	26,386
				1,031	(f)
				(2,715	)(g)
Operating and administrative	18,958	54	—	—		19,012

Total transaction	43,226	3,182	—	(1,010)		45,398

Management
Compensation costs	23,899	3,080	—	664	(e)	28,658
				1,015	(f)
Operating and administrative	8,805	148	—	—		8,953

Total management	32,704	3,228	—	1,679		37,611

Dealer-manager
Compensation costs	52	—	5,621	(2,128	)(g)	3,545
Operating and administrative	507	—	13,576	—		14,083

Total dealer-manager	559	—	19,197	(2,128)		17,628

Total service expense	76,489	6,410	19,197	(1,459)		100,637

OTHER OPERATING EXPENSE (INCOME)
General and administrative	3,364	272	—	34	(e)	3,722
				52	(f)
Depreciation and amortization	2,086	—	18	—		2,104
Rental related expense	9,718	—	—	—		9,718
Interest expense	6,236	—	—	(544	)(i)	3,029
				(2,663	)(j)
Reserves and other	(700)	—	300	—		(400)
Loss on disposal of property and equipment	141	—	—	—		141

Total other operating expense (income)	20,845	272	318	(3,121)		18,314

OPERATING INCOME	10,972	4,637	(1,098)	1,952		16,463

OTHER INCOME
Equity in earnings of unconsolidated entities	491	—	—	—		491
Interest income	713	33	78	—		824

Total other income	1,204	33	78	—		1,315

Income from continuing operations before minority interest and provision for income taxes	12,176	4,670	(1,020)	1,952		17,778

Minority interest	308	—	—	—		308
Income from continuing operations before provision for (benefit) income taxes	11,868	4,670	(1,020)	1,952		17,470

(Benefit) provision for income taxes	(4,230)	—	(271)	11,374	(h)	6,873

Income from continuing operations	$16,098	$4,670	$(749)	$(9,422)		$10,597

Basic earnings per share from continuing operations					(k)	$0.25

Diluted earnings per share from continuing operations					(k)	$0.25

Weighted average basic shares outstanding					(k)	41,751,407

Weighted average diluted shares outstanding					(k)	41,853,907

See Accompanying Notes to the Unaudited Pro Forma
Condensed Combined Consolidated Statement of Operations

NNN REALTY ADVISORS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

(a) As reported in our accompanying historical consolidated financial statements for the year ended December 31, 2006.

(b) Amounts represent the operations of Realty for the period from January 1, 2006 through November 16, 2006 (the date of its acquisition by NNN Realty Advisors).

(c) Amounts represent the operations of Capital Corp. for the period from January 1, 2006 through December 14, 2006 (the date of its acquisition by NNN Realty Advisors).

(d) As a result of the acquisition of Realty, the contract rights intangible asset was established for future expected disposition fees due Realty on the portfolio of real property under contract, which resulted in a fair value adjustment in purchase accounting in the amount of $19.9 million. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 includes an adjustment for amortization of $2.6 million, charged as a reduction to transaction revenue. During the period of future real property sales, the amortization of the contract rights intangible asset will be applied based on the net relative value of disposition fees realized.

(e) Reflects the compensation expense of $1.4 million (split between transaction, management services and general and administrative) as follows:

(1) $295,000 — For twelve months of vesting of a portion of the 205,000 stock options granted to officers and directors under our employee stock option plan as a result of the completion of our 144A private equity offering, less amounts reflected in historical. One-third of the stock options vest on each of the grant date and the first two anniversaries of the date of grant.

(2) $961,000 — For twelve months of vesting of a portion of the 691,600 stock options granted to employees subsequent to December 31, 2006 under our employee stock option plan as a result of the completion of our 144A private equity offering, less amounts reflected in historical. One-third of the stock options vest on each of the first three anniversaries of the date of grant.

(3) $116,000 — For twelve months of vesting of a portion of the 40,000 shares of restricted stock granted to directors as a result of the completion of our 144A private equity offering, less amounts reflected in historical. This restricted stock award vests in equal thirds on each of the first three anniversaries of the date of grant.

(f) Mr. Thompson and Mr. Rogers have agreed to transfer up to 15.0% of the common stock of Realty they owned to Jeffrey T. Hanson, our Chief Investment Officer, assuming he remains employed by us in equal increments on July 29, 2007, 2008 and 2009. Upon completion of our offering, the 15.0% ownership was subsequently converted to 844,500 shares of our common stock: 633,375 shares from Mr. Thompson and 211,125 shares from Mr. Rogers. Because Mr. Thompson and Mr. Rogers were affiliates of us at the time of such transfers, we recognized a compensation charge. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006, includes a pro forma adjustment for compensation expense of $2.1 million for twelve months of vesting of a portion of the stock award granted to Mr. Hanson, less amounts reflected in historical. One third of the award vests on the first three anniversaries of the date of grant.

(g) This adjustment for the year ended December 31, 2006 (1) eliminates the $2.9 million compensation paid to Mr. Thompson, one of the executive officers of Realty, Capital Corp. and Triple Net Properties, for services provided to Realty and Capital Corp. and includes his $450,000 expected compensation as Chairman of NNN Realty Advisors, and (2) eliminates the $3.6 million compensation of Mr. Rogers, another executive officer of Realty and Triple Net Properties, and includes his $550,000 expected annual compensation that he began receiving after our 144A private equity offering under his new contractual arrangement with NNN Realty Advisors as an executive officer of Triple Net Properties. This adjustment also includes compensation

NNN REALTY ADVISORS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)
For the Year Ended December 31, 2006

of $700,000 of salary and bonus for Mr. Hanson as an executive officer of NNN Realty Advisors under his new contractual arrangement.

(h) Prior to our 144A private equity offering, Triple Net Properties and Realty were treated as a partnership and an S corporation, respectively, for income tax purposes. The unaudited pro forma income tax adjustments presented represents taxes which would have been reported had Triple Net Properties and Realty been subject to federal and state income taxes as C Corporations. The pro forma provision for income taxes for the year ended December 31, 2006 differs from the federal statutory income tax rate of 34.0% due to the following:

(In thousands)

Federal income taxes at the statutory rate	$7,422
State income taxes, net of federal benefit	875
Tax benefit for change in tax status	2,875
Other nondeductible items	202

Total pro forma provision for income tax	$11,374

(i) Reflects the write-off of deferred financing costs of $544,000 relating to the redemption of the redeemable preferred interests of Triple Net Properties.

(j) Reflects the pre-payment penalty and write-off of deferred financing costs of $2.7 million relating to the repayment of the Wachovia participating loan credit agreement.

(k) Pro forma basic earnings per common share gives effect to the conversion of Triple Net Properties’ common member interests into 19,741,407 shares of our common stock as if it had occurred on January 1, 2006, and the issuances of 4,686,500 shares of our common stock for the acquisition of Realty, 1,323,500 shares for the acquisition of Capital Corp., 16,000,000 shares in connection with our offering. Pro forma diluted earnings per common share gives effect to the 615,000 shares of restricted stock granted to directors and officers and 896,600 options granted to officers, directors and employees under the 2006 Long-term Incentive Plan in connection with our offering. The holders of the shares of restricted stock have full voting rights and receive any dividends paid.

BUSINESS

Overview

NNN Realty Advisors is a full-service commercial real estate asset management and services firm. We sponsor real estate investment programs to provide investors with the opportunity to engage in tax-deferred exchanges of real property and to invest in other real estate investment vehicles. We raise capital for these programs through an extensive network of broker-dealer relationships. We also structure, acquire, manage and dispose of real estate for these programs, earning fees for each of these services. We are one of the largest sponsors of tenant in common, or TIC, programs marketed as securities and we also sponsor and advise public non-traded real estate investment trusts, or REITs, and real estate investment funds.

As of December 31, 2006, we provided management services for a diverse portfolio of 152 properties, encompassing over 32 million square feet of office, healthcare office, multi-family and retail properties in 28 states that were purchased for more than $4.3 billion in the aggregate. Since our inception in 1998, we have raised over $2.4 billion of equity capital for our programs from approximately 24,000 investors. For the year ended December 31, 2006, we generated pro forma revenue of $135.4 million, pro forma income from continuing operations of $10.6 million, and pro forma basic and diluted earnings per share of our common stock of $0.25. These pro forma earnings per diluted share numbers reflect pro forma historical income from continuing operations divided by shares outstanding as of December 31, 2006.

Our TIC programs are structured in reliance on Section 1031 of the Internal Revenue Code, which allows for the deferral of gain recognition on the sale of investment or business property if a number of conditions are satisfied. The tax that would otherwise be recognized in a taxable sale is deferred until the replacement property is sold in a taxable transaction. A public non-traded REIT is an SEC-registered REIT that does not list its common stock on a national securities exchange. We register our REIT offerings with the SEC so that we can sell to a large number of investors.

We divide our services into three business segments, transaction services, management services and dealer-manager services.

Transaction services.  Our transaction services consist of providing acquisition, financing and disposition services to our programs. Our fees from these services are usually a percentage of the purchase or sales prices of the real estate assets acquired or disposed of by these programs or, in the case of financing services, of the principal amount of the loan. As of December 31, 2006, we had acquired 214 properties for our programs with an aggregate acquisition purchase price of approximately $5.8 billion, and have disposed of 79 properties for an aggregate sales price of approximately $1.8 billion.

Management services.  Our management services operations consist of managing the properties owned by the programs we sponsor. We also assist our programs in entity-level management services. Our revenue is based on the fees we generate from managing the assets or property, leasing commissions and legal, accounting and administrative services. We are responsible for the asset and property management of all of the properties owned by our programs, but as of December 31, 2006, we had subcontracted the property management of approximately 38.7% of the office, healthcare office and retail properties (based on square footage) and the property management of all of the multi-family properties to third parties. When we subcontract the management of properties to third parties, we retain a portion of the fees paid for such management. As of December 31, 2006, the office, healthcare office and retail properties owned by our programs had an occupancy rate of approximately 85.4% (based on square footage), and the multi-family properties owned by our programs had an occupancy rate of 92.9% (based on number of units).

Dealer-manager services.  We facilitate capital raising transactions for our programs through Capital Corp., our NASD-registered broker-dealer. Capital Corp is registered with the SEC, NASD and all 50 states plus the District of Columbia. Capital Corp. has more than 50 NASD-registered representatives associated with it who act in various capacities, such as wholesale sales, national accounts and sales management, operations and compliance. Capital Corp. acts as wholesale dealer-manager for most of our programs and currently does not provide securities services to any third party. Capital Corp and its registered representatives also occasionally act in a retail capacity, distributing our securities products to friends and family and others in certain other limited circumstances.

Our wholesale dealer-manager services are carried out through a diverse selling group of third-party broker-dealers and their registered representatives that service the clients who invest in our products. As dealer-manager, Capital Corp. collects selling commissions and reallows most of these commission to the selling broker-dealers. Capital Corp. also receives marketing and due diligence allowances in connection with our offerings. While a portion of the marketing and due diligence allowances may be reallowed to members of the selling group, the majority is retained by Capital Corp.

Our History

NNN Realty Advisors was organized as a corporation in the State of Delaware in September 2006. Our fiscal year ends December 31. We were formed to acquire each of Triple Net Properties, Realty and Capital Corp., to bring the businesses conducted by those companies under one corporate umbrella and to facilitate our 144A private equity offering of our common stock, which took place in the fourth quarter of 2006. We sold 16 million shares of our common stock at a purchase price of $10.00 per share in this offering and raised $160.0 million.

The following chart illustrates our organizational structure, including our primary operating subsidiaries:

Our Investment and Management Process

Our historical acquisition activity that has resulted in our accumulation of more than $4.3 billion (by purchase price) in properties under management gives us a significant pre-existing presence in numerous local real estate markets. This presence and our relationships in the national commercial real estate brokerage community provide us with an extensive information network that enables us to identify acquisition opportunities at an early stage in both current and new markets. Additionally, our regional and local asset and property management employees located in our offices around the country are a valuable source of market intelligence.

We seek to identify property acquisition opportunities in recovering markets where the property is being acquired at a discount to replacement value and where there is rental income appreciation potential as a result of below market rents. We also seek out property acquisition opportunities in markets that have had and are expected to have positive long-term economic fundamentals and demographic trends. We look at markets that are currently attractive and try to anticipate additional markets that are likely to become attractive in the future.

The properties we seek are typically of quality construction with modern and efficient building systems. We seek out properties with favorable locations allowing easy access to relevant surrounding amenities. Desired properties have a tenant rent roll with quality and, if possible, credit tenants and have no excessive lease expirations occurring in any given year.

Once we have identified a property acquisition opportunity, we initiate a financial underwriting and due diligence process to determine the value of the property. We rely on our staff of approximately 158 asset, regional and property managers, many of whom are familiar with local property values in various areas of the United States, as well as on local independent brokers in the property’s area and local market data, to determine property values. Our staff also studies the tenant leases on the property to ascertain the stability of the property’s cash flow. Our staff and, on occasion, outside contractors conduct a physical inspection of the property to determine its capital improvement needs.

Once we have acquired a property, we actively manage the property to increase rental and other income and work to decrease expenses so as to increase net operating cash flows and, by extension, long-term property value. Renewing desired tenants and seeking out new tenants that generate current market rental income are primary initiatives of our local property management process. On the expense side, we actively try to create economies of scale so as to reduce expenses, such as purchasing an umbrella insurance policy for all our managed properties at a reduced rate as compared to numerous separate policies.

We have a property management staff of approximately 150 people located around the country and we subcontract for management services in areas where we do not have personnel. We outsource all capital improvement and construction work.

Real Estate Investor Programs

As of December 31, 2006, our significant sponsored programs included the following:

Program	Status

125 TIC programs	Currently operating
NNN Apartment REIT, Inc.	Currently operating; two-year offering period on going
NNN Healthcare/Office REIT, Inc.	Currently operating; two-year offering period on going
NNN 2003 Value Fund, LLC	Currently operating
NNN Opportunity Fund VIII, LLC	Currently operating
G REIT, Inc.	In stockholder-approved liquidation
T REIT, Inc.	In stockholder-approved liquidation
NNN 2002 Value Fund, LLC	In unitholder approved liquidation

In addition, we are in the process of marketing Strategic Office Fund I L.P., to raise $500 million in equity capital, and continue to initiate additional TIC programs on an on going basis. Our programs have acquired more than $4.3 billion in the aggregate (by purchase price) in properties.

Company Strengths

Established and recognizable brand name in the TIC industry.  Our Chairman, Anthony W. Thompson, who founded the company in 1998, began structuring securitized TIC transactions in 1994. A securitized TIC transaction is an offering of real estate interests marketed as securities. We believe that we have completed over 13.6% of the securitized TIC transactions in the United States in 2006, based on the amount of equity raised by us compared to statistics available for the industry as a whole. As a result of our management’s experience and our market share, we believe we are well known in the securitized TIC industry. Moreover, many of our individual investors invest in multiple TIC programs and have become repeat investors, acquiring interests in our new TIC programs when the property owned by their initial program is sold. In 2003, Realty, our wholly-owned management subsidiary, received the Accredited Management Organization designation, which is awarded by the Institute of Real Estate Management for high standards of professionalism, financial performance and ethics. This designation was renewed in 2006. We believe that to date we are the only securitized TIC sponsor to receive this designation.

Relationships with a nationwide network of securities broker-dealers.  We work with a nationwide network of securities broker-dealers in raising capital for our various programs. In the year ended December 31, 2006, we signed over 1,300 selling agreements with 138 different broker-dealers to market our programs. Through March 31, 2007, we had executed 127 selling agreements in connection with our current offering for NNN Apartment REIT, Inc. and 116 selling agreements in connection with our current offering for NNN Healthcare/Office REIT, Inc., and we continue to enter into selling agreements for both of these offerings. In connection with our last REIT offering for G REIT, Inc., we executed 135 selling agreements. We believe that this depth of access to investor capital is a valuable resource that facilitates the capital raises needed for the programs we sponsor.

Proven acquisition track record.  We have a long track record in sourcing new investment opportunities and completing acquisitions in a competitive capital environment. Our established acquisition process enables us to target, review and acquire properties efficiently. As of December 31, 2006, we have acquired 214 properties for our investors with an aggregate acquisition purchase price of approximately $5.8 billion. In 2005, we structured our largest TIC offering to date, a $173.7 million office building acquisition. In the year ended December 31, 2006, we acquired approximately $1.4 billion in new real estate on behalf of our various programs.

Proven investor return track record.  We believe that our ability to retain current investors as well as attract new investors depends on our ability to provide positive returns in our programs. The following are the results of all real estate investment programs that we have sold or liquidated or are in the process of selling or liquidating since our inception:

•	TIC and Other Private Programs. As of March 31, 2007, we have had 37 TIC programs and four other private programs go “full cycle” by selling their properties. Thirty-nine of these 41 programs yielded positive returns to investors, and the aggregate portfolio internal rate of return to investors on all 41 programs was approximately 18.6%. The aggregate portfolio investor internal rate of return was based on the sum of all investor cash flows from these programs. These 41 programs acquired an aggregate of approximately $802.6 million of real estate (by purchase price), with aggregate sales prices at disposition of real estate of approximately $1.1 billion. These programs were outstanding for an average of 3.5 years with a range of approximately 1.4 years to 6.4 years. These results are not necessarily indicative of future results on our current or future programs.

•	Public non-traded REITs.

•	T REIT, Inc., our public non-traded REIT program that invested primarily in real property in states that do not have personal income taxes, such as Nevada and Texas, is in the process of selling its properties as part of a stockholder-approved liquidation. T REIT’s registration statement was declared effective by the SEC in February 2000, and T REIT raised approximately $46.4 million in equity capital from February 2000 through May 2002. T REIT began paying stockholders monthly distributions at an annual rate of 8.0% in August 2000, and paid monthly distributions at an annual rate of 8.25% from April 2001 through August 2005. Based on T REIT’s annual report on Form 10-K for the year ended December 31, 2006, T REIT’s management estimates the liquidation distribution to its stockholders will be $12.38 per $10.00 share initially invested. T REIT has paid the following special liquidating distributions to its stockholders: $18.0 million, or $3.91 per share in August 2005; $12.0 million, or $2.61 per share in February 2006; and $18.0 million or $3.91 per share in July 2006. The estimate for liquidation distributions per share is net of projected costs and expenses expected to be incurred during the period required to complete T REIT’s plan of liquidation, and could change materially based on the timing of sales, the performance of the underlying assets and any changes in the underlying assumptions of the projected cash flows.

•	G REIT, Inc., our public non-traded REIT program that invested primarily in government-related office space, is also in the process of selling its properties as part of a stockholder-approved liquidation. G REIT’s initial registration statement was declared effective by the SEC in July 2002 and G REIT raised approximately $437.3 million in equity capital in its two offerings from July 2002 through April 2004. G REIT began paying stockholders monthly distributions at an annual rate of 7.0% in September 2002, and has paid monthly distributions at an annual rate of 7.5% since June 2003. Based on G REIT’s annual report on Form 10-K for the year ended December 31, 2006, G REIT’s management estimates the liquidation distribution to its stockholders will be $10.96 per $10.00 share initially invested. G REIT has paid the following special liquidating distributions to its stockholders: $171.3 million, or $3.90 per share in October 2006; and $131.8 million or $3.00 per share in April 2007. The estimate for liquidation distributions per share is net of projected costs and expenses expected to be incurred during the period required to complete G REIT’s plan of liquidation, and could change materially based on the timing of sales, the performance of the underlying assets and any changes in the underlying assumptions of the projected cash flows.

In addition, we are currently raising capital for the following two recently registered public non-traded REIT offerings:

•	NNN Healthcare/Office REIT, Inc., is our public non-traded REIT program that invests primarily in medical office buildings, healthcare-related facilities and quality commercial office properties that produce current income. NNN Healthcare/Office REIT is conducting a best efforts initial public offering which began in September 2006 in which it is offering a minimum of 200,000 shares of its common stock aggregating at least $2.0 million and a maximum of 200,000,000 shares of its common stock for $10.00 per share and an additional 21,052,632 shares of its common stock pursuant to its distribution reinvestment plan, at $9.50 per share, aggregating up to $2.2 billion. As of May 1, 2007, NNN Healthcare/Office REIT has sold approximately 5.4 million shares of its common stock for approximately $53.4 million. NNN Healthcare/Office REIT was incorporated on April 20, 2006, and intends to qualify as a REIT for federal income tax purposes for its taxable year ended December 31, 2007. As of April 30, 2007, NNN Healthcare/Office REIT has purchased five properties consisting of 380,000 square feet of gross leaseable area for a total purchase price of approximately $63.1 million. NNN Healthcare/Office REIT is currently paying its stockholders monthly distributions at an annual rate of 7.25%.

•	NNN Apartment REIT, Inc., is our public non-traded REIT program that invests in a diverse portfolio of apartment communities with strong and stable cash flow and growth potential in select U.S. metropolitan areas. NNN Apartment REIT is conducting a best efforts initial public offering which began in July 2006 in which it is offering a minimum of 200,000 shares of its common stock aggregating at least $2.0 million and a maximum of 100,000,000 shares of its common stock for $10.00 per share and 5,000,000 shares of its common stock pursuant to its distribution reinvestment plan, at $9.50 per share, aggregating up to $1.0 billion. As of April 19, 2007, NNN Apartment REIT has sold approximately 3.5 million shares of its common stock for approximately $35.4 million. NNN Apartment REIT intends to elect, when it files its 2006 tax return, to be treated as a real estate investment trust, or REIT, for federal income tax purposes for its taxable year ended December 31, 2006. As of April 30, 2007, NNN Apartment REIT has purchased two properties consisting of 705 apartment units for a total purchase price of approximately $62.8 million. NNN Apartment REIT is currently paying its stockholders monthly distributions at an annual rate of 7.0%.

Experienced management team.  We have a seasoned executive management team with our Chairman and largest stockholder having over 30 years experience, in originating and structuring real estate transactions, including raising capital, and in asset and property management. In addition, our Chief Executive Officer and President and our Chief Financial Officer each have significant experience in senior management of SEC-registered companies. We believe that the extensive experience of our Chairman and these executives provides us with the ability to generate investment opportunities across all of our programs, to create new programs and to effectively manage and grow our portfolio.

Ability to generate fees at each stage of our services.  We provide our programs with a full range of real estate services, including:

•	structuring transactions, including raising equity and debt financing for new programs;

•	identifying acquisition opportunities and acquiring investment properties;

•	providing a full array of management and corporate services to investment properties, including asset and property management (including leasing) and refinancing; and

•	disposing of investment properties.

We generate fees for each of these services based on a percentage of the equity or debt raised, the acquisition or disposition price of a property, or gross rental income. Because we are typically involved in a program from the capital-raising stage to the ultimate sale of the property, we are able to earn fees from the beginning to the end of the property investment cycle. In our TIC programs, investors are generally seeking investments in real estate that require little or no property management time commitment by the investors. As a result, our programs appoint us to act as the property and entity manager, and we facilitate the future disposition of the property. In most instances, it is an event of default under the related financing documents if we are terminated as the property manager without lender consent. In addition, when a property owned by one of our TIC programs is sold, the TIC investors will generally seek a new tax-deferred investment, which we are typically able to provide. Similarly, we act as the property manager and advisor to our public non-traded REIT programs for whom we facilitate capital raising and property acquisition and disposition services.

Strong capital base.  As a result of our operating history, significant transaction volume and leading market share, we historically have had access to financing that we believe may not be available to smaller, less-developed sponsors. In November 2006, we completed a $160 million 144A private equity offering and in February 2007, we entered into a $25.0 million line of credit with LaSalle Bank, N.A., both of which will help us further develop our programs. Having cash on hand to complete acquisitions and greater access to bank financing and institutional equity sources provides us with flexibility in structuring transactions, as we can use our capital to acquire properties in advance of closing an offering for one of our programs. We believe this will provide greater assurance of execution for the investors in our sponsored programs, as we will be able to close on acquisition opportunities prior to placement in our programs.

Broad variety of asset expertise and geographic diversification.  As of December 31, 2006, we provided management services for a diverse portfolio of 152 properties, encompassing over 32 million square feet of commercial real estate that were purchased for more than $4.3 billion in the aggregate. Our programs’ properties are not focused on one asset class, but cover a number of classes, including office, healthcare office, multi-family and retail properties located in central business districts and nearby suburban communities. Moreover, our programs typically do not focus on one geographic area. Although a majority of our programs’ properties are located in Texas, California, Colorado and Florida, we manage properties for our programs in 28 states. We believe that asset and geographic diversification makes us less susceptible to the cyclicality of any one specific real estate segment or geographic area.

Business Strategies

Create a portfolio of REITs.  We currently use our experience in a broad range of asset classes, including office, healthcare office, multi-family and retail properties, to identify new investment opportunities for our programs. We plan to create one or more REITs that will invest in additional asset classes. The selection of asset classes available at any given time will depend on investor demands and real estate market conditions at that time. Many REIT sponsors focus on a single asset class, such as hotels or retail centers. With our experience in acquiring and managing a variety of different asset classes, we believe we are capable of creating a portfolio of public non-traded REITs, each of which will invest in a different asset class.

Provide short-term financing and warehouse properties.  We intend to provide short-term financing to some of our programs if such financing facilitates the closing of an offering. We have historically relied on third-party banks to provide short-term financing to provide this flexibility, but this third party financing can be costly and time-consuming to obtain. We believe the proceeds of our November 2006 financing, together with our line of credit from LaSalle Bank, N.A., will permit us to take advantage of new investment opportunities and satisfy market demands as they arise while reducing transaction costs, such as higher interest rates and loan fees, for our programs. We may directly acquire properties and warehouse them until they can be acquired by our programs. We expect that the additional flexibility to provide short-term financing and warehouse properties will enable us to provide our TIC investors and REIT programs with a quicker and more certain property acquisition and closing process.

Initiate an institutional investment fund.  We are in the process of marketing Strategic Office Fund I, L.P., an institutional real estate fund to raise $500 million in equity capital pursuant to which we would co-invest with institutional investors. We have hired Wachovia Securities as our placement agent for purposes of assisting in the raise of this equity capital. Institutional investors, particularly pension plans, have recently increased their real estate allocations. We believe that our proposed institutional real estate fund will be attractive to institutional investors because, among other things, we have access to a number of properties brought to us through our established relationships with major real estate brokers throughout the United States. In addition, we have access to properties that will not be broadly marketed. Further, we expect that our relationship with institutional partners will lead to joint venture investment opportunities, in addition to those created by the fund, allowing us to provide additional asset and property management and real estate services and to grow assets under management. We expect to receive a carried interest in the properties acquired by the institutional real estate funds that we sponsor, subject to a preferred return to the co-investors.

Increase our dedicated sales force and leverage our network of broker-dealer relationships.  Our selling broker-dealer relationships are managed by a dedicated sales force. We currently have a dedicated sales force of 51 persons, which has increased from 27 persons at December 31, 2005. We believe increasing our dedicated sales force will provide us with the necessary resources to leverage our network of, and maximize our contacts with, selling broker-dealers. We intend to leverage our existing network of selling broker-dealer relationships to sell additional programs that we may create and to expand our investor base. We also intend to expand our network of selling broker-dealer relationships beyond historical and current levels.

Industry Overview

TIC /1031 Exchanges

Section 1031 of the Internal Revenue Code permits the deferral of gain recognition on the sale of investment or business property if a number of conditions are satisfied, including the acquisition of “like kind” replacement property. The tax that otherwise would be recognized in a taxable sale is deferred until the replacement property is sold in a taxable transaction. There is no limitation on the number of times a taxpayer may enter into such an exchange transaction, thereby making it possible in many cases to obtain long-term deferral of gain recognition.

Most real estate in the United States is held in fee simple and the IRS has concluded that fee simple and TIC interests in real property are of “like kind.” In 1984, Congress amended Section 1031 to exclude an exchange of “interests in a partnership.” TIC arrangements among property owners which are deemed partnerships for tax purposes would not be eligible to make use of Section 1031. Properly structured TIC programs, however, are designed as tenancy in common or co-ownership arrangements to avoid partnership classification. In 2002, the IRS issued guidance reflecting its approval of properly structured TIC arrangements.

In recent years there has been a move by many investors to invest in TIC programs, as these programs provide an opportunity of owning institutional-quality real estate. Our TIC programs permit investors to both defer taxes under Section 1031 and also to delegate day-to-day management to us. Most investors do not have sufficient funds from their relinquished property sale to acquire a large institutional quality property on their own. Without a TIC program, these investors would be forced to acquire another similarly sized replacement property in order to qualify for the deferred tax benefits of Section 1031. For investors with substantial funds, TIC programs also allow them to diversify their portfolio by acquiring multiple TIC interests, thereby decreasing investment risk.

TIC transactions have gained popularity significantly since 2001, when securitized TIC programs raised approximately $166.6 million, according to Omni Brokerage, Inc. In 2002, 2003, 2004, 2005 and 2006 securitized TIC programs raised approximately $356.6 million, $756.0 million, $1.7 billion, $3.2 billion and $3.7 billion of equity, respectively, according to Omni Brokerage, Inc.

Public Non-traded REITs

According to The Stanger Report, in 2004, 2005 and 2006 active public non-traded REIT programs raised approximately $6.3 billion, $5.8 billon and $6.7 billion in equity, respectively, and approximately $2.9 billion in the first quarter of 2007. The 29 active public non-traded REITs that raised $6.7 billion of equity in 2006 were focused on asset classes including office, healthcare, industrial, retail, multi-family and hotels. Capital raising volumes are, in part, driven by the number of programs active in any given year. As of April 30, 2007, we believe that we are the only public non-traded REIT sponsor raising equity to purchase healthcare and multi-family assets.

Fees and Services

The following chart summarizes the range of fees we typically earn for our significant transaction and management services in our TIC programs and public non-traded REIT programs. These fees vary, and there can be no assurance that we will earn all of these fees, or fees within these ranges, for any program.

Typical Fees
Services	TIC Programs	Public Non-Traded REITs

Transaction Services:
Acquisition Stage
Acquisition Fee	Up to 3.0% of purchase price	Up to 3.0% of purchase price
Financing Fee	Up to 1.0% of principal amount of the loan	Up to 1.0% of principal amount of the loan
Organizational Marketing Expense Allowance (OMEA)	Up to 2.5% of gross proceeds from equity raise	N/A
Organization and offering expense	N/A	Up to 1.5% of gross proceeds
Disposition Stage
Disposition Fee	Up to 3.0% of gross sales price	Lesser of 50.0% of market real estate commission or up to 1.75% of the gross sales price
Management Services:
Operating Stage
Asset Management Fee	None	Up to 1.0% of average invested assets
Property Management Fee	Up to 6.0% of gross income	Up to 4.0% of gross income
Dealer-Manager Services:
Selling Commissions(1)	0%	0%
Marketing and Due Diligence Expenses	Up to 3.5% of gross proceeds(2)	Up to 3.0% of gross proceeds(3)

(1)	Capital Corp. typically charges selling commissions equal to up to 7.0% of the gross proceeds of a transaction, but virtually all of these commissions are passed on or reallowed to selling broker-dealers.

(2)	Capital Corp. typically passes on or reallows up to 1.75% of these fees to selling broker-dealers.

(3)	Capital Corp. typically passes on or reallows up to 1.5% of these fees and any due diligence expenses, which may account for up to 0.5% of these fees, to selling broker-dealers.

Transaction Services

In our transaction services segment, we represent the interests of investors who invest in TICs, public non-traded REITs and other real estate investment vehicles, in acquisition and disposition transactions. These transaction services involve various types of commercial real estate, including office, healthcare office, multi-family and retail properties. We provide real estate capital placement services, which includes targeting an acquisition asset and structuring the transaction. We also provide financing services, such as finding financing (and subsequent refinancing) services for the acquisition of a property. Transaction services represented 52.9%of our pro forma total services revenue for the year ended December 31, 2006.

Management Services

Our management services team develops and implements specific property level strategies to increase investment value for real estate investors. We also provide a full range of management services, including leasing, property management, corporate governance for the entities that own the properties and, with respect to publicly-traded REITs, outside governance, management and accounting services. Management services represented 31.5% of our pro forma total services revenue for the year ended December 31, 2006.

We focus on enhancing the operational and financial performance of our programs by maintaining high levels of occupancy and lowering property costs by offering a wide range of management services, including:

•	oversight of building management services, such as maintenance, landscaping, security, owner’s insurance, safety and environmental risk management and capital repairs;

•	tenant relations services, such as promotional activities, processing tenant work orders and lease administration services;

•	interfacing with tenants’ development or construction services personnel in coordinating tenant finish of a rental space; and

•	financial management services, including financial reporting and analysis.

Dealer-Manager Services

Capital Corp., our wholly-owned subsidiary, has acted as a dealer-manager, since August 1986, and since the inception of Triple Net Properties in 1998 it has facilitated capital raising transactions for most of our various programs. Dealer-manager services represented 15.5% of our pro forma total services revenue for the year ended December 31, 2006.

Environmental Matters

We generally undertake a third-party Phase I investigation of potential environmental risks when evaluating an acquisition. A “Phase I investigation” is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions that indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. Our programs may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation.

Federal, state and local laws and regulations impose environmental zoning restrictions, use controls, disclosure obligations and other restrictions that impact the management, development, use or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities with respect to some properties. If transactions in which we are involved are delayed or abandoned as a result of these restrictions, our business could be adversely affected. In addition, a failure by us to disclose environmental concerns in connection with a real estate transaction conducted by one of our programs may subject that program to liability to a buyer or lessee of property.

Various environmental laws and regulations also can impose liability for the costs of investigating or remediating hazardous or toxic substances at sites currently or formerly owned or operated by a party, or at off-site locations to which such party sent wastes for disposal. As a property manager, we could be held liable as an operator for any such contamination, even if the original activity was legal and we had no knowledge of, or did not cause, the release or contamination. Further, because liability under some of these laws is joint and several, we could be held responsible for more than our share, or even all, of the costs for such contaminated site if the other responsible parties are unable to pay. We could also incur liability for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials or lead-based paint present at the properties we manage. Similarly, we are obliged, under the debt financing arrangements on the properties owned by our TIC programs, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not always be available, or sufficient to cover our losses. Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase our costs of legal compliance and potentially subject us to violations or claims.

Competition

We believe there are only limited barriers to entry in our business. Current and future competitors may have more resources than we have. Our programs face competition generally from REITs, institutional pension plans and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. In transaction services, we face competition with other real estate firms in the acquisition and disposition of properties, and we also compete with other sponsors of real estate investor programs for investors to provide the capital to allow us to make these investments. We also compete against other real estate companies who may be chosen by a broker-dealer as an investment platform instead of us. In management services, we compete with other broker-dealers and other properties for viable tenants for our programs’ properties. Our dealer-manager faces competition from institutions that provide or arrange for other types of financing through private or public offerings of equity or debt and from traditional bank financings.

Management Conflicts

Our management is subject to various conflicts of interest arising out of our relationship with our dealer-manager and our programs. All agreements and arrangements, including those relating to compensation, among our programs, our dealer-manager and us, are generally not the result of arm’s-length negotiations. The limitations on us described below have been adopted to control when we enter into transactions among our programs, our dealer-manager and us.

Additionally, we may experience conflicts of interests with our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest. We receive substantial fees from our programs, which could influence our advice to them. These compensation arrangements could affect the judgment of each of our executive officers and our non-independent directors with respect to:

•	the continuation, renewal or enforcement of the management or advisory agreement with our programs;

•	public offerings of equity by our programs, which may entitle us to increased acquisition and asset management fees relating to properties acquired with the offering proceeds;

•	property acquisitions and dispositions, which entitle us to real estate commissions and disposition fees;

•	property acquisitions from third parties, which entitle us to future asset management fees;

•	borrowings to acquire properties, which borrowings may increase the loan placement fee payable to us;

•	property sales, which entitle us to possible incentive distributions;

•	whether and when our public non-traded REITs seek to list their common equity on a national securities exchange or national market system, which listing would entitle us to a possible incentive distribution; and

•	whether and when our programs seek to sell the company or its assets, which sale could entitle us to an incentive distribution.

We also face conflicts of interests in allocating property acquisition opportunities and prospective tenants among competing programs we sponsor, or if the property owned by one of our programs (or an interest therein) is sold to another program.

Our programs generally rely on us to manage their properties and daily operations. Many of the same persons serve as directors, officers and employees of us and our programs. Some of our key executives may have conflicts of interest in their compensation incentives and in allocating management time, services and functions among us and our various existing programs and any future programs or business ventures that they may organize or in which they may serve. We believe that we employ sufficient staff to be fully capable of discharging our responsibilities in connection with our various programs, but our key executives typically devote only as much of their time to the business of our investor programs as they determine is reasonably required, which may be substantially less than their full time. Further, during times of intense activity in certain programs, these key executives may devote less time and fewer resources to other investor programs business than are necessary to manage their business.

The management or advisory agreements we enter into with our programs typically specify the types and specificities of the assets that the programs are permitted to purchase. Each program has a specified acquisition process which we believe helps eliminate competition between our programs. However, conflicts may from time to time arise, and the advisory agreements provide rights of first opportunity to establish which program has priority over a potential acquisition. For example, the advisory agreement between NNN Apartment REIT, Inc. and NNN Apartment Advisor, LLC, of which Triple Net Properties is the managing member, gives NNN Apartment REIT the first opportunity to purchase any Class A income-producing apartment properties placed under contract by us or our affiliates, provided that NNN Apartment REIT’s board of directors votes to make the purchase within seven days of being offered such property.

Regulation

Transaction and Property Management Services

We and our brokers, salespersons and, in some instances, property managers are regulated by the states in which we do business. These regulations may include licensing procedures, prescribed professional responsibilities and anti-fraud provisions. Our activities are also subject to various local, state, national and international jurisdictions’ fair advertising, trade, housing and real estate settlement laws and regulations and are affected by laws and regulations relating to real estate and real estate finance and development. Because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state statutory requirements and licensing regimes and the possible liability resulting from non-compliance have increased.

Dealer-Manager Services

The securities industry is subject to extensive regulation under federal and state law. Broker-dealers are subject to regulations covering all aspects of the securities business. In general, broker-dealers are required to register with the SEC and to be members of the NASD or The New York Stock Exchange. As a member of the NASD, our broker-dealer business is subject to the requirements of the Securities Exchange Act of 1934 and the rules promulgated thereunder relating to broker-dealers and to the Rules of Fair Practice of the NASD. These regulations establish, among other things, the minimum net capital requirements for our broker-dealer business. Our broker-dealer business is also subject to regulation under various state laws in all 50 states and the District of Columbia, including registration requirements.

Employees

As of December 31, 2006, we had approximately 435 employees. We generally believe that our relationship with our employees is good. None of our employees are subject to a collective bargaining agreement or are members of a trade union. Certain of the employees of the Congress Center and 123 Wacker Drive in Chicago, Illinois, are subject to an agreement between the Building Owners and Managers Association of Chicago, or BOMAC, and the International Union of Operating Engineers Local 399, dated May 19, 2005, covering engineers and trainees, effective from May 23, 2005 through May 18, 2008. This agreement regulates certain pay rates and benefits owed to the employees of this building.

Insurance

We provide insurance on all of our properties under an umbrella coverage plan. We pass along the cost of the premium to the relevant properties, who pay their proportionate share. We believe that our properties are covered by adequate fire, flood and property insurance provided by reputable companies. However, some of the properties are not covered by disaster-type insurance with respect to certain hazards (such as earthquakes or hurricanes) for which coverage is not available or available only at rates which, in our opinion, are prohibitive.

Legal Proceedings

SEC Investigation

On September 16, 2004, Triple Net Properties learned that the SEC Los Angeles Enforcement Division, or the SEC Staff, is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC Staff requested information from Triple Net Properties relating to disclosure in public and private securities offerings sponsored by Triple Net Properties and its affiliates prior to 2005, or the Triple Net Properties securities offerings. The SEC Staff also requested information from Capital Corp., the dealer-manager for the Triple Net Properties securities offerings. The SEC Staff requested financial and other information regarding the Triple Net Properties securities offerings and the disclosures included in the related offering documents from each of Triple Net Properties and Capital Corp. Triple Net Properties and Capital Corp. believe they have cooperated fully with the SEC Staff’s investigation.

Based on these negotiations, management believes that the conclusion to this matter will not result in a material adverse affect to its results of operations, financial condition or ability to conduct our business and management has accrued a loss contingency of $600,000 at December 31, 2006 on behalf of Triple Net Properties and Capital Corp. on a consolidated basis.

To the extent that we pay the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of this matter, Anthony W. Thompson, our founder and Chairman, has agreed to forfeit to us up to 1,210,000 shares of our common stock. In connection with this arrangement, we have entered into an escrow agreement with Mr. Thompson and an independent escrow agent, pursuant to which the escrow agent holds these 1,210,000 shares of our common stock that are otherwise issuable to Mr. Thompson in connection with our formation transactions to secure Mr. Thompson’s obligations to us. Mr. Thompson’s liability under this arrangement will not exceed the value of the shares in the escrow.

Clearview

On February 11, 2004, Clearview Properties, or Clearview, filed a petition in the District Court of the 270th Judicial District, Harris County, Texas against Property Texas SC One Corporation, Clarion Partners, LLC, and Granite Partners I, LLC, three unaffiliated entities, and Triple Net Properties, T REIT, Inc. and Triple Net Properties Realty, Inc., or the Triple Net Entities. The complaint alleged that the Triple Net Entities willfully and intentionally interfered with an agreement between Property One and Clearview for the sale of certain real property located in Houston, Texas by Property One to Clearview. On January 7, 2005, Clearview filed an amended complaint which also alleged that the Triple Net Entities breached a contract between Clearview and the Triple Net Entities for the sale of the Houston, Texas property by Clearview to the Triple Net Entities and for conspiracy with Property One to breach this contract. On March 25, 2005, Clearview filed a further amended complaint which named T REIT, L.P. as an additional Triple Net Entity defendant and dropped Triple Net Properties Realty, Inc. as a defendant.

On May 4, 2005, the Court denied our motion for summary judgment. On July 28, 2005, the Triple Net Entities filed their second amended motion for summary judgment to dismiss the claims against us, which amended motion was granted in our favor by the Court on August 8, 2005. On December 12, 2005, a one-day trial was held to determine our ability to recover from Clearview, attorneys’ fees, expenses and costs incurred in this case as provided for pursuant to the terms of the agreements underlying Clearview’s breach of contract claims against us. On May 17, 2006, the Court entered a final judgment awarding the Triple Net Entities $212,000 in attorneys’ fees for services rendered, $25,000 for attorneys’ fees if Clearview unsuccessfully appeals the case to the court of appeals, and $13,000 for attorneys’ fees if Clearview unsuccessfully appeals the case to the Texas Supreme Court. Clearview has indicated that it intends to appeal the Court’s grant of our second amended motion for summary judgment. On June 16, 2006, Clearview filed a motion for new trial; however, on September 8, 2006, we were notified that Clearview’s motion for new trial was overruled by operation of law. On August 8, 2006, Clearview filed its notice of appeal which was amended on August 14, 2006. On April 27, 2007, the Court of Appeals abated the appeal and ordered the Court to file findings of fact and conclusions of law no later than May 17, 2007. Once the Court enters those findings, the appeal will be reinstated.

Mission Residential

In October 2004, Triple Net Properties and Mission Residential, LLC, or Mission Residential, formed NNN/Mission Residential Holdings, LLC, or NNN/Mission, and entered into an operating agreement dated as of October 1, 2004. Under this agreement, Mission Residential was to locate multi-family replacement property appropriate for our TIC programs, conduct due diligence on the property, obtain financing for and close the acquisition of the property, manage the property through an affiliate and provide property disposition services. Triple Net Properties’ responsibilities under the agreement were to maintain the books and records of NNN/Mission, provide accounting and tax preparation services, oversee placement of the equity for the acquisition of the properties and be responsible for investor relations. The agreement provides that for one year following the acquisition of the first property under the agreement, Mission Residential had the obligation to show properties that it identified for acquisition exclusively to Triple Net Properties. In addition, the agreement provides that Mission Residential was obligated to use its best efforts to present four properties in 2004 and a total of 22 properties in 2005 to Triple Net Properties.

Only four multi-family properties were presented in 2004, and none in 2005, despite Triple Net Properties’ repeated request for properties. Mission Residential subsequently syndicated nine multi-family properties on its own during the relevant period. Triple Net Properties notified Mission Residential that Mission Residential had breached the exclusivity and best efforts provisions of the agreement before turning the matter over to legal counsel to represent it in initiating arbitration. Triple Net Properties filed a statement of claim with the American Arbitration Association, or AAA. Mission Residential filed responses denying the claim and contesting the arbitrator’s jurisdiction to hear the matter. Mission Residential did not initially file a counterclaim against Triple Net Properties. The arbitrator ruled in July 2006 that he had jurisdiction to hear the claim, ordered the parties to proceed with discovery, and set a hearing date of January 29, 2007 through February 2, 2007. The arbitrator also granted Triple Net Properties leave to file an amended statement of claim asserting Mission Residential materially breached the operating agreement, willfully breached its fiduciary duties and committed willful misconduct by usurping the nine properties during the relevant period of the agreement.

In an effort to avoid having the arbitration go forward, Mission Residential filed a lawsuit in the Fairfax Circuit Court seeking an injunction and a declaration that Triple Net Properties’ claim is not subject to the agreement’s arbitration provision. The lawsuit also sought an unspecified amount of damages on behalf of NNN/Mission for Triple Net Properties’ alleged breaches of fiduciary duty primarily related to alleged accounting issues. The trial court dismissed the request for an injunction and dismissed the suit ruling that Mission Residential’s claims should be asserted in arbitration. Mission Residential appealed that ruling to the Supreme Court of Virginia by filing a petition for appeal and requested a stay be issued enjoining the arbitration. Additionally, Mission Residential sought and was granted leave in the arbitration to assert a counterclaim. Mission Residential also supplemented its discovery responses to claim that Triple Net Properties was the first to breach the agreement.

Both parties presented extensive evidence and testimony at the evidentiary hearing and submitted extensive post-hearing briefs. Contemporaneous with the parties submitting post-hearing briefs to the arbitrator, the Supreme Court of Virginia, or the Court, heard oral argument on Mission Residential’s petition. On April 27, 2006, the Court granted Mission Residential’s appeal, but denied Mission Residential’s motion to stay the arbitration. No hearing date has been set at this time on Mission Residential’s appeal. On May 2, 2007, the arbitrator issued an interim award. The award specifically finds that Mission Residential materially breached the operating agreement and committed willful misconduct in usurping the nine properties. The award also denies Mission Residential’s counterclaim and orders payments which would result in Triple Net Properties receiving a net of $2,489,000 from the award. Further, the award states that Triple Net Properties has substantially prevailed in the arbitration, thereby necessitating the reopening of the evidentiary hearing to allow Triple Net Properties to submit a statement of account of its separate expenses and costs, including attorneys’ fees.

Just prior to the evidentiary hearing, Mission Residential initiated an arbitration proceeding relating to a dispute between Mission Residential and Triple Net Properties regarding a buy-sell right in the operating agreement. Neither Triple Net Properties nor Mission Residential seeks any monetary damages in this matter. Rather, both parties seek declaratory relief as to which has the right to purchase the other’s interest. To date, the AAA has appointed an arbitrator and an evidentiary hearing has been scheduled for September 20 and 21, 2007. Triple Net Properties believes the arbitrator’s finding that Mission Residential materially breached the operating agreement may result in the buy-sell dispute being dismissed.

CORE

On September 1, 2006, Triple Net Properties filed a civil lawsuit against CORE Realty Holdings, LLC, or CORE, entitled, Triple Net Properties, LLC v. CORE Realty Holdings, LLC; Aaron G. Cook; Laurie Levassar; and Michelle Moore, in the United States District Court for the Central District of California. Triple Net Properties believes that CORE and several of its employees, also named in the lawsuit and former employees of Triple Net Properties, engaged in a series of related and intentional acts intended to harm Triple Net Properties and its business, including misappropriation of confidential and proprietary information and wrongful solicitation of clients and employees. Triple Net Properties alleges that CORE and its employees have engaged in tortious and illegal conduct, including (1) misappropriation of trade secrets; (2) violation of the Computer Fraud and Abuse Act; (3) violation of the California Unfair Competition Law; (4) breach of contract; (5) breach of fiduciary duty and breach of loyalty; (6) conversion; (7) tortious interference with prospective business advantage; and (8) criminal eavesdropping. Triple Net Properties requested remedies include: (a) preliminary and permanent injunctions requiring CORE, Cook, Levassar, and Moore to return all confidential and proprietary information that was wrongfully obtained and preventing them from using or in any way gaining a competitive advantage as a result of this information; (b) monetary damages not less than fifty million dollars ($50,000,000); (c) disgorgement of CORE and its employees’ ill gotten gains; and (d) punitive damages. At this time, we cannot forecast with reasonable certainty the potential costs associated with the lawsuit or the outcome of the lawsuit.

The parties stipulated to arbitrate Triple Net Properties’ claims against Cook, Levassar and Moore. Triple Net Properties has filed a Demand for Arbitration with JAMS and served that demand on the individual defendants. The Demand for Arbitration alleges the same claims asserted in the civil lawsuit, which is still proceeding in Federal court as to CORE. Neither CORE nor any of the individual defendants have filed cross-claims against Triple Net Properties in either proceeding. At this time, we cannot forecast with reasonable certainty the outcome of either proceeding.

Other Matters

Louis J. Rogers served as the President of Triple Net Properties from August 2004 to April 2007. On April 4, 2007, Triple Net Properties terminated Mr. Rogers’ employment for cause (as defined in his employment agreement). On April 6, 2007, Mr. Rogers served a demand for arbitration pursuant to his employment agreement claiming an unspecified amount of damages for wrongful termination and for breach of his employment agreement. A date for arbitration has not been set, and we have not yet appointed an arbitrator. We intend to vigorously defend the claim, but at this time we cannot forecast with reasonable certainty the potential costs associated with the arbitration or the outcome of the arbitration.

We are involved in various other lawsuits and claims arising in the ordinary course of business. These other matters are, in the opinion of management, immaterial both individually and in the aggregate with respect to our consolidated financial position, liquidity or results of operations.

Properties

Our corporate headquarters are located at 1551 North Tustin Avenue, Suite 300, Santa Ana, California, 92705. Under a lease dated March 1, 2006, we lease our headquarters from Tustin Centre Tower, LLC, for an annual rent of approximately $1.2 million for the first 14 months, and an increase of 3.0% for each 12-month period thereafter. Our lease expires in December 2013. We also maintain seven regional offices in Dallas, Texas; Denver, Colorado; Las Vegas, Nevada; New York, New York; Santa Ana, California; Philadelphia, Pennsylvania; and Richmond, Virginia that are also leased.

As of December 31, 2006, we owned one office property in Colorado, which we repurchased from a TIC program in 2005. In addition, from time to time we purchase properties and hold them for sale to our programs. At December 31, 2006, we held three of these properties.

MANAGEMENT

Executive Officers and Directors

The following table and discussion sets forth, as of the date of this prospectus, the names and ages of our current directors and our executive officers. Executive officers are appointed by our board of directors and shall serve until the expiration of their contracts, their death, resignation or removal by our board of directors. Our directors serve one year terms or until their successors are elected and qualified or until their death, resignation or removal in the manner provided in our certificate of incorporation, bylaws or other relevant operating documents. The present term of each of our directors will expire at the next annual meeting of our stockholders.

Name	Age	Position with Company

Anthony W. Thompson	60	Founder and Chairman
Scott D. Peters	49	Chief Executive Officer, President and Director
Andrea R. Biller	57	General Counsel, Executive Vice President and Secretary
Francene LaPoint	42	Chief Financial Officer
Jeffrey T. Hanson	36	Chief Investment Officer
Glenn L. Carpenter	64	Director
Harold H. Greene	68	Director
Gary H. Hunt	57	Director
D. Fleet Wallace	39	Director
Louis J. Rogers	50	Director

Anthony W. (“Tony”) Thompson, Chairman, founded our predecessor, Triple Net Properties, in 1998, and was its Chairman and Chief Executive Officer until November 2006, and its President until August 2004. Mr. Thompson became our Chairman in September 2006. From 1986 to 1995 he was a 50% shareholder, director and an executive officer of TMP Group, Inc., a full-service real estate investment group. Mr. Thompson is a NASD-registered securities principal and Chairman of Capital Corp. He is also a member of the Sterling College Board of Trustees, The Bowers Museum Building Committee and various other community and charitable organizations. Mr. Thompson is a graduate of Sterling College with a B.S. in Economics.

Scott D. Peters, Chief Executive Officer, President and a Director, joined us in September 2004 as Executive Vice President and Chief Financial Officer. Mr. Peters became our Chief Executive Officer and President in November 2006 and a director in September 2006. Mr. Peters has also served as Chairman, President and Chief Executive Officer of NNN Healthcare/Office REIT, Inc. since April 2006, Executive Vice President since January 2006 and a director since April 2007 of NNN Apartment REIT, Inc., and President and Chief Executive Officer of G REIT, Inc. since December 2005, having previously served as that company’s Executive Vice President and Chief Financial Officer from September 2004. Mr. Peters served as Senior Vice President and Chief Financial Officer and a director of Golf Trust America, Inc., a publicly traded real estate investment trust, from February 1997 to February 2007. Mr. Peters received a B.B.A. in Accounting and Finance from Kent State University.

Andrea R. Biller, General Counsel, Executive Vice President and Secretary, joined us in March 2003 as General Counsel and became our General Counsel, Executive Vice President and Secretary in November 2006. Ms. Biller has also served as Executive Vice President and Secretary of NNN Healthcare/Office REIT, Inc. since April 2006, Secretary of NNN Apartment REIT, Inc. since January 2006 and Secretary of T REIT Inc. since May 2004. Ms. Biller has served as Executive Vice President and Secretary of G REIT, Inc. since December 2005 and June 2004, respectively. Ms. Biller served as Special Counsel at the Securities and Exchange Commission, Division of Corporate Finance, in Washington D.C. from 1995-2000, and as a private attorney specializing in corporate and securities law from 1990-1995 and 2000-2002. Ms. Biller received a J.D. from George Mason University School of Law, an M.A. in Psychology from Glassboro State University and a B.A. from Washington University. Ms. Biller is licensed to practice law in California, Virginia and Washington, D.C.

Francene LaPoint, Chief Financial Officer, joined us in July 2004 and became our Chief Financial Officer in November 2006. Ms. LaPoint served as Senior Vice President and Corporate Controller of Hawthorne Savings, FSB (Hawthorne Financial Corporation), a publicly traded financial institution, from June 1999 to June 2004. From January 1996 to June 1999, Ms. LaPoint was a CPA with PricewaterhouseCoopers. She graduated from California State University, Fullerton with a B.A. in Business Administration — Accounting Concentration and is a member of the AICPA.

Jeffrey T. Hanson, Chief Investment Officer, joined us in July 2006 and became our Chief Investment Officer in November 2006. From 1996 to July 2006, Mr. Hanson was a Senior Vice President with Grubb and Ellis Company’s Institutional Investment Group in the firm’s Newport Beach office. Mr. Hanson served as a real estate broker with CB Richard Ellis from 1996 to 1997. Mr. Hanson is a member of the Sterling College Board of Trustees and formerly served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Mr. Hanson earned a B.S. from the University of Southern California with an emphasis in real estate finance.

Glenn L. Carpenter, Director, has served on our board of directors since November 2006. Since August 2001, Mr. Carpenter has served as the Chief Executive Officer, President and Chairman of FountainGlen Properties, LP, a privately held company in Newport Beach, California that develops, owns and operates apartment communities for active seniors. Prior to serving with FountainGlen, from 1994 to 2001, Mr. Carpenter was the Chief Executive Officer and founder of Pacific Gulf Properties Inc., a publicly traded REIT that developed and operated industrial business parks and various types of apartment communities. From 1970 to 1994, Mr. Carpenter served as Chief Executive Officer and President, and other officer positions of Santa Anita Realty Enterprises Inc., a publicly traded REIT that owned and managed industrial office buildings, apartments and shopping centers. Mr. Carpenter received his BS degree in accounting in 1967 from California State University, Long Beach. He has received numerous honors in the real estate field including the 2000 Real Estate Man of the Year Award and was voted the 1999 Orange County Entrepreneur of the Year for real estate. Mr. Carpenter sits on the board of councilors of the School of Gerontology at the University of Southern California and is a council and executive board member of the American Seniors Housing Association.

Harold H. Greene, Director, has served on our board of directors since November 2006. Mr. Greene is a 40-year veteran of the commercial and residential real estate lending industry. He most recently served as the Managing Director for Bank of America’s California Commercial Real Estate Division from 1998 to his retirement in 2001, where he was responsible for lending to commercial real estate developers in California and managed an investment portfolio of approximately $2.6 billion. From 1990 to 1998, Mr. Greene was the Executive Vice President of SeaFirst Bank in Seattle, Washington and prior to that he served as the Vice Chairman of MetroBank from 1989 to 1990 and in various positions, including Senior Vice President in charge of the Asset Based Finance Group, with Union Bank, where he worked for 27 years. Mr. Greene currently serves as a director of Gary’s and Company (men’s clothing retailer), as a director and member of the audit committee of Paladin Realty Income Properties, Inc. and as a director and member of the audit, compensation and nominating and corporate governance committees of William Lyon Homes.

Gary H. Hunt, Director, has served on our board of directors since November 2006. Mr. Hunt has served as the managing partner of California Strategies, LLC, a privately held consulting firm in Irvine, California that works with large homebuilders, real estate companies and government entities since 2001. Prior to serving with California Strategies, Mr. Hunt was the executive vice president and served on the Board of Directors and on the Executive Committee of the Board of The Irvine Company, a 110-year-old privately held company that plans, develops and invests in real estate primarily in Orange County, California for 25 years. Mr. Hunt has served as director of G REIT, Inc. since July 2005. He also serves on the Board of Directors of Glenair Inc., The Beckman Foundation and William Lyon Homes. Mr. Hunt holds a J.D. from the Irvine University School of Law.

D. Fleet Wallace, Director, has served on our board of directors since November 2006. He is a principal and co-founder of McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment properties in the Southeast formed in October 2004. Mr. Wallace also serves as principal of Greystone Capital Management, LLC, formed in September 2001, and helps manage Greystone Fund, L.P. Greystone Fund, L.P. is a professionally managed opportunity fund invested primarily in promising venture capital opportunities and distressed assets. From April 1998 to August 2001, Mr. Wallace served as corporate counsel and assistant secretary of United Dominion Realty Trust, Inc., a publicly-traded real estate investment trust. From September 1994 to April 1998, Mr. Wallace was in the private practice of law with McGuire Woods in Richmond, Virginia. Mr. Wallace also serves as a director of G REIT, Inc. and T REIT, Inc. Mr. Wallace received a J.D. and B.A. in history from the University of Virginia.

Louis J. Rogers, Director, has served on our board of directors since September 2006. Mr. Rogers joined us in August 2004 and served as President of Triple Net Properties until April 2007. From 1987 to 2004, Mr. Rogers was a partner with Hirschler Fleischer, a professional corporation and a law firm in Richmond, Virginia, and served as head of the firm’s Real Estate Securities Practice Group. Mr. Rogers served as a senior counsel at Hirschler Fleischer from December 2004 to March 2007. Mr. Rogers is a founding Director, Board member, Secretary and Chair of the Sponsor Committee of TICA, the TIC trade association. He earned a J.D. from the University of Virginia, a B.A. and M.A. in Jurisprudence from Wadham College, Oxford University, and a B.A. in Political Science from Northeastern University.

CORPORATE GOVERNANCE

Composition of the Board of Directors

Our board of directors currently consists of seven members, including Messrs. Carpenter, Greene, Hunt and Wallace, whom we have determined are independent. Our board of directors has responsibility for our overall corporate governance and meets regularly throughout the year. Our bylaws provide that our board of directors may fix the exact number of directors by resolution of the board of directors. Executive officers are elected by and serve at the direction of our board of directors. There are no family relationships between any of our directors or executive officers. We have not yet adopted procedures by which security holders may elect nominees to our board of directors but plan to do so upon consummation of this offering.

Director Independence

Our board of directors has determined that each of Messrs. Carpenter, Greene, Hunt and Wallace is an independent member of our board under the listing standards of          , and each has no material relationship with us that would impair the director’s independence. In making these determinations, our board of directors considered all relationships between us and the director and the director’s family members. During fiscal 2006, the only direct or indirect relationship between us and each of these directors (or his immediate family) was the director’s service on our board. Mr. Rogers was determined not to be an independent member of our board of directors based on his employment by our wholly-owned subsidiary, Triple Net Properties, from August 2004 through April 2007. Mr. Thompson was determined not to be an independent member of our board of directors, as he founded us in 1998 and was employed as an executive officer through November 2006. Mr. Peters is our Chief Executive Officer and President and therefore was determined not to be an independent member of our board of directors.

Committees of the Board of Directors

As of March 31, 2007, our board of directors has an audit, compensation and nominating and corporate governance committees. Our board of directors has adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, as well as corporate governance guidelines, which will be available on our website upon the consummation of this offering.

In April 2007, we established an executive committee of our board of directors, consisting of Messrs. Thompson, Peters, Carpenter, Greene, Hunt and Wallace. Mr. Thompson serves as the chairman of this committee. The executive committee has the power to handle all matters delegated to our board of directors, as permitted under Delaware law, other than the powers previously delegated to our audit, compensation and nominating and corporate governance committees.

Audit Committee

The audit committee consists of Messrs. Carpenter, Greene and Wallace. Mr. Greene serves as chairman of the audit committee and is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. All member of the audit committee are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Act of 1934, as amended, or the Exchange Act, and under the rules of          . The functions of this committee include:

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	meeting with representatives of our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditor;

•	selecting and recommending to our board of directors the engagement of our independent auditor and oversight of the work performed by our independent auditor;

•	reviewing the independence and quality control procedures of the independent auditor;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	reviewing and determining whether to recommend to our board of directors that the audited financial statements be included in our annul report on Form 10-K.

Both representatives of our independent auditor and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

Our compensation committee currently consists of Messrs. Carpenter, Greene and Hunt. Mr. Hunt serves as Chairman of the compensation committee. All members of the compensation committee are independent directors as such term is defined under the rules of          . The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our board of director, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefits plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters;

•	establishing and reviewing policies regarding perquisite benefits; and

•	preparing the annual report required in the proxy statement for our annual stockholder’s meetings and reviewing our annual Compensation Discussion and Analysis required by the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Carpenter, Hunt and Wallace. Mr. Carpenter serves as the chairman of the Nominating and Corporate Governance Committee. All members of the nominating and corporate governance committee are independent directors as such term is defined under the rules of               . The functions of the committee include:

•	identifying qualified candidates to become members of our board of directors;

•	recommending nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	developing and recommending to our board of directors our corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.

Compensation of Directors

We have agreed to pay each of our non-employee directors an annual retainer of $45,000, each non-employee committee chairperson an annual retainer of $5,000 (except for the audit committee chairperson, who earned an annual retainer of $10,000), an attendance fee of $1,500 for each regular or special board meeting, including meetings of the executive committee, and an attendance fee of $500 for each committee meeting attended. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2006. Our employee directors do not receive separate compensation for serving on the board of directors. We reimburse all directors for reasonable expenses incurred while attending board of directors and committee meetings. Our board of directors may change the compensation of our non-employee directors in its discretion.

	Fees Earned or Paid in	Stock
Director	Cash(1)	Awards(2)(3)	Total

Glenn L. Carpenter	$56,000	$4,200	$60,200
Harold H. Greene	61,000	4,200	65,200
Gary H. Hunt	54,500	4,200	58,700
D. Fleet Wallace	$51,000	$4,200	$55,200

(1)	Represents the annual retainer plus all meeting and committee attendance fees earned by our non-employee directors in fiscal 2006.

(2)	The amounts shown are the compensation costs recognized by us in fiscal year 2006 in accordance with SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), related to our grant of 10,000 shares of restricted common stock to each of our non-employee directors in November 2006. There were no grants of options to purchase shares of our common stock or restricted stock grants to our non-employee directors prior to 2006. These shares vest in three equal increments on November 16, 2007, November 16, 2008 and November 16, 2009. The grant date fair value of the 10,000 shares of restricted stock granted on November 16, 2006, was $100,000, as computed in accordance with SFAS No. 123R, based on a value of $10.00 per share of restricted stock as of December 31, 2006. In determining this $10.00 value, we considered the offering price to investors of $10.00 per share in November 2006.

(3)	The following table shows the aggregate number of unvested stock awards and option awards (exercisable and unexercisable) granted to our non-employee directors and outstanding as of December 31, 2006:

		Stock Awards
	Options Outstanding	Outstanding at
Director	at Fiscal Year End	Fiscal Year End

Glenn L. Carpenter	0	10,000
Harold H. Greene	0	10,000
Gary H. Hunt	0	10,000
D. Fleet Wallace	0	10,000

In addition, Anthony W. Thompson is paid an annual retainer of $450,000 for his service as our Chairman. Mr. Thompson does not have an employment agreement for his role as Chairman. Our executive officers meet with the Chairman weekly to formulate strategic plans and discuss implementation of the operational aspects of the business.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of us or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of our Chief Executive Officer, our Chief Financial Officer and our three next most highly paid executive officers as determined under the rules of the Securities and Exchange Commission.

The compensation committee of our board of directors administers the compensation policies and programs for our executive officers, including our named executive officers. The primary objectives of our compensation programs are to:

•	Attract and retain talented and qualified executive officers to manage and lead our company;

•	Motivate and reward executive officers whose knowledge, skill and performance are critical to our success;

•	Align the interests of our executive officers and stockholders through equity-based long-term incentive awards that motivate executive officers to increase stockholder value and reward executive officers when stockholder value increases;

•	Ensure fairness among the executive management team by recognizing contributions each executive officer makes to our success; and

•	Compensate our executives to manage our business to meet our short-term objectives by rewarding executive officers based on the achievement of our short-term objectives and each executive officer’s contribution to our successful performance.

Consistent with our compensation committee’s objectives, our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively and tying their compensation to our success as a whole and their contribution to our success.

For 2006, our executive compensation was primarily set by our Chairman of the Board and Chief Executive Officer. Our 2006 executive compensation program had four primary components: (i) salary component, (ii) discretionary annual cash bonus, (iii) a long-term equity incentive component granted in the form of stock options and restricted stock awards and (iv) severance benefits, insurance benefits and other perquisites. Our compensation programs, including the allocation between cash and non-cash compensation, is largely designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate executive officers to meet our strategic objectives, thereby maximizing total return to stockholders. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees.

Our compensation committee has sole authority to retain or terminate an independent compensation consultant. The compensation committee has not used the services of a compensation consultant to date; however it plans to retain a compensation consultant in 2007.

Compensation Components

Executive compensation consists of the following:

Base Salary

We determine our executive salaries based on job responsibilities and individual experience, skill and knowledge, as well as competitive market conditions. In establishing the 2006 base salaries of the named executive officers, our Chairman of the Board and Chief Executive Officer took into account a number of factors, including the executive officer’s seniority, position and function role, level of responsibility and prior performance. In connection with our private offering of common stock in November 2006, members of our senior management team, including our named executive officers, (other than Mr. Thompson), entered into employment agreements with us, which included their respective base salaries for 2007 and the last two months of 2006. The compensation arrangements in the employment agreements were determined based on negotiations between each executive officer and our initial directors (consisting of Messrs. Thompson, Peters and Rogers) in connection with our 144A private equity offering. In April 2007, Mr. Rogers’ employment was terminated by us for cause pursuant to the terms of his employment agreement.

The executive officers’ employment under the employment agreements commenced upon the completion of our 144A private equity offering in November 2006, and have an initial term of three years. On the final day of the original term, and on each anniversary thereafter, the term of the executive officers’ employment agreement will be extended automatically for one additional year, unless we or the executive provides at least one year written notice to the other that the term will not be extended.

The employment agreements provide an annual base salary for each executive officer. Each executive officer’s annual base salary as set by the employment agreements is $550,000, $550,000, $400,000, $350,000 and $350,000 for each of Mr. Peters, Mr. Rogers, Ms. Biller, Ms. LaPoint and Mr. Hanson. Mr. Thompson is paid an annual retainer of $450,000 for his service as our Chairman. An executive officer’s base salary may be increased from time to time during the employment period by an amount determined by our board or our compensation committee.

In December 2006, our board of directors established our compensation committee. Our compensation committee will review the salaries of our executives annually, beginning with 2008 compensation, and will determine compensation based on individual performance during the prior calendar year, cost of living adjustments and other factors that it deems appropriate.

Discretionary Bonus

The employment agreements also provide that each executive is eligible to receive an annual discretionary bonus, with each executive’s target bonus being a percentage of his or her annual base salary. Each executive’s target bonus percentage is set forth below. In addition, subject to the termination provisions discussed below, on January 1 of each fiscal year commencing on January 1, 2007, Mr. Hanson may become entitled to receive a special bonus with respect to each fiscal year in the amount of $250,000. Mr. Hanson will be entitled to this special bonus if, during such fiscal year, (x) Mr. Hanson is the procuring cause of at least $25 million of equity from new sources, which equity is actually received by us during such fiscal year, for real estate investments sourced by us, and (y) Mr. Hanson is employed by us on the last day of such fiscal year.

The following table sets forth the target bonus percentage of base salary for each of our executives and, where noted, certain executive officers of Triple Net Properties:

Target Bonus
Range as a Percentage
Name	Title	of Base Salary

Scott D. Peters	Chief Executive Officer and President	0% to 200%
Louis J. Rogers	President of Triple Net Properties	0% to 150%
Andrea R. Biller	General Counsel, Executive Vice President and Secretary	0% to 150%
Francene LaPoint	Chief Financial Officer	0% to 100%
Jeffrey T. Hanson	Chief Investment Officer	0% to 100%

Following the establishment of the compensation committee, the compensation committee has the authority to award discretionary annual bonuses to our executive officers. We structure our annual performance bonuses to reward named executive officers and employees for our successful performance and each individual’s contribution to that performance. For 2006, no specific performance targets were used in determining bonus amounts. For 2006, we paid cash bonuses to Mr. Thompson, Mr. Peters, Mr. Rogers, Ms. Biller, Ms. LaPoint and Mr. Hanson of $4.5 million, $1.2 million, $1.5 million, $551,000, $271,000 and $1.2 million, respectively. Mr. Hanson’s bonus of $1.2 million included a $750,000 sign-on bonus.

Long-Term Equity Incentives

We believe that ownership in our company is important to provide our executive officers with long-term incentives to build value for our stockholders. We believe stock-based awards help to align the interests of our executive officers with the interests of our stockholders. In 2006, we adopted a 2006 Long Term Incentive Plan. The principal features of our 2006 Long Term Incentive Plan are summarized under “— 2006 Long Term Incentive Plan.” The principal purpose of our 2006 Long Term Incentive Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. For 2006, the award of stock options and restricted stock to our executive officers was determined by our initial directors (Messrs. Thompson, Peters and Rogers). Going forward, we believe that the compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executive officers, including prior equity awards, are sufficient to retain, motivate and adequately award the executive officers.

Restricted Stock Awards

We have made grants of restricted stock to our executive officers to provide additional long-term incentive to build stockholder value. Restricted stock awards are made in anticipation of contributions that will create value in the company and are subject to a lapsing repurchase right by the company over a period of time. Because the shares have a defined value at the time the restricted stock grants are made, restricted stock grants are often perceived as having more immediate value than stock options, which have a less calculable value when granted.

On November 16, 2006, under the 2006 Long Term Incentive Plan, we granted restricted stock awards to our named executive officers, other than Mr. Thompson. As of January 1, 2007, one-third of these shares had vested, with one-third vesting on January 1, 2008 and one-third vesting on January 1, 2009. The shares of restricted stock awarded were issued without a purchase price and are subject to forfeiture in the event of the termination of the executive’s employment, and are also subject to transfer and other restrictions.

Stock Options

We believe that providing a significant portion of our executive officers’ total compensation package in stock options aligns the incentives of our executive officers with the interests of our stockholders and with our long-term success. We award stock options under our 2006 Long Term Incentive Plan.

On November 16, 2006, we awarded non-qualified stock options representing the right to purchase shares of our common stock to our named executive officers, other than Mr. Thompson. The exercise price for these option grants is $10.00, which is the fair market value of our common stock on the date of the grant as determined by our board of directors and was based on the price per share of our common stock paid by investors in our 144A private equity offering. The options have a term of 10 years and vest and become exercisable with respect to one-third of the underlying shares of our common stock on the grant date, and one-third on the first and second anniversaries of the grant date, subject to the executive officer’s continued employment. The options are subject to forfeiture in the event of the termination of the executive officer’s employment, and are also subject to transfer and other restrictions

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the compensation committee for our executive officers. Prior to our initial public offering, the market for our stock was limited. We have chosen not to require stock ownership given the limited market for our securities. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Profit Sharing Plan

We have established a profit sharing plan for our employees, pursuant to which we provide matching contributions. Generally, all employees are eligible to participate following one year of service with us.

Matching contributions are made in our sole discretion. Participants interests in their respective contribution account vests over 4 years, with 0% vested in the first year of service, 25% in the second year, 50% in the third year and 100% in the fourth year.

Perquisites and Other Benefits

We currently offer the following employee benefit plans to our executive officers: health, dental, life insurance, long-term disability insurance, profit-sharing and a 401(k) savings plan. We also pay 100% of the premium cost of health insurance coverage provided to executive officers. In addition, pursuant to his employment agreement, we agreed to pay Mr. Peters a moving relocation expense payment in the amount of $1,750,000, in connection with his relocation from Arizona to California, and to reimburse him for his reasonable living expenses until the moving relocation expense is paid. This moving relocation expense payment has not yet been incurred or paid.

The employment agreements provide that each of Ms. Biller and Messrs. Peters and Rogers are entitled to receive a grant of a membership share of NNN Apartment Management, LLC, in an amount to be determined on the grant date. Each of Ms. Biller and Mr. Peters currently own 18% of the membership interests in NNN Apartment Management, LLC. NNN Apartment Management, LLC has redeemed Mr. Rogers’ membership interests in connection with his termination as one of our executive officers.

Also, the employment agreements provide that Ms. Biller and Messrs. Peters, Rogers and Hanson are entitled to receive a grant of a membership share of the NNN Healthcare/Office Management, LLC, in an amount to be determined on the grant date. Each of Ms. Biller and Messrs. Peters and Hanson currently owns 18.0% of the membership interests in NNN Healthcare/Office Management, LLC. Mr. Rogers did not receive a membership share as a result of his termination as one of our executive officers.

The employment agreements also provide that Ms. Biller and Messrs. Peters, Rogers and Hanson may be entitled to receive a grant of a membership share of NNN Institutional Advisors, LLC, the advisor for the NNN Institutional Real Estate Fund, LP, in an amount to be determined on the grant date.

Additional Benefits.  The employment agreements provide that each executive is entitled to participate in any of our benefit plans that are made generally available to our executives, including any deferred compensation, health, dental, life insurance, long-term disability insurance, retirement, pension or 401(k) savings plan. Also, the employment agreements provide that we will pay 100% of the premium cost of health insurance coverage provided to the executives. The employment agreements provide that each executive is entitled to such fringe benefits as may be determined or granted by our board, or our compensation committee. During each executive’s employment term, the executive is entitled to four weeks of paid vacation time in each calendar year on a pro-rated basis, and is entitled to all our paid holidays, subject to our vacation and holiday policies, as in effect from time to time.

The employment agreements also provide that we will maintain insurance to insure each executive against claims arising out of an alleged wrongful act occurring during his or her respective employment term when the executive is acting as a director or officer for us or one of our subsidiaries. The employment agreements provide that we will indemnify and exculpate, to the fullest extent permitted under applicable law, each executive from money damages incurred as a result of claims arising out of an alleged wrongful act occurring during his or her respective employment term when the executive is acting as an officer, director or employee for us or one of our subsidiaries. However, Mr. Rogers will not be entitled to indemnification as a result of any losses incurred resulting from any agreement entered into by Mr. Rogers in connection with his indemnification obligations to us under (i) the Contribution Agreement relating to the contribution of the outstanding shares of common stock of Realty by the holders thereof to us, (ii) the Contribution Agreement relating to the contribution of the outstanding shares of common stock of Capital Corp. by the holders thereof to us, and (iii) the Indemnification and Escrow Agreement regarding regulatory matters.

Termination and Change of Control Benefits

The following description relates to the employment agreements between us and each executive officer, other than Mr. Thompson who does not have an employment agreement with us.

Termination of Employment.  The employment agreements provide that an executive officer’s employment will be terminated under the following circumstances: death, prolonged physical or mental disability of the executive, discharged by us, with or without cause, resignation by the executive, with or without good reason, or expiration of the executive officer’s employment term with us. Upon termination of employment, other than for cause, or for resignation without good reason, our executive officers are entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the board recognized that executive officers, especially highly ranked executive officers, often face challenges securing new employment following termination. Additionally, the agreements are designed to retain the executive officers and provide continuity of management in the event of an actual or threatened change in the control of us, and to ensure that the executive officers’ compensation and benefits expectations would be satisfied in such event. For a description of the severance benefits to which our executive officers are entitled under their employment agreements see “— Potential Payments Upon Termination or Change of Control.”

Covenant Not to Compete.  The employment agreements provide that during employment with us and for a period of one year following thereafter, each executive officer has agreed not to engage in any competitive business. Specifically, during that period each executive has agreed not to:

•	compete directly with us in a business similar to ours,

•	compete directly or indirectly with us with respect to any acquisition or development of any real estate project undertaken or being considered by us,

•	lend or allow their name or reputation to be used by or in connection with any business competitive with us, and

•	solicit for employment, or encourage to resign from employment, any employee of ours, or intentionally interfere with or disrupt the relationship between us and any lessee, tenant, supplier, contractor, lender, employee or governmental agency or authority.

The non-competition provisions of each executives employment agreement will survive for one year following the termination of the executives employment, regardless of whether the termination is by discharge by us for cause or without cause, or by resignation by the executive for good reason or not for good reason. However, if during the 12 months following a change in control, the executive resigns for good reason, or is discharged by us without cause, then the non-competition provisions will not survive the executives resignation or discharge from employment.

Covenant of Confidentiality.  Each executive has agreed that during employment with us and for a period of three years following thereafter, he or she will not directly or indirectly disclose or make available to any person or entity any of our confidential information.

Non-Disparagement.  Each executive has agreed to not disparage us, any of our subsidiaries, any of our practices, or any of our directors, officers, agents, representatives, or employees at any time. We have agreed to not disparage at any time any of the executives with whom we have entered into an employment agreement.

Arbitration Agreement.  The employment agreements provide that any controversy, dispute or claim between the executive and us, or our parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, will be resolved by binding arbitration, at the request of either party.

2006 Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by our named executive officers, for all services rendered in all capacities to us for the fiscal year ended December 31, 2006.

					Stock	Option	All Other
		Salary	Bonus		Awards	Awards	Compensation
Name and Principal Position	Year	(3)	(5)		(9)	(10)	(11)(12)		Total

Anthony W. Thompson(1)	2006	$287,250	$4,497,101	(6)(7)	$0	$0	$25,449		$4,809,800
Chairman
Scott D. Peters	2006	611,250	1,175,900	(7)	1,834,669	81,345	927,260	(13)	4,630,424
Chief Executive Officer, President and Director
Louis J. Rogers(2)	2006	650,625	1,460,056	(6)(7)	3,497,653	81,345	2,428,538		8,118,217
President of Triple Net Properties, LLC and our Director
Andrea R. Biller	2006	391,674	551,200	(7)	411,667	65,076	22,834		1,442,451
General Counsel, Executive Vice President and Secretary
Francene LaPoint	2006	277,899	270,720		237,500	65,076	22,834		874,029
Chief Financial Officer
Jeffrey T. Hanson	2006	$117,628 (4)	$1,212,180	(8)	$726,079	$40,673	$1,083		$2,097,643
Chief Investment Officer

(1)	Mr. Thompson served as our Chief Executive Officer until November 16, 2006, when he became our Chairman.

(2)	Mr. Rogers’ employment with us was terminated on April 4, 2007. In connection with this termination, Mr. Rogers’ grant of 50,000 options (all unexercised) and 96,666 shares of unvested restricted stock were forfeited.

(3)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash to the executive in fiscal 2006.

(4)	Mr. Hanson’s annual salary for fiscal 2006 was $250,000. The $117,628 represents amounts paid or to be paid to Mr. Hanson from July 29 (the date Mr. Hanson joined Triple Net Properties) through December 31, 2006.

(5)	Bonus amounts represent cash bonuses paid by us at our discretion.

(6)	Bonus amounts include the following total commissions based sales volumes paid in fiscal 2006 by Capital Corp.: Mr. Thompson — $74,521 and Mr. Rogers — $424,156.

(7)	Bonus amounts include bonuses of $100,000 paid in fiscal 2006 to each of Mr. Peters and Ms. Biller upon the receipt by us from G REIT, Inc., a public non-traded REIT that we sponsored, of net commissions aggregating $5 million or more from the sale of G REIT properties. Bonus amounts also include cash distributions of membership interests of $50,000 paid to each of Messrs. Rogers and Peters and Ms. Biller and $21,575 paid to Mr. Thompson, by NNN Apartment Management, LLC, which owns a 25% equity interest in NNN Apartment Advisor, LLC. We formed NNN Apartment Advisor, LLC to advise and manage NNN Apartment REIT, Inc., a public non-traded REIT that we are sponsoring.

(8)	Mr. Hanson was appointed our Managing Director, Real Estate on July 29, 2006. His bonus amount includes a $750,000 sign-on bonus that was paid in September 2006. Amount also includes a special bonus paid to Mr. Hanson pursuant to his employment agreement for being the procuring cause of at least $25 million in equity from new sources, which equity was received by us during the fiscal year, for real estate investments sourced by us.

(9)	The amounts shown are the amounts of compensation cost recognized by us in fiscal 2006 related to the grants of restricted stock in fiscal 2006, as described in Statement of Financial Accounting Standards No. 123R. No grants of restricted stock were made prior to fiscal 2006. Also includes, with respect to Mr. Peters, a grant of Triple Net Properties, membership units by Triple Net Properties; with respect to

Mr. Rogers, grants of Realty, and Capital Corp. common stock by our affiliate, Mr. Thompson; and with respect to Mr. Hanson, a grant of Realty common stock by our affiliates, Messrs. Thompson and Rogers.

(10)	The amounts shown are the amounts of compensation cost recognized by us in fiscal 2006 related to the grants of stock options in fiscal 2006, as described in Statement of Financial Accounting Standards No. 123R. No grants of stock options were made prior to fiscal 2006.

(11)	The amounts shown include our incremental cost for the provision to the named executive officers of certain specified perquisites in fiscal 2006, as follows:

	Living	Travel	Tax Gross Up	Medical & Dental
Named Executive Officer	Expenses	Expenses	Payment	Premiums	Total

Anthony W. Thompson	$0	$0	$0	$833	$833
Scott D. Peters	24,557	31,376	853,668	1,043	910,644
Louis J. Rogers	0	0	2,404,879	1,043	2,405,922
Andrea R. Biller	0	0	0	218	218
Francene LaPoint	0	0	0	218	218
Jeffrey T. Hanson	$0	$0	$0	$1,043	$1,043

(12)	The amounts shown also include the following matching contributions made under our 401(k) Plan, income attributable to life insurance coverage paid by us and company contributions to our profit-sharing plan in fiscal 2006, as follows:

		401(k) Plan		Profit-Sharing Plan
		Company	Life Insurance	Company
Named Executive Officer	Year	Contributions	Coverage	Contributions	Total

Anthony W. Thompson	2006	$8,000	$116	$16,500	$24,616
Scott D. Peters	2006	0	116	16,500	16,616
Louis J. Rogers	2006	6,000	116	16,500	22,616
Andrea R. Biller	2006	6,000	116	16,500	22,616
Francene LaPoint	2006	6,000	116	16,500	22,616
Jeffrey T. Hanson	2006	$0	$40	$0	$40

(13)	Does not include a moving relocation expense of $1,750,000, as provided in Mr. Peters’ employment agreement. As of March 31, 2007, this amount has not been paid, as Mr. Peters has not yet relocated, which would trigger our obligation to pay this amount.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of plan-based awards we made to our named executive officers for the fiscal year ended December 31, 2006.

			All Other	All Other	Exercise or
			Stock Awards:	Option Awards:	Base Price	Grant Date Fair
			Number of	Number of	of Option	Value of Stock
	Approval	Grant	Shares of	Securities Under-	Awards	and Option
Name	Date(1)	Date	Stock or Units(2)	lying Options(3)	($/Sh)	Awards(4)

Anthony W. Thompson	n/a	n/a	0	0	$0	$0
Scott D. Peters	10/20/06	11/16/06	175,000			1,662,500
	10/20/06	11/16/06		50,000	10.00	246,500
Louis J. Rogers	10/20/06	11/16/06	145,000			1,377,250
	10/20/06	11/16/06		50,000	10.00	246,500
Andrea R. Biller	10/20/06	11/16/06	130,000			1,235,000
	10/20/06	11/16/06		40,000	10.00	197,200
Francene LaPoint	10/20/06	11/16/06	75,000			712,500
	10/20/06	11/16/06		40,000	10.00	197,200
Jeffery T. Hanson	10/20/06	11/16/06	50,000			475,000
	10/20/06	11/16/06		25,000	$10.00	$123,250

(1)	In connection with approving our formation transactions and our 144A private equity offering, our board of directors approved the initial grants of stock options to our executive officers and directors, to be granted conditioned on the closing of the private equity financing, which occurred on November 16, 2006. The exercise price of the stock option grants was $10.00, the price per share sold in the private equity financing.

(2)	Amounts shown represent restricted stock issued under our 2006 Long Term Incentive Plan that vest in three equal installments on January 1, 2007, January 1, 2008 and January 1, 2009, subject to continued service with us.

(3)	Amounts shown represent options issued under our 2006 Long Term Incentive Plan that vest and become exercisable with respect to one-third of the underlying shares of our common stock on the grant date, and on the first and second anniversaries of the grant date, subject to the executive’s continued employment with us, and have a maximum term of ten years.

(4)	The grant date fair value of the shares of restricted stock granted on November 16, 2006, as computed in accordance with SFAS No. 123R is based on a value of $9.50 per share of restricted stock. This value was determined based on the offering price to investors of $10.00 per share in November 2006. We then relied on an independent valuation firm as of January 1, 2007, which valued the discount applicable to our restricted stock, taking into account the decrease in liquidity as a result of the lock-up agreements entered into by each executive officer. The grant date fair value of the options to purchase shares of common stock granted on November 16, 2006, as computed in accordance with SFAS No. 123R, is based on a value of $4.93 per share issuable upon exercise of the options. This value was determined based on the offering price to investors of $10.00 per share in November 2006, and the application of the Black-Scholes option-pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2006:

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Anthony W. Thompson	0	0	$0	0	0	$0
Scott D. Peters	16,666	33,334	10.00	11/16/2016	175,000	1,750,000
Louis J. Rogers	16,666	33,334	10.00	11/16/2016	145,000	1,450,000
Andrea R. Biller	13,333	26,667	10.00	11/16/2016	130,000	1,300,000
Francene LaPoint	13,333	26,667	10.00	11/16/2016	75,000	750,000
Jeffery T. Hanson	8,333	16,667	10.00	11/16/2016	50,000	500,000

(1)	Amounts shown represent options granted on November 16, 2006 under our 2006 Long Term Incentive Plan that vest and become exercisable in with respect to one-third of the underlying shares of our common stock on each of November 16, 2006, November 16, 2007 and November 16, 2008, subject to the executive’s continued employment with us, and have a maximum term of ten-years.

(2)	Amounts shown represent restricted stock granted on November 16, 2006 under our 2006 Long Term Incentive Plan that vest in three equal installments on January 1, 2007, January 1, 2008 and January 1, 2009, subject to continued service with us.

(3)	The grant date fair value of the shares of restricted stock granted on November 16, 2006, as computed in accordance with SFAS No. 123R is based on a value of $9.50 per share of restricted stock. This value was determined based on the offering price to investors of $10.00 per share in November 2006. We then relied on an independent valuation firm as of January 1, 2007, which valued the discount applicable to our restricted stock, taking into account the decrease in liquidity as a result of the lock-up agreements entered into by each executive officer.

Options Exercises and Stock Vested

Our named executive officers did not exercise any stock options or have any stock awards vest during the fiscal year ended December 31, 2006.

Potential Payments Upon Termination or Change of Control

Severance Agreements.  We have entered into employment agreements with each of our named executive officers, other than Mr. Thompson, and certain other executive officers that provide certain benefits in the event of our termination of such executive’s employment.

Under these agreements, if we terminate an executive officer’s employment for cause or if the executive voluntarily resigns without good reason (as defined below), the executive officer is entitled to accrued salary and any unreimbursed business expenses. If the executives employment terminates because of expiration of the executive officer’s employment term, death or disability, we will pay an accrued salary, any unreimbursed business expenses, and a prorated performance bonus equal to the performance bonus (and in the case of termination for reason of death or disability, equal to the maximum target) that otherwise would have been payable to the executive in the fiscal year in which the termination occurs had the executive officer continued employment through the last day of such fiscal year, prorated for the number of calendar months the executive officer was employed by us in such fiscal year. The prorated performance bonus will be paid within 60 days after the executive officer’s date of termination, provided that the executive officer executes and delivers to us a general release of claims (and does not revoke the release), and the executive officer is not in material breach of any of the provisions of his or her employment agreement.

Cause is generally defined to mean:

•	the executive officer’s material breach of any of the material terms of the employment agreement, or any confidentiality or proprietary information and inventions agreement between the executive and us;

•	the executive officer’s gross negligence, willful misconduct or fraudulent acts in the performance of his or her duties under the employment agreement; or

•	the executive officer’s conviction of, or the entry of a plea of guilty or no contest to, a felony.

Cause will not include situations where the executive officer, in exercise of the executive officer’s professional judgment regarding federal securities laws, state securities laws and related authorities and industry standards of conduct, and in consultation with outside counsel competent with such federal securities laws, state securities laws and related authorities and industry standards of conduct, refuses the instruction of or is in disagreement with our board of directors about matters of our compliance with such federal securities laws, state securities laws and related authorities and industry standards of conduct.

Good reason is generally defined to mean the occurrence, without the express written consent of the executive, of any of the following events, unless such event is substantially corrected within 30 days following written notification by the executive officer to us that he or she intends to terminate his or her employment because of such event:

•	any material reduction or diminution in the compensation, benefits or responsibilities of the executive;

•	any material breach or material default by us under any material provision of the executive officer’s employment agreement;

•	any material diminution in the executive officer’s position or responsibilities for us;

•	any relocation from our principal place of business to a location that is more than 35 miles away;

•	for Mr. Peters exclusively, the failure of our stockholders to elect or reelect Mr. Peters to our board of directors, provided that Mr. Peters stands for election or reelection, as applicable; or

•	when the executive, in the exercise of the executive officer’s professional judgment regarding federal securities laws, state securities laws and related authorities and industry standards of conduct, believes that our board of directors or other control persons have failed to adequately respond to issues raised by the executive officer regarding compliance with federal securities laws, state securities law, and related authorities and industry standards applicable to us and our subsidiaries.

If the executive officer’s employment terminates because of discharge by us without cause, or voluntary resignation by the executive officer with good reason, we will pay any accrued salary, any unreimbursed business expenses and a severance benefit, in a lump sum cash payment, equal to the executive’s annual salary plus the executive officer’s target bonus in the year of the termination, the sum of which will be multiplied by a “severance benefit factor.” The “severance benefit factor” will be determined as follows: (a) if the date of termination occurs during the original three year employment term, the “severance benefit factor” will be the greater of one, and the number of months from the date of termination to the last day of the original three year employment term, divided by 12, or (b) if the date of termination is after the original three year employment term, the “severance benefit factor” will equal one. Also, the executive officer will become fully vested in his or her options and restricted shares.

Mr. Hanson’s employment agreement further provides for an additional severance benefit equal to the lesser of (x) one percent of the amount of equity from new sources not previously related to us or any of our subsidiaries, for which Mr. Hanson is the procuring cause in our fiscal year in which the date of termination occurs, which equity is actually received by us or any of our subsidiaries during such fiscal year, for real estate investments sourced by us or any of our subsidiaries, or (y) $250,000, if he is discharged by us without cause, or he voluntarily resigns for good reason. The additional severance benefit to Mr. Hanson will be in lieu of the $250,000 special bonus to Mr. Hanson in respect of the fiscal year in which his termination of employment occurs.

The severance benefits discussed above will be paid within 60 days after the executive officer’s date of termination, provided that the executive officer executes and delivers to us a general release of claims (and does not revoke the release), and the executive officer is not in material breach of any of the provisions of his or her employment agreement. Upon any termination discussed above, the executive officer will resign, effective upon the date of termination, from all offices and directorships then held with us or any of our subsidiaries and affiliates.

Termination of Employment in connection with a Change in Control.  Upon a change in control, an executive may become entitled to payments and health insurance coverage upon a qualifying termination (as described more fully below), and also may become fully vested in his or her options and restricted shares, as more fully described below. In general terms, a change in control occurs upon:

•	the liquidation or dissolution of the company;

•	following our initial public offering, any natural person, corporation, or any other entity (with certain exceptions) directly or indirectly becoming the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of than 35% of the voting power of our total outstanding voting securities;

•	any natural person, corporation, or any other entity (with certain exceptions) acquiring all or substantially all of the assets and business of our company;

•	during any period of two consecutive years, a majority of our board of directors is constituted by individuals other than (1) individuals who were directors prior to the beginning of such two year period, and (2) new directors whose election or appointment by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors immediately prior to the beginning of the two year period or whose election or nomination for election was previously so approved; or

•	the consummation by us (whether directly involving us or indirectly involving us through intermediaries ) of a merger, consolidation, reorganization, business combination, or the acquisition of assets or stock of another entity, resulting in a successor entity, which would result in our voting securities outstanding immediately before the transaction representing less than 50% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction.

If the executive officer is discharged by us without cause at any time within 90 days before, or 12 months after, a change in control, or if the executive officer resigns from employment with us for good reason within 12 months after a change in control, or if the executive officer resigns from employment with us without good reason during the period commencing six months after a change in control and ending 12 months after a change in control, then we will pay the executive officer any accrued salary, any unreimbursed business expenses, and a severance benefit. The severance benefit will be in a lump sum cash payment, equal to the executive officer’s annual salary plus the executive officer’s target bonus in the year of the termination, the sum of which will be multiplied by three. The executive will also receive 100% of the company-paid health insurance coverage as provided to the executive officer immediately prior to the executive officer’s termination. The health insurance coverage will continue for two years following termination of employment, or until the executive officer becomes covered under another employer’s group health insurance plan, whichever comes first. Also, the executive officer will become fully vested in his or her options and restricted shares.

In addition, Mr. Hanson’s employment agreement provides for an additional severance benefit equal to the lesser of (x) one percent of the amount of equity from new sources not previously related to us or any of our subsidiaries, for which Mr. Hanson is the procuring cause in our fiscal year in which the date of termination occurs, which equity is actually received by us or any of our subsidiaries during such fiscal year, for real estate investments sourced by us or any of our subsidiaries, or (y) $250,000, if he is discharged by us without cause at any time within 90 days before, or 12 months after, a change in control, or if Mr. Hanson voluntarily resigns for good reason within 12 months after a change in control, or if Mr. Hanson voluntarily resigns without good reason during the period commencing six months after a change in control and ending 12 months after a change in control. The additional severance benefit to Mr. Hanson will be in lieu of the $250,000 special bonus to Mr. Hanson in respect of the fiscal year in which his termination of employment occurs.

The severance benefits discussed above will be paid within 60 days after the executive officer’s date of termination, provided that the executive officer executes and delivers to us a general release of claims (and does not revoke the release), and the executive officer is not in material breach of any of the provisions of his or her employment agreement. Any payment and benefits discussed in this paragraph regarding a termination associated with a change in control will be in lieu of any payments and benefits that would otherwise be awarded in an executive’s termination.

If payments or other amounts become due to an executive officer under the employment agreement or otherwise, and the excise tax imposed by the Internal Revenue Code Section 4999 applies to such payments, the terms of the employment agreements require us to pay a gross up payment to the executive in the amount of this excise tax plus the amount of income, excise and other taxes due as a result of the gross up payment. All determinations required to be made and the assumptions to be utilized in arriving at such determinations, with certain exceptions, will be made by our independent certified public accountants serving immediately prior to the change in control.

In accordance with the requirements of the rules of the Securities and Exchange Commission, the following table presents our reasonable estimate of the benefits payable to named executive officers, other than Mr. Thompson, under our employment agreements assuming that (i) a discharge without cause or voluntary resignation with good reason occurred on December 29, 2006, the last business day of fiscal 2006 and (ii) a discharge without cause or voluntary resignation for good reason occurred during the protective period in connection with a change of control on December 29, 2006, the last business day of fiscal 2006. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officer will receive the amounts reflected below.

					Value of
				Value of	Restricted
		Salary	Continuation	Option	Stock	Tax
		and Bonus	of Benefits	Acceleration	Acceleration	Gross Up	Total Value
Name	Trigger	(2)(3)(4)	(6)	(7)	(8)	(9)	(10)

Scott D. Peters	Discharge without Cause or Voluntary Resignation with Good Reason	$4,812,500	$2,086	$0	$1,750,000	$0	$6,564,586
	Change in Control and Termination	4,950,000	2,086	0	1,750,000	968,996	7,671,082

Louis J. Rogers(1)	Discharge without Cause or Voluntary Resignation with Good Reason	4,010,417	2,086	0	1,450,000	0	5,462,503
	Change in Control and Termination	4,125,000	2,086	0	1,450,000	0	5,577,086

Andrea R. Biller	Discharge without Cause or Voluntary Resignation with Good Reason	2,916,667	436	0	1,300,000	0	4,217,103
	Change in Control and Termination	3,000,000	436	0	1,300,000	1,343,817	5,644,253

Francene LaPoint	Discharge without Cause or Voluntary Resignation with Good Reason	2,041,667	436	0	750,000	0	2,792,103
	Change in Control and Termination	2,100,000	436	0	750,000	806,788	3,657,224

Jeffrey T. Hanson	Discharge without Cause or Voluntary Resignation with Good Reason	2,041,667	2,086	0	500,000	0	2,543,753
	Change in Control and Termination	$2,100,000 (5)	$2,086	$0	$500,000	$2,789,450	$5,391,536

(1)	On April 4, 2007, Triple Net Properties terminated Mr. Rogers’ employment for cause (as defined in his employment agreement). Under the terms of his agreement, we paid Mr. Rogers accrued but unpaid salary and reimbursable business expenses. On April 6, 2007, Mr. Rogers served a demand for arbitration claiming wrongful termination and breach of his agreement. We intend to rigorously defend this claim, and we cannot at this time reasonably forecast the outcome of the arbitration.

(2)	In the case of expiration of the executive officer’s employment term, death or disability, the executive officer is paid only earned salary and a prorated performance bonus. Since the assumed event occurred as of December 29, 2006, the last business day of the fiscal year, all payments due were deemed earned and therefore no amounts are included in this table.

(3)	In the case of discharge without cause or voluntary resignation with good reason, represents the sum of the executive’s annual salary and target bonus multiplied by a “severance benefit factor.” In this case, the severance benefit factor is equal to the number of months (35) remaining in the executive’s employment term as of the end of fiscal 2006, divided by 12.

(4)	In the case of change in control and discharge without cause or voluntary resignation with good reason within the protective period, represents the sum of the executive officer’s annual salary and target bonus multiplied by three.

(5)	With respect to Mr. Hanson, does not include up to $250,000 in severance benefits related to the amount of new equity he procures for us, because any payments due are deemed earned during the year.

(6)	Represents the aggregate value of the continuation of medical and dental benefits for two years after the date of termination, which premiums are calculated based on the amounts paid for each executive officer in 2006.

(7)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options because the exercise price of the stock options is $10.00 per share and the value of our common stock on December 29, 2006 was $10.00 per share, no amounts are recognized upon acceleration of all options.

(8)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock. Based on $10.00 per share, the value of our common stock on December 29, 2006, multiplied by the number of shares of restricted stock held by each executive officer.

(9)	Represents an additional amount sufficient to offset the impact of any “excess parachute payment” excise tax and income tax payable by the executive pursuant to the provisions of the Internal Revenue Code (assuming a Federal tax rate of 36.45%) and assuming a 10.3% state tax rate).

(10)	Excludes the value to the executive officer of continued right to indemnification by us. Each participant will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

Indemnification

Our certificate of incorporation and bylaws provide indemnification rights to the members of our board of directors and officers. See “Description of Capital Stock — Liability and Indemnification of Officers and Directors.” Additionally, we have entered into separate indemnification agreements with the members of our board of directors and our executive officers to provide additional indemnification benefits, including the right to receive in advance reimbursements for expenses incurred in connection with a defense for which the director or officer is entitled to indemnification. In addition, we have a directors and officers liability insurance policy for the benefit of our directors and officers.

2006 Long-Term Incentive Plan

In September 2006, our board of directors and then sole stockholder approved and adopted the NNN Realty Advisors, Inc. 2006 Long-Term Incentive Plan, which we refer to as our 2006 Plan. The principal features of the 2006 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2006 Plan itself which is filed with the SEC as an exhibit hereto. We encourage you to read the 2006 Plan carefully.

Purpose of the 2006 Plan

The purpose of the 2006 Plan is to provide additional incentive for our directors, key employees and consultants to further our growth, development and our financial success by personally benefiting through the ownership of our common stock, or other rights which recognize such growth, development and financial success. Our board of directors also believes that the 2006 Plan will enable us to obtain and retain the services of our directors, key employees and consultants that are considered essential to our long range success by offering them an opportunity to own stock and other rights that reflect our financial success. The 2006 Plan is also designed to permit us to make cash and equity based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The 2006 Plan became effective immediately upon stockholder approval.

Securities Subject to the 2006 Plan

The maximum aggregate number of shares of common stock that may be issued or transferred pursuant to awards under the 2006 Plan is equal to 2,339,200 shares.

To the extent that an award or any portion thereof granted under the 2006 Plan terminates, expires or lapses for any reason, any unissued shares subject to the award at such time will be available for future grants under the 2006 Plan. If any shares of restricted stock are surrendered by a participant or repurchased by us pursuant to the terms of the 2006 Plan, such shares also will be available for future grants under the 2006 Plan. The add back of shares due to the replenishment provisions of the 2006 Plan will be on a one share added back for each one stock option, stock appreciation right and other award for which the holder pays the intrinsic value that was granted under the 2006 Plan is subsequently terminated, expired, cancelled, forfeited or repurchased. For every other award granted under the 2006 Plan, that is for every full-value award granted under the 2006 Plan, that is expired, cancelled, forfeited or repurchased two shares will be made available for issuance under the 2006 Plan. In no event, however, will any shares of our common stock again be available for future grants under the Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us will not be counted against the shares available for issuance under the 2006 Plan.

The shares of our common stock covered by the 2006 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

Eligibility

Our employees, consultants and non-employee directors are eligible to receive awards under the 2006 Plan. As of December 31, 2006, we had approximately 435 employees and seven directors, three of whom are employee directors. The administrator of the 2006 Plan determines which of our employees, consultants and directors will be granted awards. No employee, non-employee director or consultant is entitled to participate in the 2006 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or service on our board of directors. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the 2006 Plan, only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the 2006 Plan.

Awards Under the 2006 Plan

The 2006 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price not less than the fair market value for a share of our common stock on the date of grant, and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but may not exceed ten years.

Incentive Stock Options.  Incentive stock options, or ISOs, will be designed to comply with the applicable provisions of the Code relating to ISOs. Among such restrictions, ISOs must have an exercise price not less than the fair market value per share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee by us (including all options granted under the 2006 Plan and all other four option plans or any parent or subsidiary corporation) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation, referred to as a 10% Owner, the 2006 Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights, or SARs, provide for the payment of an amount to the holder based upon increases in the price of our common stock over a set base price. The base price of any SAR granted under the 2006 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2006 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately.

Restricted Stock.  Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred until the vesting restrictions and other restrictions applicable to such shares are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally will have voting rights and will receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The issuance of shares of our common stock pursuant to restricted stock units may be deferred or delayed beyond the time at which the restricted stock units vest in accordance with the terms of any specific award. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends per share of our common stock paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with stock options, SARs or other equity awards granted to the participant under the 2006 Plan. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

Performance Awards.  Performance awards may be granted by the administrator to employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, these awards will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards.  The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to such persons stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to us:

•	net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	gross or net sales or revenue;

•	net income (either before or after taxes);

•	operating earnings;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	working capital;

•	earnings per share; and

•	price per share of our common stock.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Achievement of each performance goal will be determined in accordance with generally accepted accounting principles to the extent applicable.

The maximum number of shares of our common stock which may be subject to awards granted under the 2006 Plan to any individual during any fiscal year, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects the common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan. In addition, certain employees — those whose compensation in the year of grant is, or in a future fiscal year may be, subject to the limitation on deductibility under Section 162(m) of the Code — may not receive cash-settled performance awards in any fiscal year exceeding a specified maximum amount.

Automatic Grants to Non-employee Directors

The 2006 Plan authorizes the grant of awards to our non-employee directors, the terms and conditions of which are to be determined by the administrator consistent with the 2006 Plan.

Each of our four independent directors was automatically granted 10,000 shares of restricted common stock upon the closing of our 144A private equity offering in November 2006. The restricted stock will vest in equal increments on each of November 16, 2007, 2008 and 2009.

Vesting and Exercise of Awards

The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which such award vests, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of employment, termination of service on our board of directors, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains our employee, director or consultant, as applicable, or for a specified period of time (up to the remainder of the award term) following the participant’s termination of employment, directorship or the consulting relationship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full-value awards made under the 2006 Plan generally will be subject to vesting over a period of not less than (i) three years from the grant date of the award if it vests based solely on employment or service with us, or (ii) one year following the commencement of the performance period, for full-value awards that vest based upon the attainment of performance goals or other performance-based objectives. However, an aggregate of up to 100,000 shares of our common stock may be granted subject to full-value awards under the 2006 Plan without respect to such minimum vesting provisions.

Only whole shares of our common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	the delivery of certain shares of our common stock owned by the participant;

•	the surrender of shares of our common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of property of any kind which constitutes good and valuable consideration;

•	with respect to options, a sale and remittance procedure pursuant to which the optionee will place a market sell order with a broker with respect to the shares of our common stock then issuable upon exercise of the option and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares plus all applicable income and employment taxes we are required to withhold by reason of such exercise; or

•	any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator of the 2006 Plan, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may also be transferred with the administrator’s consent to certain family members and trusts. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

Adjustments for Stock Splits, Recapitalizations, and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan, the administrator of the 2006 Plan will appropriately adjust:

•	the number and kind of shares of our common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2006 Plan;

•	the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any fiscal year;

•	the number and kind of shares of our common stock (or other securities or property) subject to outstanding awards under the 2006 Plan;

•	the number and kind of shares of our common stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing non-employee directors; and

•	the grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a Change in Control (as defined in the 2006 Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the award will terminate upon the Change in Control and the successor corporation will provide for the assumption or substitution of the awards, the awards shall become fully exercisable prior to the immediate consummation of the transaction constituting a Change in Control, and terminate upon the Change in Control and the Administrator will provide holders of awards with not less than fifteen days prior notice.

Administration of the 2006 Plan

The Compensation Committee of our Board is the administrator of the 2006 Plan unless the Board assumes authority for administration. The Compensation Committee must consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee may delegate its authority to grant awards to persons other than our officers, to a committee consisting of one or more Compensation Committee members or officers. The administrator has the power to:

•	select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2006 Plan;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under Section 162(m) of the Code;

•	construe and interpret the terms of the 2006 Plan and awards granted pursuant to the 2006 Plan;

•	adopt rules for the administration, interpretation and application of the 2006 Plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2006 Plan; and

•	amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Amendment and Termination of the 2006 Plan

The administrator may amend the 2006 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of any exchange on which our common stock is traded (or any other market or stock exchange on which our common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to decrease the exercise price of any outstanding option or stock appreciation right granted under the 2006 Plan.

The administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after October 20, 2016.

DESCRIPTION OF INDEBTEDNESS

LaSalle Line of Credit

In February 2007, we entered into a $25.0 million revolving line of credit with LaSalle Bank, N.A. to replace its then existing $10.0 million revolving line of credit with LaSalle Bank, N.A. This new line of credit consists of $10.0 million for use in property acquisitions and $15.0 million for general corporate purposes and bears interest at either prime rate or three-month LIBOR plus 1.50%, at our option on each drawdown, and matures in February 2010. We paid $100,000 in loan fees relating to this facility. There have been no funds drawn on this line as of March 31, 2007.

Guarantees of Debt

From time to time we provide certain guarantees of loans for properties under management. As of December 31, 2006, there were 107 loans for properties under management that were guaranteed, with approximately $2.4 billion in total principal outstanding secured by properties with a total aggregate purchase price of approximately $3.4 billion. Substantially all of the approximate $2.4 billion total principal outstanding guaranteed was non-recourse/carve-out guarantees, and of this amount, $26.4 million was in the form of mezzanine debt and $28.7 million was other full/partial recourse guarantees.

Subsequent to December 31, 2006, we guaranteed an additional 14 loans for properties under management with approximately $366.7 million in total principal outstanding secured by properties with a total aggregate purchase price of approximately $434.1 million at March 31, 2007. Of the additional $366.7 million in total principal outstanding guaranteed $26.0 million was in the form of mezzanine debt.

Notes Program

On August 1, 2006, our wholly owned subsidiary, NNN Collateralized Senior Notes, LLC, began offering $50,000,000 in aggregate principal amount of 8.75% Senior Notes due 2011. Interest on the notes will be payable monthly in arrears on the first day of each month, commencing on the first day of the month occurring after issuance. The notes will mature five years from the date of first issuance of any of such notes, with two one-year options to extend the maturity date of the notes at NNN Collateralized Senior Notes, LLC’s option. The interest rate will increase to 9.25% per annum during any extension. NNN Collateralized Senior Notes, LLC will have the right to redeem the notes, in whole or in part, at: (1) 102.0% of their principal amount plus accrued interest any time after January 1, 2008; (2) 101.0% of their principal amount plus accrued interest any time after July 1, 2008; and (3) par value after January 1, 2009. The notes will be NNN Collateralized Senior Notes, LLC’s senior obligations, ranking pari passu in right of payment with all other senior debt incurred and ranking senior to any subordinated debt it may incur. The notes will be effectively subordinated to all present or future debt secured by real or personal property to the extent of the value of the collateral securing such debt. The notes will be secured by a pledge of NNN Collateralized Senior Notes, LLC’s membership interest in NNN Series A Holdings, LLC, which is NNN Collateralized Senior Notes, LLC’s wholly-owned subsidiary for the sole purpose of making the investments. Each note will be guaranteed by Triple Net Properties. The guarantee will be secured by a pledge of Triple Net Properties’ membership interest in NNN Collateralized Senior Notes, LLC. The notes program was closed in January 2007. The amount raised from this program was $16.3 million.

RELATED PARTY TRANSACTIONS

Our directors and certain of our executive officers receive material financial and other benefits, as described below.

Anthony W. Thompson, our Chairman of the Board, has transferred the following amounts of his common stock owned in Capital Corp. to each of Louis J. Rogers, our director (25.0%) and to Kevin K. Hull, the Chief Executive Officer and President of Capital Corp. (25.0%). The transfers to Mr. Rogers were made as follows: 10.0% in November 2005, for a value of $84,000; 5.0% in August 2006, for a value of $169,000; and 10.0% in September 2006 for a value of $337,000. The transfers to Mr. Hull were made as follows: 5.0% in February 2006 for a value of $42,000; and 20.0% in September 2006 for a value of $675,000. Because Mr. Thompson was an affiliate of Capital Corp. at the time of these transfers, these transfers resulted in compensation charges to Capital Corp. In addition, we agreed to pay the income taxes (including an associated “gross-up” payment to cover the tax on the tax payment) incurred by Mr. Rogers ($400,000) and Mr. Hull (as to only approximately one-half of such liability, or $191,000) in such transactions.

Mr. Thompson has transferred 25.0% of his common stock interest in Realty to Mr. Rogers as follows: 12.0% in January 2005, for a value of $1.5 million; 4.0% in August 2005, for a value of $685,000; 4.0% in August 2006, for a value of $1.1 million; and 5.0% in September 2006, for a value of $1.4 million. Because Mr. Thompson was an affiliate of Realty at the time of these transfers, these transfers resulted in compensation charges to Realty. In addition, we agreed to pay the income taxes (including an associated gross-up payment) aggregating $2.0 million, incurred by Mr. Rogers in such transactions.

Mr. Thompson and Mr. Rogers have agreed to transfer up to 15.0% of the common stock of Realty they own to Jeffrey T. Hanson, our Chief Investment Officer, assuming he remains employed by us in equal increments on July 29, 2007, 2008 and 2009. The transfers will be settled with 844,500 shares of our common stock (633,375 from Mr. Thompson and 211,125 from Mr. Rogers). Because Mr. Thompson and Mr. Rogers were affiliates of us at the time such transfers were agreed to, we recognized a compensation charge. Mr. Hanson is not entitled to any reimbursement for his tax liability or any gross-up payment.

On September 20, 2006, Triple Net Properties awarded Scott D. Peters, our Chief Executive Officer and President, a bonus of $2.1 million, which was payable in 283,165 membership units in Triple Net Properties, representing a 1.0% ownership for a value of $1.3 million, and a cash tax gross-up payment of $853,668.

The law firm of Hirschler Fleischer represented us and certain of our investor programs in various legal matters during the last three years. Mr. Rogers, one of our directors from our inception and the former President of Triple Net Properties, LLC from September 2004 through April 4, 2007, also practiced law with Hirschler Fleischer from 1987 to March 2007. Mr. Rogers was a shareholder of Hirschler Fleischer from 1994 to December 31, 2004, and served as senior counsel in that firm from January 2005 to March 2007. On March 19, 2007, we learned that, in connection with his transition from shareholder to senior counsel, Mr. Rogers and Hirschler Fleischer entered into a transition agreement on December 29, 2004.

The transition agreement provided, among other things, that Mr. Rogers would receive a base salary from Hirschler Fleischer as follows: $450,000 in 2005, $400,000 in 2006, $300,000 in 2007, and $125,000 in 2008 and subsequent years. Mr. Rogers’ receipt of the base salary was subject to satisfaction of certain conditions, including that Triple Net Properties, LLC and its affiliated companies, including us, which we refer to as the NNN Group, remain a client of Hirschler Fleischer and that collections by that firm from the NNN Group equal at least $1.5 million per year. If the fees collected by Hirschler Fleischer from the NNN Group were less than $1.5 million, Mr. Rogers’ base salary would be proportionately reduced. Under the transition agreement, Mr. Rogers was also entitled to receive a bonus from Hirschler Fleischer on a quarterly basis, equal to a percentage, declining from 5.0% to 1.0% during the term of the agreement, of all collections by that firm from specified pre-2005 clients (including the NNN Group) in excess of $3.0 million, as well as a percentage of all collections by that firm from new clients originated by Mr. Rogers, ranging from 6.0% to 3.0% depending on the year originated.

For the years ended December 31, 2006, 2005 and 2004, the NNN Group incurred legal fees to Hirschler Fleischer of approximately $3.7 million, $3.3 million and $2.7 million, respectively. Under the transition agreement, Hirschler Fleischer paid Mr. Rogers approximately $646,800 in base salary and bonus for 2006 and approximately $719,000 in 2005. Mr. Rogers’ 2004 compensation from Hirschler Fleischer was based on his earnings as a shareholder in the firm, and nothing was paid in connection with the transition agreement in 2004. Mr. Rogers’ senior counsel position with Hirschler Fleischer terminated on March 31, 2007, at which point Hirschler Fleischer had paid Mr. Rogers $75,000 for his 2007 services. Mr. Rogers will receive from Hirschler Fleischer an additional $450,000 in 2007 pursuant to a separation agreement in satisfaction of all amounts owed to him under the transition agreement.

Before joining Realty, Mr. Hanson was employed with Grubb and Ellis. Since July 2006, in connection with his employment with Grubb and Ellis, Mr. Hanson was or will be paid commissions relating to transactions involving properties acquired or sold by our programs of approximately $1.2 million.

G REIT, Inc., a public non-traded REIT we sponsored, has agreed to pay Mr. Peters and Andrea R. Biller, our General Counsel, Executive Vice President and Secretary, retention bonuses in connection with its stockholder approved liquidation of $50,000 and $25,000, respectively, upon the filing of each of G REIT’s annual and quarterly reports with the SEC during the period of the liquidation process. As of December 31, 2006, Mr. Peters and Ms. Biller have received retention bonuses of $200,000 and $100,000, respectively.

T REIT, Inc., a public non-traded REIT we sponsored, has paid performance bonuses in connection with its stockholder approved liquidation to Ms. Biller of $25,000 in August 2005 and $35,000 in March 2006.

Each of Mr. Peters, Mr. Rogers and Ms. Biller received an equity interest of 18.0% of NNN Apartment Management, LLC, which owns a 25.0% equity interest in NNN Apartment Advisor, LLC, the subsidiary we formed to advise and manage NNN Apartment REIT, Inc., a public non-traded REIT we are sponsoring. NNN Apartment Management, LLC has redeemed Mr. Rogers’ membership interest in connection with the termination of his employment with us.

Each of Mr. Peters, Ms. Biller and Mr. Hanson received an equity interest of 18.0% of NNN Healthcare/Office Management, LLC, which owns a 25.0% equity interest in NNN Healthcare/Office Advisor, LLC, the subsidiary we formed to advise and manage NNN Healthcare/Office REIT, Inc., a public non-traded REIT we are sponsoring.

Mr. Thompson is entitled to receive up to $175,000 annually in compensation from each of NNN Apartment Management, LLC and NNN Healthcare/Office Management, LLC.

Our directors and officers, as well as officers, managers and employees of our subsidiaries, have purchased, and may continue to purchase, interests in offerings made by our programs at a discount. The purchase price for these interests reflects the fact that selling commissions and marketing allowances will not be paid in connection with these sales. The net proceeds to us from these sales made net of commissions will be substantially the same as the net proceeds received from other sales.

Since our inception in 1998, Mr. Thompson has routinely provided personal guarantees to various lending institutions that provided financing for the acquisition of many properties by our programs. These guarantees cover general payment obligations, environmental and hazardous substance indemnification and indemnification for any liability arising from the SEC investigation of Triple Net Properties. In connection with our formation transactions, we indemnified Mr. Thompson for amounts he may be required to pay under all of these guarantees to which Triple Net Properties, Realty or Capital Corp. is an obligor to the extent such indemnification would not require us to book additional liabilities on our balance sheet.

Cunningham Lending Group LLC, a company that is wholly-owned by Mr. Thompson, from time to time has made unsecured loans to some of our programs. The loans are not negotiated at arm’s length, are serviced by the cash flows from the programs and bear interest at rates ranging from 8.0% to 12.0%.

Realty has made advances totaling $1,251,000 to Colony Canyon, a property 20.0% owned by Mr. Thompson. The advances bear interest at 10.0% per annum and are required to be repaid within one year (although the repayments can and have been extended from time to time).

In February 2005, we advanced approximately $91,000 to Mr. Rogers in connection with his purchase of a home. This loan was repaid in full in March 2006.

The following formation transactions were entered into in connection with our 144A private equity offering in November 2006 and were not negotiated at arm’s length:

•	TNP Merger Sub, LLC, a Delaware limited liability company and our wholly-owned subsidiary, entered into an agreement and plan of merger with Triple Net Properties, which was owned by Mr. Thompson, Mr. Rogers and a number of other employees and third-party investors. In connection with the merger agreement, we entered into contribution agreements with the holders of a majority of the common membership interests of Triple Net Properties. Under the merger agreement and the contribution agreements we issued 19,741,407 shares of our common stock (to the accredited investor members) and $986,000 in cash (to the unaccredited investor members in lieu of 0.5% of the shares of our common stock they would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering) in exchange for all the common member interests. Concurrently with the closing of the 144A offering on November 16, 2006, Triple Net Properties became our wholly-owned subsidiary.

•	we entered into a contribution agreement with Mr. Thompson and Mr. Rogers pursuant to which they contributed all of the outstanding shares of Realty, to us in exchange for 4,686,500 shares of our common stock and, with respect to Mr. Thompson, $9.4 million in cash in lieu of 22.3% of shares of our common stock he would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering. Concurrently with the closing of the 144A offering on November 16, 2006, Realty became our wholly-owned subsidiary.

•	we entered into a contribution agreement with Mr. Thompson, Mr. Rogers and Mr. Hull pursuant to which they contributed all of the outstanding shares of Capital Corp. to us in exchange for 1,323,500 shares of our common stock and, with respect to Mr. Thompson, $2.7 million in cash in lieu of 33.5% of shares of our common stock he would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering. Capital Corp. became our wholly-owned subsidiary on December 14, 2006, following receipt of NASD approval.

To the extent that we pay the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of this matter, Anthony W. Thompson, the founder and our Chairman of the board of directors, has agreed to forfeit to us 1,210,000 shares of our common stock. In connection with this arrangement, we have entered into an escrow agreement with Mr. Thompson and an independent escrow agent, pursuant to which the escrow agent will hold 1,210,000 shares of our common stock that were otherwise issuable to Mr. Thompson in connection with our formation transactions to secure Mr. Thompson’s obligations to us. Mr. Thompson’s liability under this arrangement will not exceed the shares in the escrow. We cannot assure you as to the value of the shares at the time of any claim under this agreement.

We are in the process of establishing policies and procedures relating to related party transactions.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table presents information as of December 31, 2006 known to us regarding the expected ownership of our common stock following completion of this offering with respect to:

•	each selling stockholder;

•	each person who is known by us to own more than 5.0% of our shares of common stock;

•	each named executive officer;

•	each of our directors; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined “beneficial” ownership of a security to mean the possession, including shared possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

The percentages reflect beneficial ownership as determined under Rule 13d-3 under the Securities Exchange Act and are based on 42,366,407 shares of common stock outstanding as of December 31, 2006, including 615,000 shares of restricted stock issued to our executive officers and directors. In April 2007, 96,666 shares of restricted stock were returned to us upon termination of employment of an executive. The number of shares held by each stockholder includes the shares of common stock underlying options held by such stockholder that are exercisable by December 31, 2006, but excludes the shares of our common stock underlying options held by any other stockholder.

	Shares Beneficially				Shares Beneficially
	Owned Prior to				Owned After
	this Offering			Shares Being	this Offering
Name and Address of Beneficial Owners(1)	Number		Percentage	Offered	Number	Percentage

Named Executive Officers and Directors
Anthony W. Thompson	10,967,726	(2)	25.9%
Scott D. Peters	394,035	(3)	*
Louis J. Rogers	2,246,399	(4)	5.3%
Andrea R. Biller	321,528	(3)	*
Francene LaPoint	88,334	(3)	*
Jeffrey T. Hanson	58,334	(3)	*
Glenn L. Carpenter	30,000	(5)	*
Harold H. Greene	10,000	(5)	*
Gary H. Hunt	10,000	(5)	*
D. Fleet Wallace	10,000	(5)	*
All directors and named executive officers as a group (10 persons)	14,136,356		33.4%
Other Selling Stockholders

*	Less than one percent.

(1)	The address for each of our directors and named executive officers is c/o NNN Realty Advisors, Inc., 1551 North Tustin Avenue, Suite 300, Santa Ana, California, 92705.

(2)	Of these shares, 1,191,108 are owned of record by the AWT Family L.P., of which Mr. Thompson and his spouse are the sole limited partners and the corporate general partner is controlled by Mr. Thompson. In addition, 893,331 shares are owned of record by Cunningham Lending Group, LLC, of which Mr. Thompson is the sole member.

(3)	Of these shares, 175,000 for Mr. Peters, 130,000 for Ms. Biller, 75,000 for Ms. LaPoint, and 50,000 for Mr. Hanson are shares of restricted stock that vest in three equal increments on January 1, 2007, 2008 and 2009. Amounts also reflect options to purchase shares, which vested on the closing of our November 2006 financing, in the following amounts: 16,666 for Mr. Peters, 13,333 for each of Ms. Biller and Ms. LaPoint and 8,333 for Mr. Hanson.

(4)	Represents shares beneficially owned by Mr. Rogers as of December 31, 2006 less 96,666 shares of restricted stock forfeited upon the termination of his employment in April 2007.

(5)	Represents the initial grant of 10,000 shares of restricted stock which vest in equal thirds on each of the first three anniversaries of the closing of our November 2006 144A private equity offering. Mr. Carpenter purchased an additional 20,000 shares in our November 2006 144A private equity offering.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 100,000,000 shares of capital stock, consisting of 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not describe or give full effect to the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

As of December 31, 2006, there were 42,366,407 shares of our common stock outstanding, including 615,000 shares of restricted common stock issued to our executive officers (575,000 shares) and directors (40,000 shares) in connection with our formation transactions. We initially reserved 2,339,200 shares of our common stock for issuance to our officers, non-employee directors, employees, and consultants in the form of restricted stock or options to purchase shares of our common stock pursuant to our 2006 Long-term Incentive Plan. Of the reserved shares, we currently have 821,200 shares of common stock, as restricted stock, available for future issuance.

Voting rights.  Each share of our common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders may not cumulate their votes in the election of directors.

Dividends, distributions and stock splits.  Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation.  In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid.  All the shares of our common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Other rights.  Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

The board of directors has the authority to issue up to 5,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of our common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding upon the completion of this offering and we have no present plans to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have entered into separate indemnification agreements with our directors and executive officers that will, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law.

The indemnification agreements require us, among other things, to indemnify executive officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We are also be required to advance amounts to or on behalf of our officers and directors in the event of claims or actions against them. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as our directors and executive officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10.0% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15.0% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15.0% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Currently, neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

Charter and Bylaw Provisions

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of our stockholders and may not be taken by written consent of our stockholders unless our board of directors approves the taking of the action by written consent. If our board of directors authorizes our stockholders to take action by written consent, our stockholders may take action by written consent if the consent is signed by stockholders having not less than the minimum number of votes necessary to take the action. Special meetings of our stockholders may be called only by our Chairman, our chief executive officer or by a majority of our board of directors.

Members of our board of directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors, with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of our directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of options, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

As of March 31, 2007, there were 42,366,407 shares of our common stock outstanding, including 615,000 shares of restricted stock and excluding 903,000 stock options. Of these shares, upon completion of this offering, a total of           shares will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining           shares of common stock are restricted securities as defined in Rule 144 under the Securities Act, and are eligible for public sale if registered under the Securities Act or sold in accordance with Rules 144, 144(k) or 701 of the Securities Act. Substantially all of these shares of common stock are held by our executive officers and directors, who are subject to the lock-up agreements described below that prohibit them from selling, subject to exceptions, shares of our common stock during the lock-up period described below without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. We are registering           of these shares of common stock in this offering. Subject to the expiration of the lock-up agreements, these           shares of our common stock will be available for sale in the public market after this offering.

Rule 144

In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted shares can sell such shares, subject to contractual restrictions, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1.0% of the total number of shares of our common stock then outstanding, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act). We cannot assure you that we will file such reports. If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

No assurance can be given as to (i) the likelihood that an active market for our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholder to sell the securities or (iv) the prices that stockholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of our common stock. See “Risk Factors — Risks Relating to the Offering and Our Common Stock.”

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock prior to           pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144.

Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. As of March 31, 2007, no shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options, and shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of the vesting of restricted stock.

Stock Options

As of March 31, 2007, options to purchase a total of 896,600 shares of common stock were outstanding under our 2006 Plan, 68,333 of which were then exercisable, and an aggregate of 821,200 additional shares of common stock were reserved and available for future award as restricted stock under our 2006 Plan. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock currently reserved for issuance under our 2006 Plan.

Registration Rights

The holders of           shares of our common stock have certain rights with respect to the registration of such shares, or registrable securities, under the Securities Act. We are filing this registration statement to satisfy our obligations under the registration rights agreement. Under the agreement, we are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of this registration.

Lock-up Agreements

In connection with our 144A private equity offering, effective November 16, 2006, our Chairman of the board and largest stockholder and our other directors, members of management and certain other beneficial owners of our common stock agreed to be restricted in their ability to sell, pledge or otherwise dispose of or transfer their shares of our common stock as follows:

•	Mr. Thompson’s lock-up period will continue until two years after the earlier of (x) the date a registration statement for the initial public offering of shares of our common stock is declared effective by the SEC, or (y) the date this registration statement is declared effective by the SEC.

•	Mr. Hull’s lock-up period will continue with respect to 25% of his shares until the earlier of 180 days, with respect to an additional 25% of his shares until the earlier of twelve months and with respect to the remaining 50% of his shares until the earlier of two years after (x) the date a registration statement for the initial public offering of shares of our common stock is declared effective by the SEC, or (y) the date this registration statement is declared effective by the SEC.

•	The lock-up period for each of our other directors and Messrs. Peters, Rogers, Hanson, Ms. Biller, Ms. LaPoint, Coastal American Corp. and Union Land & Management Company, and Messrs. Hutton and Maurer and Ms. Voorhies (with respect to 50% of their stock only), will continue until 90 days after the date this registration statement is declared effective by the SEC, provided that, if prior to the end of such 90 day period, the SEC declares effective a registration statement for the initial public offering of shares of our common stock, the lock-up period shall continue until the later of the 90 day period or 180 days after the effective date of the registration statement.

The lock-up period described above is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, the “lock-up” restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless such extension is waived.

Notwithstanding the lock-up period restrictions, Mr. Thompson and our other executive officers and directors may transfer their shares of our common stock: (i) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restrictions; (ii) to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, provided that the trustee agrees to be bound by the same restrictions; (iii) as required under any of our benefit plans or our charter or bylaws; (iv) as collateral for any bona fide loan from a bank, provided that the lender agrees to be bound by the same restrictions; (v) with respect to sales of securities acquired in the open market after the completion of this offering, other than securities acquired from the Company or securities subject to restrictions similar to those set forth herein; or (vi) to an executor or heir in the event of the death of the stockholder, provided that the executor or heir agrees to be bound by the same restrictions. In addition, Messrs. Peters, Rogers, Hanson and Hull and Ms. Biller and Ms. LaPoint may transfer their shares of our common stock to the extent necessary to pay any federal income tax and withholding obligations arising from the vesting of shares of restricted stock awarded to them in 2006 under our stock incentive plan.

U.S. FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders” as we define that term below. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

The term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership or any of the following:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “U.S. persons” within the meaning of the Code or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This summary is limited to holders who hold our common stock as a capital asset. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities, except to the extent specifically set forth below;

•	partnerships or other pass-through entities;

•	persons that own, or are deemed to own, more than 5.0% of our company, except to the extent specifically set forth below;

•	certain former citizens or long-term residents of the United States;

•	persons who acquire shares of our common stock as compensation or in exchange for property other than cash;

•	persons who hold shares of our common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

•	persons deemed to sell shares of our common stock under the constructive sale provisions of the Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the federal estate or gift tax laws or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Common Stock.  If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under “— Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to withholding of U.S. federal income tax at the rate of 30.0%, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person. In such cases, we will not be required to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a corporation, a “branch profits tax” equal to 30.0% (or lower applicable treaty rate) may be imposed on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult their tax advisor regarding applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must either (a) provide a properly executed IRS Form W-8BEN or Form W-8ECI (as applicable) before the payment of dividends or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Disposition of Common Stock.  A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date the non-U.S. holder disposes of our common stock or the period the non-U.S. holder held our common stock (referred to below as the applicable period).

Non-U.S. holders described in the first bullet point above generally will be taxed on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in much the same manner as U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply. An individual non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30.0% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources.

We will be a USRPHC if the fair market value of the United States real property interests we own equals or exceeds 50.0% of the fair market value of our United States real property interests, our interests in real property located outside of the United States, plus any other assets we use or hold for use in a trade or business. We believe that we are currently not a USRPHC. However, there is no assurance that our determination is correct or that we will not become a USRPHC in the future as a result of a change in our assets or operations. Even if we later become a USRPHC, if at such time our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, such common stock will be treated as a United States real property interest with respect to a non-U.S. holder only if the non-U.S. holders owns directly or indirectly more than 5.0% of such stock at any time during the applicable period. While our common stock has not been “regularly traded on an established securities market,” it is expected to be traded in this manner after this registration statement is declared effective. If we are or become a USRPHC, and a non-U.S. holder owned directly or indirectly more than 5.0% of our common stock at any time during the applicable period, or our common stock were not considered to be “regularly traded on an established securities market,” then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business (except for purposes of the branch profits tax) and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder were a U.S. person. In addition, if we are or become a USRPHC, and our common stock is not “regularly traded on an established securities market,” the non-U.S. holder would be subject to 10.0% withholding on the gross proceeds realized with respect to the sale or other disposition of our common stock and any amount withheld in excess of the tax owed as determined in accordance with the preceding sentence may be refundable if the required information is timely furnished to the Internal Revenue Service.

Backup Withholding and Information Reporting.  In general, non-U.S. holders will not be subject to backup withholding and information reporting with respect to payments that we make to them, provided that we do not have actual knowledge or reason to know that a non-U.S. holder is a U.S. person and each non-U.S. holder has given us an appropriate statement certifying, under penalties of perjury, that the non-U.S. holder is not a U.S. person. In addition, non-U.S. holders will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, as defined under the Internal Revenue Code, or the non-U.S. holder otherwise establishes an exemption. We may be required to report annually to the Internal Revenue Service and to non-U.S. holders the amount of, and the tax withheld with respect to, any dividends paid to non-U.S. holders, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the non-U.S. holder’s U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service in a timely manner.

PLAN OF DISTRIBUTION

General

The selling stockholders may, from time to time, sell any or all of their respective shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the transferee, donee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders, and any broker-dealers or agents that are involved in selling the shares of common stock, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration and distribution of the shares of common stock, other than underwriting discounts and commissions. We estimate these fees and expenses will be approximately $     .

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will, if required, file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated balance sheets of NNN Realty Advisors, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ and stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006 and the financial statement schedules, and the consolidated balance sheets of Triple Net Properties Realty, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain expenses of each of: Southpointe Office Parke and Epler Parke I; Crawfordsville Medical Office Park and Athens Surgery Center; 1600 Parkwood Circle; 200 Galleria Parkway NW; Hunter Plaza; Three Resource Square; and Parkway 400 for the year ended December 31, 2006, included in this prospectus have been audited by KMJ/Corbin & Company LLP, an independent audit firm, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information regarding us and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission’s website. The address of this website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NNN Realty Advisors, Inc. and subsidiaries
NNN Realty Advisors, Inc. and subsidiaries — Report of Independent Registered Public Accounting Firm	F-3
NNN Realty Advisors, Inc. and subsidiaries — Consolidated Balance Sheets as of December 31, 2006 and 2005	F-4
NNN Realty Advisors, Inc. and subsidiaries — Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	F-5
NNN Realty Advisors, Inc. and subsidiaries — Consolidated Statements of Members’ and Stockholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-7
NNN Realty Advisors, Inc. and subsidiaries — Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-8
Notes to Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004	F-10

Triple Net Properties Realty, Inc. and subsidiary
Triple Net Properties Realty, Inc. and subsidiary — Report of Independent Registered Public Accounting Firm	F-53
Triple Net Properties Realty, Inc. and subsidiary — Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005 and 2004	F-54
Triple Net Properties Realty, Inc. and subsidiary — Consolidated Statements of Operations for the nine months ended September 30, 2006 (unaudited) and 2005 (unaudited) and for the years ended December 31, 2005 and 2004
F-55
Triple Net Properties Realty, Inc. and subsidiary — Consolidated Statements of Stockholders’ Equity for the nine months ended September 30, 2006 (unaudited) and for the years ended December 31, 2005 and 2004
F-56
Triple Net Properties Realty, Inc. and subsidiary — Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 (unaudited) and 2005 (unaudited) and for the years ended December 31, 2005 and 2004
F-57
Notes to Consolidated Financial Statements for the nine months ended September 30, 2006 (unaudited) and 2005 (unaudited) and for the years ended December 31, 2005 and 2004	F-58

Southpointe Office Parke and Epler Parke I
Independent Auditors’ Report	F-68
Statement of Revenues and Certain Expenses	F-69
Notes to Statement of Revenues and Certain Expenses	F-70

Crawfordsville Medical Office Park and Athens Surgery Center
Independent Auditors’ Report	F-72
Statement of Revenues and Certain Expenses	F-73
Notes to Statement of Revenues and Certain Expenses	F-74

1600 Parkwood Circle
Independent Auditors’ Report	F-76
Statement of Revenues and Certain Expenses	F-77
Notes to Statement of Revenues and Certain Expenses	F-78

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
NNN Realty Advisors, Inc:

We have audited the accompanying consolidated balance sheets of NNN Realty Advisors, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedules listed in the Index at Item 16. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NNN Realty Advisors, Inc and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

May 7, 2007
Los Angeles, California

NNN REALTY ADVISORS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except share and per share data)	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$102,226	$548
Restricted cash/reserves	4,009	1,222
Investment in marketable securities	2,334	—
Accounts receivable from related parties — net	28,843	21,805
Advances to related parties — net	9,668	6,653
Notes receivable from related party — net	10,008	1,561
Real estate deposits and preacquisition costs	17,169	34,108
Prepaid expenses and other assets	3,420	1,424
Properties held for sale	40,260	—
Identified intangible assets held for sale — net	9,333	—

Total current assets	227,270	67,321
Investments in unconsolidated entities	11,413	11,518
Properties held for investment — net	3,835	3,694
Property and equipment — net	4,123	3,492
Goodwill	60,183	—
Identified intangible assets — net	20,306	288
Other assets — net	913	23

Total Assets	$328,043	$86,336

LIABILITIES, MINORITY INTEREST AND MEMBERS’ AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Lines of credit	$—	$8,500
Accounts payable and accrued expenses	33,601	18,495
Due to related parties	4,095	4,201
Current portion of capital lease obligations	184	215
Current portion of notes payable	4,491	16,680
Current portion of participating notes	—	2,300
Mortgage loans payable secured by properties held for sale	46,906	—
Liabilities of properties held for sale — net	595	—
Other liabilities	726	204

Total current liabilities	90,598	50,595
Participating notes	10,263	—
Notes payable	442	562
Capital lease obligations	401	325
Redeemable preferred liability	—	6,077
Deferred tax liability	3,184	—

Total Liabilities	104,888	57,559
COMMITMENTS AND CONTINGENCIES (Note 22)
MINORITY INTEREST	1,211	—
MEMBERS’ AND STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2006	—	—
Common stock: $0.01 par value; 95,000,000 shares authorized; 42,366,407 shares issued and outstanding at December 31, 2006	423	—
Common membership units: 28,000,000 units authorized; 27,488,101 units issued and outstanding at December 31, 2005	—	4,076
Additional paid-in capital	212,635	—
Retained earnings	8,912	24,701
Other comprehensive (loss)	(26)	—

Total members’ and stockholders’ equity	221,944	28,777

Total liabilities, minority interest and members’ and stockholders’ equity	$328,043	$86,336

See accompanying notes to consolidated financial statements.

NNN REALTY ADVISORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004

SERVICES REVENUE
Transaction	$56,885	$56,036	$43,189
Management	38,644	31,089	21,711
Dealer-manager	722	—	—

Total services revenue	96,251	87,125	64,900

OTHER REVENUE
Rental revenue	9,224	3,753	—
Interest income	2,828	1,981	2,311
Other	3	—	—

Total other revenue	12,055	5,734	2,311

TOTAL REVENUE	108,306	92,859	67,211

SERVICES EXPENSE
Transaction
Compensation costs	24,268	12,756	8,419
Operating and administrative	18,958	14,533	16,684

Total transaction	43,226	27,289	25,103

Management
Compensation costs	23,899	16,789	11,081
Operating and administrative	8,805	12,859	10,797

Total management	32,704	29,648	21,878

Dealer-manager
Compensation costs	52	—	—
Operating and administrative	507	—	—

Total dealer-manager	559	—	—

Total services expense	76,489	56,937	46,981

OTHER OPERATING EXPENSE (INCOME)
General and administrative	3,364	4,427	890
Depreciation and amortization	2,086	2,825	1,292
Rental related expense	9,718	4,469	—
Interest expense	6,236	1,611	1,583
Reserves and other	(700)	3,912	—
Loss on disposal of property and equipment	141	34	36
Impairment loss on land held for sale	—	—	300

Total other operating expense	20,845	17,278	4,101

OPERATING INCOME	10,972	18,644	16,129

OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated entities	491	(520)	4
Interest income	713	—	—
Other	—	—	114

Total other income (expense)	1,204	(520)	118

See accompanying notes to consolidated financial statements.

NNN REALTY ADVISORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004

Income from continuing operations before minority interest and income tax (benefit)	12,176	18,124	16,247
Minority interest	308	—	—

Income from continuing operations before income tax (benefit)	11,868	18,124	16,247
Income tax (benefit)	(4,230)	—	—

Income from continuing operations	16,098	18,124	16,247

Discontinued operations
(Loss) from discontinued operations — net of taxes	(72)	—	—
Gain on disposal of discontinued operations — net of taxes	68	—	—

Total loss from discontinued operations	(4)	—	—

NET INCOME	$16,094	$18,124	$16,247

Basic earnings per share
Income from continuing operations	$0.72	$0.93	$0.82
(Loss) from discontinued operations	—	—	—

Net earnings per share	$0.72	$0.93	$0.82

Diluted earnings per share
Income from continuing operations	$0.72	$0.93	$0.82
(Loss) from discontinued operations	—	—	—

Net earnings per share	$0.72	$0.93	$0.82

Shares used in computing basic net earnings per share	22,365	19,546	19,781

Shares used in computing diluted net earnings per share	22,379	19,546	19,781

Pro-forma net income data (unaudited)
Income before income tax provision (benefit) and after discontinued operations, as reported	$11,848	$18,124	$16,247
Pro-forma provision for income taxes	4,630	7,192	6,146

Pro-forma net income	$7,218	$10,932	$10,101

Pro-forma net earnings per share (unaudited)
Basic net earnings per share	$0.32	$0.56	$0.51
Diluted net earnings per share	$0.32	$0.56	$0.51

See accompanying notes to consolidated financial statements.

NNN REALTY ADVISORS, INC.

CONSOLIDATED STATEMENTS OF MEMBERS’ AND STOCKHOLDERS’ EQUITY

								Total
					Additional	Other		Members’ and
	Founding Members’		Common Stock		Paid-In	Comprehensive	Retained	Stockholders	Comprehensive
(In thousands)	Units	Contribution	Shares	Amount	Capital	Loss	Earnings	Equity	Income

Balance at January 1, 2004	26,834	$3,826	—	$—	$—	$—	$3,328	$7,154	$—

Contributions	1,083	433	—	—	—	—	—	433	—
Repurchases	(99)	(51)	—	—	—	—	—	(51)	—
Distributions to common unit members	—	—	—	—	—	—	(7,000)	(7,000)	—
Net income	—	—	—	—	—	—	16,247	16,247	—

Balance December 31, 2004	27,818	4,208	—	—	—	—	12,575	16,783	—

Repurchases	(330)	(132)	—	—	—	—	—	(132)	—
Distributions to common unit members	—	—	—	—	—	—	(5,998)	(5,998)	—
Net Income	—	—	—	—	—	—	18,124	18,124	—

Balance at December 31, 2005	27,488	4,076	—	—	—	—	24,701	28,777	—

Issuance of members units	283	1,281	—	—	—	—	—	1,281	—
Conversion of newly issued members units	(283)	(1,281)	—	—	—	—	—	(1,281)	—
Conversion of members’ units	(27,488)	(4,076)	19,741	197	4,192	—	—	313	—
Distributions to common unit members	—	—	—	—	—	—	(28,070)	(28,070)	—
Dividends declared	—	—	—	—	—	—	(3,813)	(3,813)	—
Issuance of common stock for formation transactions	—	—	6,010	60	60,040	—	—	60,100	—
Issuance of common stock to 144A investors	—	—	16,000	160	159,840	—	—	160,000	—
Offering costs	—	—	—	—	(13,885)	—	—	(13,885)	—
Issuance of restricted shares to directors and officers	—	—	615	6	—	—	—	6	—
Stock compensation expense	—	—	—	—	712	—	—	712	—
Amortization of deferred stock-based compensation	—	—	—	—	1,736	—	—	1,736	—
Change in unrealized (loss) on marketable securities	—	—	—	—	—	(26)	—	(26)	(26)
Net income	—	—	—	—	—	—	16,094	16,094	16,094

Balance at December 31, 2006	—	$—	42,366	$423	$212,635	$(26)	$8,912	$221,944	$16,068

See accompanying notes to consolidated financial statements.

NNN REALTY ADVISORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,094	$18,124	$16,247
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(4,936)	—	—
Depreciation and amortization	2,086	2,743	1,044
Stock-based compensation	3,865	—	—
Amortization/write-off intangible contractual rights	410	—	—
Amortization of deferred financing costs	31	82	240
Accretion of preferred liability	—	360	203
Interest on advances to related parties	(526)	—	—
Equity in (earnings) losses of unconsolidated entities	(491)	502	(4)
Write-off of advances and prepaids	5
Impairment loss	—	—	300
Allowance for uncollectible accounts	1,408	3,116	382
Loss on disposal of property and equipment	141	—	—
Gain on disposal of discontinued operations	(68)	—	—
Minority interest	308	—	—
Change in operating assets and liabilities
Accounts receivable from related parties	(2,636)	(9,156)	(3,088)
Prepaid expenses and other assets	(1,062)	(1,109)	(513)
Accounts payable and accrued expenses	51	8,753	2,561
Other liabilities	521	121	(158)

Net cash provided by operating activities	15,201	23,536	17,214

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,984)	(4,979)	(2,579)
Purchases of marketable securities	(2,360)	—	—
Advances to related parties	(19,268)	(10,451)	(10,467)
Proceeds from repayment of advances to related parties	16,713	11,824	5,234
Note receivable from related party	(10,000)	186	160
Proceeds from repayment of note receivable from related party	777	—	—
Investments in unconsolidated entities	596	(10,899)	75
Acquisition of Realty and Capital Corp-net of cash acquired	(7,398)	—	—
Tenant capital improvement of property held for investment	(290)	—	—
Purchases of properties held for sale	(68,475)	—	—
Purchases of identified intangible assets held for sale	(12,140)	—	—
Proceeds from sale of properties held for sale	31,684	—	—
Proceeds from sale of land held for sale	—	500	—
Real estate deposits and preacquisition costs	(15,948)	(20,142)	(5,469)
Proceeds from collection of real estate deposits and preacquisition costs	33,768
Restricted cash	(2,787)	(1,222)	—

Net cash (used in) investing activities	(57,112)	(35,183)	(13,046)

See accompanying notes to consolidated financial statements.

NNN REALTY ADVISORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
(In thousands)	2006	2005	2004

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments of) advances on lines of credit	(8,500)	4,955	1,010
Proceeds from issuance of notes payable	—	17,242	—
Principal payments on notes payable	(12,310)	—	(16)
(Repayments of) proceeds from related parties	(106)	2,631	(436)
Rate lock deposits	(881)	(5,579)	—
Repayments of principal on notes payable to related party	—	—	(3)
Proceeds from issuance of participating notes	10,263	—	—
Repayments of participating notes	(2,300)	(2,545)	(1,500)
Proceeds from issuance of mortgage loans payable secured by		—	—
properties held for sale	71,106	—	—
Repayments of mortgage loans payable secured by properties held for sale	(24,200)	—	—
Redemption of redeemable preferred membership units	(5,506)	—	(50)
Deferred financing costs	(1,515)	—	—
Principal payments/retirement of capital lease obligations	(310)	(323)	(35)
Net proceeds from issuance of common stock	146,000	—	—
Cash paid to unaccredited investors for fractional shares	(986)	—	—
Contributions from common unit members	—	—	433
Repurchase from/redemption of common unit members	—	(132)	(50)
Distributions to common unit members	(28,070)	(5,998)	(7,000)
Contributions from minority interest	904	—	—

Net cash provided by (used in) financing activities	143,589	10,251	(7,647)

NET INCREASE (DECREASE) IN CASH	101,678	(1,396)	(3,479)
Cash and cash equivalents — Beginning of year	548	1,944	5,423

Cash and cash equivalents — End of year	$102,226	$548	$1,944

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$5,784	$1,519	$1,808

Income taxes	$179	$69	$91

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Equipment acquired with capital lease obligations	$355	$237	$324

Dividends accrued	$3,813	$—	$—

Liabilities assumed in acquisition	$19,342	$—	$—

See accompanying notes to consolidated financial statements.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	ORGANIZATION

NNN Realty Advisors, Inc. was organized as a corporation in the State of Delaware in September 2006 and was formed to acquire each of Triple Net Properties, LLC and its subsidiaries, Triple Net Properties Realty, Inc. (“Realty”) and NNN Capital Corp. (“Capital Corp.”) and its other subsidiaries (collectively, the “Company”), to bring the businesses conducted by those companies under one corporate umbrella and to facilitate an offering pursuant to Rule 144A of the Securities Act (“the 144A offering”), which transactions are collectively referred to as “the formation transactions”. On November 16, 2006, the Company completed a $160.0 million private placement of common stock to institutional investors and certain accredited investors with 16 million shares of its common stock sold in the offering at $10.00 per share, which represent 37.8% of the Company’s common stock outstanding at December 31, 2006.

Concurrently with the close of the 144A offering, the following transactions occurred:

•	TNP Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, entered into an agreement and plan of merger with Triple Net Properties, a Virginia limited liability company owned by Anthony W. Thompson (Chairman of the Board), Scott D. Peters (executive officer and director), Louis J. Rogers (director and former executive officer of Triple Net Properties) and a number of other employees and third-party investors. In connection with the merger agreement, the Company entered into contribution agreements with the holders of a majority of the common membership interests of Triple Net Properties. Under the merger agreement and the contribution agreements, the Company issued 19,741,407 shares of common stock (to the accredited investor members) and $986,000 in cash (to the unaccredited investor members in lieu of 0.5% of the shares of the Company’s common stock they would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering) in exchange for all the common member interests. Concurrently with the closing of the 144A offering on November 16, 2006, Triple Net Properties became a wholly-owned subsidiary of the Company. For accounting purposes, Triple Net Properties was considered the acquirer of Realty and Capital Corp.

•	The Company entered into a contribution agreement with Mr. Thompson and Mr. Rogers pursuant to which they contributed all of the outstanding shares of Realty, a California corporation, to the Company in exchange for 4,686,500 shares of the Company’s common stock and, with respect to Mr. Thompson, $9.4 million in cash in lieu of the shares of the Company he would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering. Concurrently with the closing of the 144A offering on November 16, 2006, Realty became a wholly-owned subsidiary of the Company.

•	The Company entered into a contribution agreement with Mr. Thompson, Mr. Rogers and Kevin K. Hull pursuant to which they contributed all of the outstanding shares of Capital Corp. to the Company in exchange for 1,323,500 shares of the Company’s common stock and, with respect to Mr. Thompson, $2.7 million in cash in lieu of the shares of the Company he would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering. Capital Corp. became a wholly-owned subsidiary of the Company on December 14, 2006.

As of December 31, 2006, Mr. Thompson, the Company’s Chairman, owned directly and indirectly 25.9% of the common stock, a controlling interest, of the Company and the Company’s directors and other executive officers collectively directly and indirectly owned an additional 8.5% of the Company’s common stock.

As of December 31, 2006, the Company is authorized to issue 95,000,000 shares of common stock and 5,000,000 shares of preferred stock with preferences and rights as determined by the board of directors. As of December 31, 2006, there were 42,366,407 common shares outstanding, including 615,000 shares of restricted stock issued to directors and executive officers of the Company.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company specializes in syndicating real estate properties to third-party investors seeking replacement property in transactions that qualify as tax-deferred exchanges under Section 1031 of the Internal Revenue Code. The Company also manages the operations of the real estate properties owned by the syndicated real estate programs it sponsors and affiliated real estate investment trusts (“REITs”) and limited liability companies (“LLCs”) that invest in real estate it advises. Transactions are generally structured as three-way exchanges and include a qualified intermediary, typically a title company or an escrow agent, which result in the Company earning various fees. Investors typically acquire tenant in common interests and are allocated all costs incurred in the syndication, including, but not limited to, acquisition costs, financing costs, and syndication costs, which may include selling commissions, due diligence fees, and marketing fees. Syndication activities and real estate brokerage services are performed by Capital Corp. and Realty, respectively.

As of December 31, 2006, the Company also serves as an advisor and manager to four publicly registered, non-traded REITs, one private REIT, and two publicly registered, non-traded, Value Funds, as well as an advisor and manager of syndicated real estate limited partnerships, LLCs and similar real estate entities.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following is a summary of significant principles used in the preparation of the accompanying consolidated financial statements.

Basis of Consolidation — The consolidated financial statements include the accounts of NNN Realty Advisors, Inc. and its wholly owned and majority-owned controlled subsidiaries and variable interest entities (“VIEs”) in which NNN Realty Advisors, Inc. is the primary beneficiary (hereinafter collectively referred to as the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, the Company evaluates the entity to determine if the entity is deemed a VIE, and if the Company is deemed to be the primary beneficiary, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN No. 46(R)”).

The Company consolidates the entities that are VIEs when the Company is deemed to be the primary beneficiary of the VIE. For entities in which (i) the Company is not deemed to be the primary beneficiary, (ii) the Company’s ownership is 50.0% or less and (iii) the Company has the ability to exercise significant influence, the Company uses the equity accounting method (i.e. at cost, increased or decreased by the Company’s share of earnings or losses, plus contributions less distributions). The Company also uses the equity accounting method for jointly-controlled tenant in common interests. As events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations.

Triple Net Properties, which is wholly owned by the Company, owns a 50.0% managing member interest in NNN Apartment REIT Advisor, LLC (“Apartment Advisor”). NNN Apartment Management, LLC owns a 25.0% non-managing member interest in Triple Net Properties’ Apartment Advisor. Triple Net Properties is the primary beneficiary with the majority voting interest in Apartment Advisor; therefore, in accordance with FIN No. 46(R), the Apartment Advisor was consolidated in the Company’s financial statements in 2006.

ROC REIT Advisors, LLC owns a 25.0% non-managing member interest in Apartment Advisor. The members of ROC REIT Advisors, LLC are Stanley J. Olander, Jr., the Apartment Advisor’s Chief Executive Officer; Gus G. Remppies, the Apartment Advisor’s Executive Vice President and Chief Investment Officer; and David L. Carneal, the Apartment Advisor’s Executive Vice President and Chief Operating Officer. Each of

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mr. Olander, Mr. Remppies and Mr. Carneal own 33.3% membership interest in ROC REIT Advisors, LLC. The grants of these membership interests to ROC REIT Advisors, LLC are being accounted for as stock based compensation awards. The awards vest over a service period of approximately three years from the date of grant. The estimated fair value of the award at the grant date was $550,000 and for the year ended December 31, 2006 the Company incurred $71,000 in compensation expense related to these awards.

Triple Net Properties, which is wholly owned by the Company, owns a 75.0% managing member interest in NNN Healthcare/Office REIT Advisor, LLC (“HCO Advisor”). NNN Healthcare/Office Management, LLC owns a 25.0% non-managing member interest in HCO Advisor. Triple Net Properties is the primary beneficiary with the majority voting interest in HCO Advisor; therefore, in accordance with FIN No. 46(R), HCO Advisor was consolidated in the Company’s financial statements in 2006.

As of December 31, 2006, other significant wholly-owned subsidiaries included: (1) 1600 Parkwood, a Class A commercial office building in Atlanta, Georgia, which was purchased in December 2006 for future placement into one of our sponsored programs; (2) Southpointe Office Parke, a medical office building in Indiana purchased in August 2006, which was placed into the Company’s sponsored NNN Healthcare/Office REIT, Inc. in the first quarter of 2007, and; (3) Crawfordsville Medical Office Park, a medical office building in Indiana purchased in September 2006, which was placed into the Company’s sponsored NNN Healthcare/Office REIT, Inc. in the first quarter of 2007.

Cunningham Lending Group, LLC (“CLG”), a company that is wholly owned by the Company’s Chairman, has made loans from time to time to certain of the Company’s programs. In accordance with FIN No. 46R, the Company consolidated CLG in our financial statements beginning in 2005 as required for private companies.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash and cash equivalents — Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

Restricted Cash/Reserves — Restricted cash/reserves are comprised of loan impound reserve accounts for property taxes, insurance, capital improvements, and tenant improvements. As of December 31, 2006 and 2005, the restricted cash/reserves were $4.0 million and $1.2 million, respectively.

Accounts Receivable from Related Parties — Accounts receivable from related parties consist of fees earned from syndicated entities and properties under management, including property and asset management fees. Property and asset management fees are collected from the operations of the underlying real estate properties.

Allowance for Uncollectible Receivables — Receivables are carried net of management’s estimate of uncollectible receivables. Management’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual receivables, current economic conditions, and other relevant factors.

Investments in Unconsolidated Entities — Investments in unconsolidated entities consist of (i) common stock held (less than 1.0% ownership) in affiliated REITs and (ii) investments in unconsolidated real estate, including LLC interests and tenant in common interests. The Company uses the equity method to account for these investments, as the Company exercises significant influence over financial and operating activities of these entities (See Note 5).

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate Deposits and Preacquisition Costs — Real estate deposits and preacquisition costs are incurred when the Company evaluates properties for purchase and syndication. Preacquisition costs are capitalized as incurred. Real estate deposits may become nonrefundable under certain circumstances. The majority of the real estate deposits outstanding as of December 31, 2006, were either refunded to the Company during 2007 or used to purchase property and subsequently reimbursed from syndicated equity. Costs of abandoned projects represent preacquisition costs associated with properties no longer sought for acquisition by the Company and are included in general and administrative expense in the Company’s consolidated statement of operations.

Purchase Price Allocation — In accordance with SFAS No. 141, Business Combinations, with the assistance of independent valuation specialists, the purchase price of acquired properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships (See Note 11).

The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in identified intangible assets — net and below market lease values are included in liabilities of properties held for sale — net in the accompanying consolidated financial statements and are amortized to rental revenue over the weighted-average remaining term of the acquired leases with each property.

The total amount of identified intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. These allocations are subject to change within one year of the date of purchase based on information related to one or more events identified at the date of purchase that confirm the value of an asset or liability of an acquired property.

Property Held for Investment — Properties held for investment are carried at the lower of historical cost less accumulated depreciation or fair value. The cost of these properties include the cost of land, completed buildings, and related improvements. Expenditures that increase the service life of properties are capitalized; the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 15 to 39 years, and the shorter of the lease term or useful life, ranging from one to ten years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Property Held for Sale — In accordance with SFAS No. 144, Accounting for Impairment of Disposal of Long-Lived Assets (“SFAS No. 144”), at such time as a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. The Company classifies operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan, it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

SFAS No. 144, addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations.

Property and Equipment and Leasehold Improvements — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the life of the related lease or the estimated service life of the improvements, whichever is shorter. Maintenance and repairs are expensed as incurred, while betterments are capitalized. Upon the sale or retirement of depreciable assets, the related accounts are relieved, with any resulting gain or loss included in operations.

Revenue Recognition

Transaction Services Revenue — The Company earns fees associated with structuring, negotiating, and closing syndications of real estate properties to third-party investors. Such fees include acquisition and disposition fees. Acquisition and disposition fees are earned and recognized when the syndication is closed. Organizational Marketing Expense Allowance (“OMEA”) fees are earned and recognized from gross proceeds of equity raised in connection with these syndications and are used to pay formation costs, as well as organizational and marketing costs.

Management Services Revenue — The Company earns asset and property management fees primarily for managing the operations of real estate properties owned by the syndicated real estate programs, REITs and Value Funds it sponsors. Such fees are based on preestablished formulas and contractual arrangements and are earned as such services are performed. The Company is entitled to receive reimbursement for expenses associated with managing the properties; these expenses include salaries for property managers and other personnel providing services to the property. Each property of our TIC programs is charged an accounting fee for costs associated with preparing financial reports.

The Company is entitled to leasing commissions when a new tenant is secured and upon tenant renewals. Leasing commissions are recognized upon execution of leases. The Company is entitled to loan advisory fees for arranging financing related to properties under management. Such fees are collected and recognized upon the closing of such loans.

The Company is entitled to advisory fees for services performed as the advisor to four REITs and two Value Funds pursuant to advisory agreements. No advisory fees were earned from the REITs in 2006, 2005 and 2004.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Income — The Company makes advances to affiliated real estate programs under management in accordance with the terms stated in the applicable private placement memorandum for that program. These advances are made in the ordinary course of business and may include advances to acquire the property, pay operating expenses or for any other general business purpose. The advances are uncollateralized, have payment terms of one year or less, and generally bear interest of 8.0% to 12.0% per annum.

Fair Value of Financial Instruments — SFAS No. 107, Disclosures About Fair Value of Financial Instruments (“SFAS No. 107”), requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS No. 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

The Company believes that the December 31, 2006 and 2005 interest rates associated with notes payable, participating notes and lines of credit approximate market interest rates for similar types of debt instruments. As such, the carrying values of the Company’s notes payable and lines of credit approximate their fair values. The Company’s receivables and payables carrying value approximate fair value due to their short-term nature.

Stock-Based Compensation — In December 2004, the FASB issued SFAS No. 123 — Revised, Share Based Payment, (“SFAS No. 123R”). SFAS No. 123R requires the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period. Effective January 1, 2006, the Company adopted SFAS No. 123R. See Note 25 for additional information on our stock-based compensation plans.

Earnings per share — Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each period. The computation of diluted earnings per share further assumes the dilutive effect of stock options, stock warrants and contingently issuable shares. Contingently issuable shares represent non-vested stock awards and unvested stock fund units in the deferred compensation plan. In accordance with SFAS No. 128, Earnings Per Share, these shares are included in the dilutive earnings per share calculation under the treasury stock method (see Note 23).

Pro Forma Net Income per share (unaudited) — Pro Forma net income reflects the income tax expense that would have been reported by the Company had it been subject to income taxes at the corporate level during all periods presented. Pro forma earnings per share is computed by dividing the pro forma net income available to common stockholders for the period by the weighted average number of shares of common stock and potentially dilutive common shares outstanding during the period (See Note 26).

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk are primarily uninsured cash-in-bank balances and accounts receivable. The Company currently maintains substantially all of its cash with several major financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

At December 31, 2006 and 2005, all of the Company’s accrued fees and accounts receivable were from affiliated and related parties and are included in accounts receivable from and advances to related parties on the consolidated balance sheet.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes — Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Loss contingencies resulting from tax audits or certain tax positions are accrued when the potential loss can be reasonably estimated and where occurrence is probable.

Impairment of Long-Lived Assets — In accordance with SFAS No. 144, long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. The Company estimates the fair value using available market information or other industry valuation techniques such as present value calculations. No impairment losses were recognized for the years ended December 31, 2006 and 2005. For the year ended December 31, 2004, the Company recognized an impairment loss related to its land held for sale of $300,000. This property was sold in 2005.

The Company recognizes goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, goodwill is recorded at its carrying value and is tested for impairment at least annually, or more frequently if impairment indicators exist, at a level of reporting referred to as a reporting unit. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. If a potential impairment exists, an impairment loss is recognized to the extent the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. The Company identified no impairment indicators since the acquisition. The Company recognizes goodwill in accordance with SFAS No. 142 and tests its carrying value for impairment during the fourth quarter of each year. (See Note 11).

Marketable Securities — The Company accounts for investments in marketable debt and equity securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”). The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluate such designation as of each balance sheet date. Marketable securities acquired are classified with the intent to generate a profit from short-term movements in market prices as trading securities. Debt securities are classified as held to maturity when there is a positive intent and ability to hold the securities to maturity. Marketable equity and debt securities not classified as trading or held to maturity are classified as available for sale.

In accordance with SFAS No. 115, trading securities are carried at their fair value with realized and unrealized gains and losses included in net income. The available for sale securities are carried at their fair market value and any difference between cost and market value is recorded as unrealized gain or loss, net of income taxes, and is reported as accumulated other comprehensive income in the consolidated statement of stockholders’ equity. Premiums and discounts are recognized in interest income using the effective interest method. Realized gains and losses and declines in value expected to be other-than-temporary on available for sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in interest income.

Comprehensive Income — Pursuant to SFAS No. 130, Reporting Comprehensive Income, the Company has included a calculation of comprehensive income (loss) in its accompanying consolidated statements of

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operations for the years ended December 31, 2006, 2005 and 2004. Comprehensive income includes net income adjusted for certain revenues, expenses, gains and losses that are excluded from net income.

Guarantees — In November 2002, FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN No. 45”), an interpretation of SFAS Nos. 5, 57, and 107 and rescission of FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others. FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Management evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability.

Segment Disclosure — The Company divides its services into three primary business segments, transaction services, management services and dealer-manager services (see Note 20).

Derivative Instruments and Hedging Activities — The Company applies the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133 and SFAS No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No. 133, establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities.

Recently Issued Accounting Pronouncements — In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return, including a decision whether to file or not to file in a particular jurisdiction. Additionally, FIN No. 48 provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 are effective for reporting periods beginning after December 15, 2006. There may be an impact from the adoption of FIN No. 48 related to the acquisition of Capital Corp. on December 14, 2006 and the Company is currently in the process of evaluating this impact. Other than as it relates to the acquisition of Capital Corp., the Company believes that the adoption of FIN No. 48 will not have a significant impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for the first annual period ending after November 15, 2006 with early application encouraged. The adoption of SAB No. 108 on January 1, 2007 did not have a significant effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently assessing the impact of the adoption of SFAS No. 157 and its impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

election dates. SFAS No. 159 will be effective beginning January 1, 2008. The Company is currently assessing the impact of the adoption of SFAS No. 159 and its impact on the Company’s consolidated financial statements.

3.	MARKETABLE SECURITIES

The historical cost and estimated fair value of the available-for-sale marketable securities held by the Company are as follows:

	As of December 31, 2006
	Historical	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
(In thousands)

Equity securities	$2,360	$—	$26	$2,334

There were no sales of equity securities for the year ended December 31, 2006.

4.	ACCOUNTS RECEIVABLE FROM RELATED PARTIES

Accounts receivable from related parties consisted of the following:

	December 31,
	2006	2005
(In thousands)

Accounts receivable	$3,293	$2,270
Accrued asset management fees	24	—
Accrued real estate and lease commissions	9,500	7,089
Accrued property management fees	13,207	7,867
Other accrued fees	3,542	4,732

Total	29,566	21,958
Allowance for uncollectible receivables	(723)	(153)

Accounts receivable from related parties — net	$28,843	$21,805

5.	INVESTMENTS IN UNCONSOLIDATED ENTITIES

Triple Net Properties owns common stock in two sponsored REITs. In 2006, Triple Net Properties received 100% return of its investment in T REIT, Inc. (“T REIT”). As of December 31, 2005, the Company’s investment balance in T REIT was $108,000. As of December 31, 2006 and 2005, the Company’s investment balances in G REIT, Inc. (“G REIT”) were $66,000 and $173,000, respectively. The Company has the ability to exercise significant influence on G REIT and T REIT; accordingly, the Company accounts for the investments in these REITs under the equity method of accounting.

As of December 31, 2006 the Company’s wholly owned subsidiaries, Mt. Moriah, LLC and NNN Royal 400 LLC, had an unconsolidated investment in the property at Mt. Moriah and Royal 400 totaling $4.4 million and $4.0 million, which represented 29% and 19% ownership interest in the property, respectively.

During 2006, 2005 and 2004, the Company also invested insignificant amounts in various LLCs, which were formed for the purpose of acquiring, owning, and operating real estate properties. The Company serves as the managing member of each LLC and owns up to a 1.0% interest, representing an initial cash investment ranging up to $3,500. The Company has the ability to exercise significant influence on the LLCs; accordingly, the Company accounts for the investments in the LLCs under the equity method of accounting. Profits and

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses are generally allocated to each member in accordance with their ownership percentage. For the years ended December 31, 2006, 2005 and 2004, the Company’s equity in net earnings (losses) of the unconsolidated entities was $491,000, $(520,000) and $4,000, respectively.

At December 31, 2006, the Company owned a 35% interest in NNN 3500 Maple, LLC totaling $728,000. The Company accounts for the investment in the LLC under the equity method of accounting.

As of December 31, 2005, Triple Net Properties’ wholly owned subsidiary, NNN 3500 Maple, LLC, had an unconsolidated investment in the property at 3500 Maple totaling $85,000, which represented a 1% ownership interest in the property. NNN 3500 Maple, LLC also advanced $11.3 million to the property with proceeds from the mezzanine loan discussed in Note 15, which was repaid in 2006.

Summary financial information for the 3500 Maple property as of December 31, 2005 is as follows:

(In thousands)

Restricted cash	$2,739
Real estate assets	65,875
Other assets	176

Total assets	$68,790

Notes payable	$58,320
Note to related party	1,385
Other liabilities	1,969

Total liabilities	$61,674

Total liabilities and equity	$68,790

Total revenue	$82
Total expense	86

Net loss	$(4)

6.	ADVANCES TO RELATED PARTIES

The Company makes advances to affiliated real estate entities under management in the normal course of business. Such advances are uncollateralized, have payment terms of one year or less, and generally bear interest at 8.0% to 12.0% per annum. The advances consisted of the following:

	December 31,
	2006	2005
(In thousands)

Advances to properties of related parties	$6,608	$5,021
Advances to related parties(1)	4,460	2,194

Total	11,068	7,215
Allowance for uncollectible receivables	(1,400)	(562)

Advances to related parties — net	$9,668	$6,653

(1)	As of December 31, 2006 and 2005, advances included $3.6 million and $1.1 million, respectively, to a program solely managed by the Company’s Chairman.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	NOTE RECEIVABLE FROM RELATED PARTY

On December 28, 2006, the Company advanced $10.0 million to one of its publicly reported non-traded REIT programs, NNN Apartment REIT, Inc. The unsecured note matures on June 28, 2007 and bears interest at a fixed rate of 6.86% per annum. The unsecured note requires monthly interest only payments beginning on February 1, 2007 and provides for a default interest rate in an event of default equal to 8.86% per annum. The balance owed to the Company as of December 31, 2006 consisted of $10.0 million in principal and $8,000 in interest. The entire balance was repaid to the Company during the first quarter of 2007.

In 2001, the Company, through a subsidiary, advanced funds to a sponsored program that owns an office property in Wichita, Kansas. The note receivable was secured by a deed of trust on the property and had a fixed interest rate of 11.23% per annum with principal maturing in 2005. During the first quarter of 2006, the loan associated with this property was refinanced with a third-party lender. The remaining balance of $821,000 was restructured as an unsecured non-interest-bearing advance. The balance owed to the Company on December 31, 2006 was $784,000 and was reflected in the Company’s Advances to related parties — net on the December 31, 2006 consolidated balance sheet and in Note 6, Advances to Related Parties.

8.	REAL ESTATE DEPOSITS AND PREACQUISITION COSTS

The Company’s real estate deposits and preacquisition costs as of December 31, 2006 and 2005 were $17.2 million and $34.1 million, respectively.

For deposits and preacquisition costs outstanding as of December 31, 2006, approximately $8.4 million was used to acquire 10 properties in 2006, $6.8 million of which was repaid in the first quarter of 2007, and approximately $8.8 million was used for deposits to acquire properties in 2007, with $3.2 million repaid in the first quarter of 2007.

For deposits and preacquisition costs outstanding as of December 31, 2005, approximately $23.1 million was used to acquire nine properties in the last four months of 2005 and $8.1 million was used to acquire five properties in 2006 with $18.3 million repaid in the first quarter of 2006.

For the years ended December 31, 2006, 2005 and 2004 expensed preacquisition costs for projects that were not acquired were $257,000, $124,000 and $2.3 million (primarily due to the termination of a sponsored REIT), respectively, and is included in transaction services expense in the Company’s consolidated statement of operations.

9.	PROPERTY HELD FOR INVESTMENT

		December 31,
	Useful Life	2006	2005
(In thousands)

Building, tenant/capital improvement	39 years	$2,860	$2,570
Accumulated depreciation and amortization		(227)	(78)

Total		2,633	2,492
Land		1,202	1,202

Property held for investment — net		$3,835	$3,694

During 2005, a property was purchased from investors in one of our programs in an amount in excess of its fair value and a charge of $2.9 million was incurred and is reflected in “Reserves and other” in the consolidated statement of operations.

The Company recognized $148,000, $61,000 and $0 of depreciation expense related to a property held for investment for the years ended December 31, 2006, 2005 and 2004, respectively.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

		December 31,
	Useful Life	2006	2005
(In thousands)

Computer equipment	3-5 years	$6,207	$4,925
Automobiles	5 years	63	—
Capital leases (Note 22)	7 years	1,221	1,324
Furniture and fixtures	7 years	994	791
Leasehold improvements	Shorter of life of lease or improvement	1,241	632

Total		9,726	7,672
Accumulated depreciation and amortization		(5,603)	(4,180)

Property and equipment — net		$4,123	$3,492

The Company recognized $1.8 million, $2.7 million and $1.0 million of depreciation expense related to property and equipment for the years ended December 31, 2006, 2005 and 2004, respectively. During 2005, the Company revised the estimated useful life of certain computer equipment from five years to three years, which resulted in additional depreciation expense of $513,000.

11.	BUSINESS COMBINATIONS, GOODWILL & ACQUIRED INTANGIBLE ASSETS

As discussed in Note 1, the Company was organized as a corporation in the State of Delaware in September 2006 and was formed to acquire each of Triple Net Properties, Realty, and Capital Corp. to bring the businesses conducted by those companies under one corporate umbrella and to facilitate the 144A offering.

The Company did not obtain any representations from the owners of Triple Net Properties relating to the operations of, and for liabilities associated with Triple Net Properties. Additionally, the Company obtained limited representations from the owners of Realty and Capital Corp. for the operations of, and liabilities associated with, those companies arising from events or circumstances occurring or existing prior to the formation transactions. In addition, the owners of Realty and Capital Corp. have agreed to indemnify the Company for a breach of any of these representations and for certain other losses, subject to a maximum aggregate limit on the amount of their liability of $12.0 million. Mr. Thompson and Mr. Rogers have also agreed to escrow shares of the Company’s common stock and indemnify the Company for certain other matters. Except for these escrow arrangements, the Company has no assurance that any contributing party providing these limited representations or indemnities will have adequate capital to fulfill its indemnity obligations.

The acquisitions were accounted for under the purchase method of accounting, and accordingly all assets and liabilities were adjusted to and recorded at their estimated fair values as of the acquisition date. Goodwill and other intangible assets represent the excess of purchase price over the fair value of net assets acquired. In accordance with SFAS No. 141, the Company recorded goodwill for a purchase business combination to the extent that the purchase price of the acquisition exceeded the net identifiable assets and intangible assets of the acquired companies.

The preliminary purchase accounting adjustments for the acquisition of Realty and Capital Corp. were recorded in the accompanying consolidated financial statements as of, and for periods subsequent to the acquisition dates. The excess purchase price over the estimated fair value of net assets acquired has been recorded to goodwill, which is not deductible for tax purposes. The final valuation of the net assets acquired is

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

complete except for the evaluation of certain tax positions, which will be completed no later than one year from the acquisition date. Adjustments to the deferred tax assets and liabilities of Capital Corp. may still be required.

The aggregate purchase price for the acquisition of Realty and Capital Corp. was approximately $72.2 million, which included: (1) issuance of 6,010,000 shares of common stock, valued at $10.00 per share; and (2) $12.1 million in cash paid to Mr. Thompson in lieu of the shares of our common stock he would otherwise be entitled to receive, valued at $10.00 per share. As of December 31, 2006, the total purchase price has been paid.

The following represents the calculation of the purchase price of Realty and the excess purchase price over the estimated fair value of the net assets acquired:

(In thousands, except share and per share data)

Purchase of shares of Realty for cash		$9,435
Purchase of shares of Realty for stock		46,865

Total purchase price		56,300
Adjusted beginning equity	$1,733
Adjustment for fair value of intangible contract rights	(20,538)
Adjustment to goodwill to reflect deferred tax liability arising from allocation of purchase price to intangible contract rights	8,214

Less: fair value of net assets acquired		(10,591)

Goodwill: Excess purchase price over fair value of net assets acquired		$45,709

Realty was comprised of the following:

Assets:
Current assets	$5,326
Intangible contract rights	20,538

Total assets	25,864

Liabilities:
Current liabilities	7,059
Long-term deferred tax liability	8,214

Total liabilities	15,273

Fair value of net assets acquired	$10,591

The issuance of common stock to the owners of Realty was based upon the following:

Realty fair value	$56,300
Cash payment toward purchase	(9,435)

Value of shares issued	$46,865
Price per share issued	$10.00

Shares issued to Realty owners	4,686,500

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following represents the calculation of the purchase price of Capital Corp. and the excess purchase price over the estimated fair value of the net assets acquired:

(In thousands, except share and per share data)

Purchase of shares of Capital Corp for cash	$2,665
Purchase of shares of Capital Corp for stock	13,235

Total purchase price	15,900
Less: fair value of net assets acquired	(1,426)

Goodwill: Excess purchase price over fair value of net assets acquired	$14,474

Capital Corp. was comprised of the following:

Assets:
Current assets	$5,391
Property and equipment	104

Total assets	5,495

Liabilities:
Current liabilities	4,069

Total liabilities	4,069

Fair value of net assets acquired	$1,426

The issuance of common stock to the owners of Capital Corp was based upon the following:

Capital Corp fair value	$15,900
Cash payment toward purchase	(2,665)

Value of shares issued	$13,235
Price per share issued	$10.00

Shares issued to Capital Corp owners	1,323,500

Unaudited pro forma results, assuming the acquisitions had occurred as of January 1, 2006 for purposes of the 2006 pro forma disclosures, are presented below. The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the Realty and Capital Corp. acquisition occurred on January 1, 2006, and may not be indicative of future operating results.

	Unaudited Pro Forma Results
	Year Ended December 31,
(In thousands, except per share data)	2006	2005

Revenue	$135,414	$113,766
Income from continuing operations	$10,597	$13,877
Basic income per share	$0.25	$0.35
Weighted average shares outstanding for basic earnings per share	41,751	39,914
Diluted income per share	$0.25	$0.35
Weighted average shares outstanding for diluted earnings per share	41,854	39,899

The Company identified no impairment indicators since the acquisition.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Transaction	Management	Dealer-Manager
(In thousands)	Services	Services	Services	Total

Balance as of January 1, 2004	$—	$—	$—	$—

Goodwill acquired	—	—	—	—
Impairment charge off	—	—	—	—

Balance as of December 31, 2004	—	—	—	—

Goodwill acquired	—	—	—
Impairment charge off	—	—	—

Balance as of December 31, 2005	—	—	—	—

Goodwill acquired	22,095	23,614	14,474	60,183
Impairment charge off	—	—	—	—

Balance as of December 31, 2006	$22,095	$23,614	$14,474	$60,183

12.	ACQUISITIONS-PROPERTIES HELD FOR SALE

During the year ended December 31, 2006, the Company completed the acquisition of four consolidated office properties. The aggregate purchase price including closing costs of the properties was $81.2 million, of which $71.2 million was financed with mortgage debt. Our discontinued operations include the combined results of Lavaca Plaza from August 28, 2006 (date of acquisition) through October 25, 2006 (date of disposition), Southpointe Office Park from August 18, 2006 (date of acquisition) through December 31, 2006, Crawfordsville from September 12, 2006 (date of acquisition) through December 31, 2006 and 1600 Parkwood from December 28, 2006 (date of acquisition) through December 31, 2006.

In accordance with SFAS No. 141, the Company allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs and tenant relationships; on all acquisitions, with the exception of Crawfordsville, the Company also recorded lease intangible liabilities related to the acquired below market leases. The following table summarizes the estimated fair values of the assets and acquired and liabilities assumed at the date of acquisition:

		Southpointe
	Lavaca	Office	Crawfordsville	1600
(In thousands)	Plaza	Park	Medical Plaza	Parkwood	Total

Land	$3,201	$2,831	$690	$1,862	$8,584
Building and improvements	24,462	10,081	5,449	22,772	62,764
In place leases	1,497	1,150	532	1,893	5,072
Above market leases	—	6	—	—	6
Tenant relationships	1,763	1,560	531	1,642	5,496

Net assets acquired	$30,923	$15,628	$7,202	$28,169	$81,922

Below market leases	(438)	(22)	—	(216)	(676)

Net liabilities assumed	$(438)	$(22)	$—	$(216)	$(676)

Pro forma statement of operations data is not required as all results of operations for properties held for sale are included in discontinued operations in the Company’s consolidated statement of operations.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	IDENTIFIED INTANGIBLE ASSETS

	December 31,
(In thousands)	2006		2005

Contract rights
Contract rights, established for future expected disposition fees of a portfolio of real properties under contract	$20,538		$—
Accumulated amortization — contract rights	(410)		—

Contract rights, net	20,128	(1)	—

Identified intangible assets — properties
In place leases and tenant relationships, with a weighted average life of 32 months and 92 months for in place leases and tenant relationships, respectively (accumulated amortization of $133 and $55 at December 31, 2006 and December 31, 2005, respectively)	270		270
Above market leases, with a weighted average life of 32 months (accumulated amortization of $58 and $26 at December 31, 2006 and December 31, 2005, respectively)	99		99

	369		369
Accumulated amortization — properties	(191)		(81)

Identified intangible assets — properties	178	(2)	288

Identified intangible assets, net	$20,306		$288

(1)	Amortization expense recorded for the contract rights was $410,000, $0 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense was charged as a reduction to transaction services revenue in each respective period. During the period of future real property sales, the amortization of the contract rights intangible asset will be applied based on the net relative value of disposition fees realized.

(2)	Amortization expense recorded for the identified intangible assets — properties was $108,000, $81,000 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in discontinued operations in the accompanying consolidated statement of operations. Amortization expense for the identified intangible assets — properties for each of the next five years ended December 31, is as follows:

(In thousands)

2007	$89
2008	38
2009	13
2010	13
2011	13

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	December 31,
(In thousands)	2006	2005

Salaries and related costs	$4,562	$2,235
Bonus	10,447	4,195
Dividends	3,813	—
OMEA related costs	1,495	3,891
Property management fees and commissions due to third parties	975	—
Broker-dealer commissions	2,013	—
Accounts payable	1,472	2,308
Accrued liabilities	8,824	5,866

Total	$33,601	$18,495

15.	NOTES PAYABLE

Notes payable consisted of the following:

	December 31,
(In thousands)	2006	2005

Mezzanine debt payable to a financial institution, variable interest at one month London Interbank Offered Rate (“LIBOR”) plus 5.0% (9.37% at December 31, 2005), is due upon securitization and matures on January 1, 2016. The debt was extinguished in May 2006.	$—	$11,320
Mortgage loan payable to a financial institution, secured by a property acquired in 2005, with variable interest paid monthly (7.90% per annum as of December 31, 2006 and 5.5% per annum as of December 31, 2005) and default interest of 5.0% per annum. The debt was extinguished in February 2007.	4,400	5,275
Unsecured notes payable to third-party investors, interest at 6% per annum and matures December 2011. Principal and interest is due quarterly beginning March 31, 2006. Scheduled principal payments are $91 in 2007, $127 in 2008, $135 in 2009, $143 in 2010 and $37 thereafter.	533	647

	4,933	17,242
Less current portion	(4,491)	(16,680)

	$442	$562

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	NOTES PAYABLE SECURED BY PROPERTIES HELD FOR SALE

Notes payable secured by properties held for sale consisted of the following:

	December 31,
(In thousands)	2006	2005

Mortgage debt payable to various financial institutions for real estate held for sale. Fixed interest rates range from 5.70% to 6.12% per annum. The notes mature at various dates through January 2017. As of December 31, 2006, all notes require interest-only payments.	$31,660	$—
Mezzanine debt payable to various financial institutions for real estate held for sale, variable interest rates range from 8.33% to 10.46% per annum. Notes mature at various dates from February 2007 through January 2017. As of December 31, 2006, all notes require interest-only payments.	15,246	—

	$46,906	$—

On January 22, 2007, the Company sold two of the properties to a related party, which reduced the mortgage debt to $18.3 million and the mezzanine debt to $8.5 million.

17.	LINES OF CREDIT

The Company’s original revolving line of credit with Bank of America N.A. had a maximum commitment of $8.5 million on revolving terms, consisting of $7.5 million for acquisitions and $1.0 million for general corporate purposes. This line of credit bore interest at prime rate plus 0.5% per annum (7.75% as of December 31, 2005) with an extended maturity date of October 3, 2006 from September 3, 2006. The balance was $8.5 million at December 31, 2005. The Company was in compliance with all debt covenants pertaining to this line of credit as of December 31, 2005. The Company terminated and repaid this line of credit in full along with all interest incurred on September 11, 2006.

In September 2006, the Company entered into a $27.5 million credit agreement with Wachovia Bank, N.A. The facility’s fixed interest was 6.0% per annum plus a contingent interest equal to 24.9% of the Company’s adjusted net income for each period, less any amount of fixed interest paid in such period, with a maturity date in April 2016. The proceeds from this loan were used to redeem in full $5.5 million of preferred interests that were issued to preferred members as disclosed in Note 19, plus a related $1.4 million redemption premium, to make a distribution of $10.0 million to the common members of Triple Net Properties, LLC and the remainder was used for working capital and other general corporate purposes, including paying down its line of credit and making acquisition deposits on a number of properties that are intended to be acquired by our programs. This debt was repaid in November 2006 with proceeds from our 144A private equity offering.

In September 2006, Triple Net Properties entered into a $10.0 million revolving line of credit with LaSalle Bank, N.A. to replace its then existing $8.5 million revolving line of credit with Bank of America, N.A. This new line of credit consists of $7.5 million for use in property acquisitions and $2.5 million for general corporate purposes and bears interest at either prime rate plus 0.50% or three-month LIBOR plus 3.25% per annum, at our option on each drawdown, and matures in March 2008. As of September 11, 2006, Triple Net Properties had drawn an aggregate of $6.5 million under this line of credit, which was used to repay in full amounts due, including accrued interest, under our revolving line of credit with Bank of America, N.A. On September 15, 2006, the Company repaid this line of credit in full from proceeds of the Wachovia loan, which was repaid in full in November 2006.

The Company’s current line of credit is secured by the Company’s assets and requires the Company to meet certain minimum loan to value, debt service coverage, performance covenants, including the timely

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payment of interest. The outstanding balance on this line of credit was $0 as of December 31, 2006. The Company was in compliance with all debt covenants pertaining to this line of credit as of December 31, 2006.

18.	PARTICIPATING NOTES

Participating notes consisted of four note programs: NNN 2004 Notes Program, LLC (the “2004 Program”), NNN 2005 Notes Program, LLC (the “2005 Program”), and NNN 2006 Notes Program, LLC (the “2006 Program”), and NNN Collateralized Senior Notes, LLC (the “Senior Notes Program”). The 2004 Program offered 200 units of interest in the Company’s $5.0 million, 11.0% per annum participating unsecured note due on October 31, 2004, at $25,000 per note unit. The 2005 Program offered 240 units of interest in the Company’s $6.0 million, 10.0% per annum participating secured note due on October 31, 2005, at $25,000 per note unit. Interest under both notes was paid monthly. The 2006 Notes Program offered 400 units of interest in the Company’s $10.0 million, 10.0% participating unsecured note due on October 31, 2006, at $25,000 per note unit. The maturity date for the 2004 Notes program was extended for six months and paid off in March 2005. The maturity date for the 2005 Notes program was extended for six months and paid off in March 2006. The 2006 Notes Program was paid off in May 2005. The Senior Notes Program offered 600 units of interest in the Company’s $15.0 million, 8.75% per annum participating unsecured note due on August 1, 2011, at $25,000 per note unit.

On August 1, 2006, the Company’s wholly owned subsidiary, the Senior Notes Program, began offering $50,000,000 in aggregate principal amount of 8.75% per annum Senior Notes due 2011. Interest on the notes will be payable monthly in arrears on the first day of each month, commencing on the first day of the month occurring after issuance. The notes will mature five years from the date of first issuance of any of such notes, with two one-year options to extend the maturity date of the notes at the Senior Notes Program’s option. The interest rate will increase to 9.25% per annum during any extension. The Senior Notes Program will have the right to redeem the notes, in whole or in part, at: (1) 102.0% of their principal amount plus accrued interest any time after January 1, 2008; (2) 101.0% of their principal amount plus accrued interest any time after July 1, 2008; and (3) par value after January 1, 2009. The notes will be the Senior Notes Program’s senior obligations, ranking pari passu in right of payment with all other senior debt incurred and ranking senior to any subordinated debt it may incur. The notes will be effectively subordinated to all present or future debt secured by real or personal property to the extent of the value of the collateral securing such debt. The notes will be secured by a pledge of the Senior Notes Program’s membership interest in NNN Series A Holdings, LLC, which is the Senior Notes Program’s wholly-owned subsidiary for the sole purpose of making the investments. Each note will be guaranteed by Triple Net Properties. The guarantee will be secured by a pledge of Triple Net Properties’ membership interest in the Senior Notes Program. The Program was closed in January 2007. The total amount raised from this program was $16.3 million.

As of December 31, all participating notes are reflected in the table below:

		Date	Maturity	December 31,		Rate	Current	Call
Ownership	Subsidiary	Issued	Date	2006	2005	Cap	Rate	Date
				(In thousands)

100%	2004 Notes Program	10/03/2000	10/31/2004	$—	$—	12.00%	11.00%	N/A
100%	2005 Notes Program	12/15/2000	10/31/2005	—	2,300	10.00%	10.00%	N/A
100%	2006 Notes Program	05/20/2003	10/31/2006	—	—	10.00%	10.00%	N/A
100%	Senior Notes Program	08/01/2006	08/01/2011	10,263	—	11.00%	8.75%	N/A

				$10,263	$2,300

19.	REDEEMABLE PREFERRED MEMBERSHIP

There were no preferred membership units outstanding as of December 31, 2006 due to early redemption of these units on September 19, 2006 (the “Redemption Date”). As of December 31, 2005, the Company had

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$5.5 million or 22.03 preferred membership units outstanding. The Company accrued $881,000 and $688,000 through the Redemption Date and December 31, 2005, respectively, related to cumulative unpaid distributions and accretion of the pro-rata portion of the 35.0% redemption premium payable at maturity. Changes in the accreted balance and dividends paid are reflected as interest expense and totaled $1.1 million (included prepayment penalty of $544,000 for early redemption), $857,000 and $758,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

20.	SEGMENT DISCLOSURE

The Company’s reportable segments consist of Transaction Services, Management Services and Dealer-Manager Services.

Transaction Services — Transaction services are comprised of assisting our programs in the acquisition and disposition of properties. This business segment includes services provided in syndicating real estate properties to third-party investors seeking replacement property in transactions that qualify as tax-deferred exchanges under Section 1031 of the Internal Revenue Code, as well as fees earned as a result of being the sponsor of REITs and Value Funds it advises.

Management Services — Management services operations primarily consist of managing the properties owned by the programs the Company sponsors. The Company also assists our programs in entity level services for our public non-traded REITs and other entities sponsored by the Company.

Dealer-Manager Services — The Company facilitates capital raising transactions for our programs through Capital Corp., our registered broker-dealer. Capital Corp. is registered with the SEC, NASD and all 50 states plus the District of Columbia. Capital Corp. has more than 50 NASD-registered representatives associated with it who act in various capacities, such as wholesale sales, national accounts and sales management, operations and compliance. Capital Corp. acts as wholesale dealer-manager for most of our programs and currently does not provide securities services to any third party. Capital Corp. and its registered representatives also occasionally act in a retail capacity, distributing our securities products to friends and family and others in certain other limited circumstances.

The Company also has certain corporate level activities including interest income from notes and advances, property rental revenue, legal administration, accounting, finance, and management information systems which are not considered separate operating segments.

The Company evaluates the performance of its segments based upon net operating income. Net operating income is defined as operating revenues less compensation and operating and administrative costs and excludes other non-property income, rental expense, interest expense, depreciation and amortization, and corporate general and administrative expenses. The accounting policies of the reportable segments are the same as those described in the Company’s summary of significant accounting policies (see Note 2).

(In thousands)	Transaction	Management	Dealer-Manager
Year Ended December 31, 2006	Services	Services	Services	Total

Revenue	$56,885	$38,644	$722	$96,251
Compensation costs	24,268	23,899	52	48,219
Operating and administrative	18,958	8,805	507	28,270

Segment operating income	$13,659	$5,940	$163	$19,762

Segment assets	$48,509	$207,179	$18,360	$274,048

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Transaction	Management	Dealer-Manager
Year Ended December 31, 2005	Services	Services	Services	Total

Revenue	$56,036	$31,089	$—	$87,125
Compensation costs	12,756	16,789	—	29,545
Operating and administrative	14,533	12,859	—	27,392

Segment operating income	$28,747	$1,441	$—	$30,188

Segment assets	$39,790	$37,489	$—	$77,279

	Transaction	Management	Dealer-Manager
Year Ended December 31, 2004	Services	Services	Services	Total

Revenue	$43,189	$21,711	$—	$64,900
Compensation costs	8,419	11,081	—	19,500
Operating and administrative	16,684	10,797	—	27,481

Segment operating income (loss)	$18,086	$(167)	$—	$17,919

Segment assets	$12,276	$23,088	$—	$35,364

	December 31,
(In thousands)	2006	2005	2004

Reconciliation to consolidated net income:
Total segment operating income	$19,762	$30,188	$17,919
Non-segment:
Other revenue	12,055	5,734	2,311
Less expenses:
General and administrative	3,364	4,427	890
Depreciation and amortization	2,086	2,825	1,292
Rental related expense	9,718	4,469	—
Interest expense	6,236	1,611	1,583
Reserves and other	(700)	3,912	—
Loss on disposal of property and equipment	141	34	36
Impairment loss on land held for sale	—	—	300

Operating income	10,972	18,644	16,129
Equity in earnings (losses) of unconsolidated entities	491	(520)	4
Interest income	713	—	—
Other	—	—	114

Income from continuing operations before minority interest and income tax (benefit)	12,176	18,124	16,247
Minority interest	308	—	—

Income from continuing operations before income tax (benefit)	11,868	18,124	16,247
Income tax (benefit)	(4,230)	—	—

Income from continuing operations	16,098	18,124	16,247
Discontinued operations
(Loss) from discontinued operations — net of taxes	(72)	—	—
Gain on disposal of discontinued operations — net of taxes	68	—	—

Total loss from discontinued operations	(4)	—	—

Net income	$16,094	$18,124	$16,247

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
(In thousands)	2006	2005	2004

Reconciliation of segment assets to consolidated balance sheet:
Segment assets	$274,048	$77,279	$35,364
Corporate assets	53,995	9,057	7,547

Total assets	$328,043	$86,336	$42,911

Corporate capital expenditures	$1,984	$4,979	$2,579

Total capital expenditures	$1,984	$4,979	$2,579

21.	DISCONTINUED OPERATIONS

In accordance with SFAS No. 144, the net income (loss) and the net gain on dispositions of operating properties sold as of December 31, 2006 or classified as held for sale as of December 31, 2006 were reflected in the consolidated statement of operations as discontinued operations. For the year ended December 31, 2006, discontinued operations included the net income (loss) of one property and its associated LLC entity that was sold and three properties and their associated LLC entities classified as held for sale as of December 31, 2006.

Property	Date Purchased	Date Sold

Lavaca Plaza	August 28, 2006	October 25, 2006
Lavaca Plaza, LLC	August 28, 2006	October 25, 2006
Southpointe Office Park	August 18, 2006	January 22, 2007
Southpointe Office Park, LLC	August 18, 2006	January 22, 2007
Crawfordsville Medical Office Park	September 12, 2006	January 22, 2007
Crawfordsville Medical Office Park, LLC	September 12, 2006	January 22, 2007
1600 Parkwood	December 28, 2006	—
1600 Parkwood, LLC	December 28, 2006	—

The following table summarizes the income (loss) and expense components that comprised discontinued operations for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
(In thousands)	2006	2005	2004

Rental income	$1,291	$—	$—
Rental expense	(567)	—	—
Interest expense (including amortization of deferred financing costs)	(857)	—	—
Tax benefit	61	—	—

Loss from discontinued operations-net of taxes	(72)	—	—
Gain on sale of real estate-net	68	—	—

Total loss from discontinued operations	$(4)	$—	$—

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the properties held for sale balance sheet information is as follows:

	December 31,
(In thousands)	2006	2005

Operating properties	$40,260	$—
Identified intangible assets	9,333	—

Total assets	$49,593	$—

Mortgage loans payable	$46,906	—
Liabilities of properties held for sale	595	—

Total liabilities	$47,501	$—

22.	COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company entered into a new lease agreement for its headquarters office space in Santa Ana, California, effective September 1, 2006. The original lease expired in August 2006. The Company also entered into several new lease agreements in 2006. The following table summarizes these new leases:

		Lease	Lease
		Commencement	Expiration	Base Rent
Lessor	Location	Date	Date	Per month **

Tustin Centre Tower, LLC-Ste 200	Santa Ana, CA*	9/1/2006	10/31/2013	$45,000
Tustin Centre Tower, LLC-Ste 210	Santa Ana, CA *	9/1/2006	10/31/2013	2,000
Tustin Centre Tower, LLC-Ste 300	Santa Ana, CA *	11/1/2006	12/31/2013	49,000
Corporate Suites 6, LLC	New York, NY	6/1/2006	5/31/2007	2,000
NNN Forest Office Park, LLC	Richmond, VA	3/1/2006	2/28/2011	4,000
NNN 300 Four Falls, LLC	West Conshohocken, PA	5/1/2006	Varies	67,000
NNN Aventura Harbour Centre, LLC	Aventura, FL	5/1/2006	10/31/2007	23,000

*	Corporate Headquarters

**	First month of commencement

Rent expense under these operating leases approximated $2.2 million, $1.3 million and $505,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Rent expense is included in general and administrative expense in the accompanying consolidated statements of operations.

As of December 31, 2006, future minimum amounts payable under operating leases are as follows for the years ending December 31:

(In thousands)

2007	$2,927
2008	2,517
2009	2,458
2010	2,497
2011	2,076
Thereafter	2,512

$14,987

Operating Leases — Other — The Company is a master lessee of three residential properties in various locations under non-cancelable leases. The leases which commenced in June, July and September 2005 and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expire in June, July and September 2015, require minimum monthly payments averaging $436,000 over the 10-year period. Rent expense under these operating leases approximated $4.6 million and $2.2 million for the years ended December 31, 2006 and 2005, respectively, and is included in rental related expense in the accompanying consolidated statements of operations. As of December 31, 2006, rental related expense, based on contractual amounts due, are as follows for the years ending December 31:

(In thousands)	Rental Related Expense

2007	$5,232
2008	5,232
2009	5,232
2010	5,232
2011	5,232
Thereafter	18,781

$44,941

The Company subleases this residential space to third parties. Rental income from these subleases was $8.9 million and $3.6 million for the years ended December 31, 2006 and 2005, respectively, and is included in rental revenue in the accompanying consolidated statements of operations. As residential leases are executed for no more than one year, the Company is unable to project the future minimum receivable.

Capital Lease Obligations — The Company leases computers, copiers, and postage equipment that are accounted for as capital leases. The balance of these capital lease obligations as of December 31, 2006 and 2005, was approximately $585,000 and $540,000, respectively.

As of December 31, 2006, the future minimum payments under the capital lease obligations are as follows for the years ending December 31:

(In thousands)

2007	$234
2008	208
2009	181
2010	61

684
Less imputed interest	(99)

$585

Pending Litigation — On September 16, 2004, Triple Net Properties learned that the SEC Los Angeles Enforcement Division, or the SEC Staff, is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC Staff has requested information from Triple Net Properties relating to disclosure in public and private securities offerings sponsored by Triple Net Properties and its affiliates prior to 2005, or the Triple Net Properties securities offerings. The SEC Staff also requested information from Capital Corp., the dealer-manager for the Triple Net Properties securities offerings. The SEC Staff requested financial and other information regarding the Triple Net Properties securities offerings and the disclosures included in the related offering documents from each of Triple Net Properties and Capital Corp. Triple Net Properties and Capital Corp. believe they have cooperated fully with the SEC Staff’s investigation.

Based on these negotiations, management believes that the conclusion to this matter will not result in a material adverse affect to its results of operations, financial condition, liquidity or ability to conduct its business and management has accrued a loss contingency on a consolidated basis of $600,000 and $1.0 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of December 31, 2006 and December 31, 2005, respectively, on behalf of Triple Net Properties and Capital Corp.

To the extent that the Company pays the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of this matter, Anthony W. Thompson, the Company’s founder and Chairman, has agreed to forfeit to the Company up to 1,210,000 shares of the Company’s common stock. In connection with this arrangement, the Company has entered into an escrow agreement with Mr. Thompson and an independent escrow agent, pursuant to which the escrow agent holds 1,210,000 shares of the Company’s common stock that are otherwise issuable to Mr. Thompson in connection with the formation transactions to secure Mr. Thompson’s obligations to us. Mr. Thompson’s liability under this arrangement will not exceed the value of the shares in the escrow.

On February 11, 2004, Clearview Properties, or Clearview, filed a petition in the District Court of the 270th Judicial District, Harris County, Texas against Property Texas SC One Corporation, Clarion Partners, LLC, and Granite Partners I, LLC, three unaffiliated entities, and Triple Net Properties, T REIT, Inc. and Realty, or the Triple Net Entities. The complaint alleged that the Triple Net Entities willfully and intentionally interfered with an agreement between Property One and Clearview for the sale of certain real property located in Houston, Texas by Property One to Clearview. On January 7, 2005, Clearview filed an amended complaint which also alleged that the Triple Net Entities breached a contract between Clearview and the Triple Net Entities for the sale of the Houston, Texas property by Clearview to the Triple Net Entities and for conspiracy with Property One to breach this contract. On March 25, 2005, Clearview filed a further amended complaint which named T REIT, L.P. as an additional Triple Net Entity defendant and dropped Triple Net Properties Realty, Inc. as a defendant.

On May 4, 2005, the Court denied the Company’s motion for summary judgment. On July 28, 2005, the Triple Net Entities filed their second amended motion for summary judgment to dismiss the claims against us, which amended motion was granted in the Company’s favor by the Court on August 8, 2005. On December 12, 2005, a one-day trial was held to determine the Company’s ability to recover from Clearview, attorneys’ fees, expenses and costs incurred in this case as provided for pursuant to the terms of the agreements underlying Clearview’s breach of contract claims against the Company. On May 17, 2006, the Court entered a final judgment awarding the Triple Net Entities $212,000 in attorneys’ fees for services rendered, $25,000 for attorneys’ fees if Clearview unsuccessfully appeals the case to the court of appeals, and $13,000 for attorneys’ fees if Clearview unsuccessfully appeals the case to the Texas Supreme Court. Clearview has indicated that it intends to appeal the Court’s grant of the Company’s second amended motion for summary judgment. On June 16, 2006, Clearview filed a motion for new trial; however, on September 8, 2006, the Company was notified that Clearview’s motion for new trial was overruled by operation of law. On August 8, 2006, Clearview filed its notice of appeal which was amended on August 14, 2006. On April 27, 2007, the Court of Appeals abated the appeal and ordered the Court to file findings of fact and conclusions of law no later than May 17, 2007. Once the Court enters those findings, the appeal will be reinstated.

Mission Residential

In October 2004, Triple Net Properties and Mission Residential, LLC, or Mission Residential, formed NNN/Mission Residential Holdings, LLC, or NNN/Mission, and entered into an operating agreement dated as of October 1, 2004. Under this agreement, Mission Residential was to locate multi-family replacement property appropriate for our TIC programs, conduct due diligence on the property, obtain financing for and close the acquisition of the property, manage the property through an affiliate and provide property disposition services. Triple Net Properties’ responsibilities under the agreement were to maintain the books and records of NNN/Mission, provide accounting and tax preparation services, oversee placement of the equity for the acquisition of the properties and be responsible for investor relations. The agreement provides that for one year following the acquisition of the first property under the agreement, Mission Residential had the obligation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to show properties that it identified for acquisition exclusively to Triple Net Properties. In addition, the agreement provides that Mission Residential was obligated to use its best efforts to present four properties in 2004 and a total of 22 properties in 2005 to Triple Net Properties.

Only four multi-family properties were presented in 2004, and none in 2005, despite Triple Net Properties’ repeated request for properties. Mission Residential subsequently syndicated nine multi-family properties on its own during the relevant period. Triple Net Properties notified Mission Residential that Mission Residential had breached the exclusivity and best efforts provisions of the agreement before turning the matter over to legal counsel to represent it in initiating arbitration. Triple Net Properties filed a statement of claim with the American Arbitration Association, or AAA. Mission Residential filed responses denying the claim and contesting the arbitrator’s jurisdiction to hear the matter. Mission Residential did not initially file a counterclaim against Triple Net Properties. The arbitrator ruled in July 2006 that he had jurisdiction to hear the claim, ordered the parties to proceed with discovery, and set a hearing date of January 29, 2007 through February 2, 2007. The arbitrator also granted Triple Net Properties leave to file an amended statement of claim asserting Mission Residential materially breached the operating agreement, willfully breached its fiduciary duties and committed willful misconduct by usurping the nine properties during the relevant period of the agreement.

In an effort to avoid having the arbitration go forward, Mission Residential filed a lawsuit in the Fairfax Circuit Court seeking an injunction and a declaration that Triple Net Properties’ claim is not subject to the agreement’s arbitration provision. The lawsuit also sought an unspecified amount of damages on behalf of NNN/Mission for Triple Net Properties’ alleged breaches of fiduciary duty primarily related to alleged accounting issues. The trial court dismissed the request for an injunction and dismissed the suit ruling that Mission Residential’s claims should be asserted in arbitration. Mission Residential appealed that ruling to the Supreme Court of Virginia by filing a petition for appeal and requested a stay be issued enjoining the arbitration. Additionally, Mission Residential sought and was granted leave in the arbitration to assert a counterclaim. Mission Residential also supplemented its discovery responses to claim that Triple Net Properties was the first to breach the agreement.

Both parties presented extensive evidence and testimony at the evidentiary hearing and submitted extensive post-hearing briefs. Contemporaneous with the parties submitting post-hearing briefs to the arbitrator, the Supreme Court of Virginia, or the Court, heard oral argument on Mission Residential’s petition. On April 27, 2006, the Court granted Mission Residential’s appeal, but denied Mission Residential’s motion to stay the arbitration. No hearing date has been set at this time on Mission Residential’s appeal. On May 2, 2007, the arbitrator issued an interim award. The award specifically finds that Mission Residential materially breached the operating agreement and committed willful misconduct in usurping the nine properties. The award also denies Mission Residential’s counterclaim and orders payments which would result in Triple Net Properties receiving a net of $2,489,000 from the award. Further, the award states that Triple Net Properties has substantially prevailed in the arbitration, thereby necessitating the reopening of the evidentiary hearing to allow Triple Net Properties to submit a statement of account of its separate expenses and costs, including attorneys’ fees.

Just prior to the evidentiary hearing, Mission Residential initiated an arbitration proceeding relating to a dispute between Mission Residential and Triple Net Properties regarding a buy-sell right in the operating agreement. Neither Triple Net Properties nor Mission Residential seeks any monetary damages in this matter. Rather, both parties seek declaratory relief as to which has the right to purchase the other’s interest. To date, the AAA has appointed an arbitrator and an evidentiary hearing has been scheduled for September 20 and 21, 2007. Triple Net Properties believes the arbitrator’s finding that Mission Residential materially breached the operating agreement may result in the buy-sell dispute being dismissed.

On September 1, 2006, Triple Net Properties filed a civil lawsuit against CORE Realty Holdings, LLC, or CORE, entitled, Triple Net Properties, LLC v. CORE Realty Holdings, LLC; Aaron G. Cook; Laurie Levassar; and Michelle Moore, in the United States District Court for the Central District of California. Triple Net Properties believes that CORE and several of its employees, also named in the lawsuit and former employees

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of Triple Net Properties, engaged in a series of related and intentional acts intended to harm Triple Net Properties and its business, including misappropriation of confidential and proprietary information and wrongful solicitation of clients and employees. Triple Net Properties alleges that CORE and its employees have engaged in tortious and illegal conduct, including (1) misappropriation of trade secrets; (2) violation of the Computer Fraud and Abuse Act; (3) violation of the California Unfair Competition Law; (4) breach of contract; (5) breach of fiduciary duty and breach of loyalty; (6) conversion; (7) tortious interference with prospective business advantage; and (8) criminal eavesdropping. Triple Net Properties requested remedies include: (a) preliminary and permanent injunctions requiring CORE, Cook, Levassar, and Moore to return all confidential and proprietary information that was wrongfully obtained and preventing them from using or in any way gaining a competitive advantage as a result of this information; (b) monetary damages not less than fifty million dollars ($50,000,000); (c) disgorgement of CORE and its employees’ ill gotten gains; and (d) punitive damages. At this time, the Company cannot forecast with reasonable certainty the potential costs associated with the lawsuit or the outcome of the lawsuit.

The parties stipulated to arbitrate Triple Net Properties’ claims against Cook, Levassar and Moore. Triple Net Properties has filed a Demand for Arbitration with JAMS and served that demand on the individual defendants. The Demand for Arbitration alleges the same claims asserted in the civil lawsuit, which is still proceeding in Federal court as to CORE. Neither CORE nor any of the individual defendants have filed cross-claims against Triple Net Properties in either proceeding. At this time, the Company cannot forecast with reasonable certainty the outcome of either proceeding.

Louis J. Rogers served as the President of Triple Net Properties from August 2004 to April 2007. On April 4, 2007, the Company terminated Mr. Rogers’ employment for cause (as defined in his employment agreement). On April 6, 2007, Mr. Rogers served a demand for arbitration pursuant to his employment agreement claiming an unspecified amount of damages for wrongful termination and for breach of his employment agreement. A date for arbitration has not been set, and the Company has not yet appointed an arbitrator. The Company intends to vigorously defend the claim, but at this time the Company cannot forecast with reasonable certainty the potential costs associated with the arbitration or the outcome of the arbitration.

The Company is involved in various other lawsuits and claims arising in the ordinary course of business. These other matters are, in the opinion of management, immaterial both individually and in the aggregate with respect to the Company’s consolidated financial position, liquidity or results of operations.

Indemnification Agreement — In connection with the sale of a building by T REIT in 2001, the Company concurrently indemnified T REIT with respect to all of its obligations under a master lease guaranty agreement assumed by T REIT. The indemnification agreement was executed in November 2001. The guaranty required T REIT to guarantee the lease payment in the amount of $20,000 per month for a period of five years. Under this agreement, T REIT is obligated to make lease payments to the lessor only in the event the sublessee fails to make the lease payments. In addition, T REIT is also obligated to pay a pro rata share of lease commissions and tenant improvements in the event the premises are re-leased prior to November 13, 2006.

The building is a single-tenant office building for which the current tenant’s lease expired on August 31, 2002, and the tenant vacated the property in October 2002.

At December 31, 2006, the building remained unoccupied, and there were no prospective tenants. As a result, the Company’s liability pursuant to its obligations under the indemnification agreement as of December 31, 2006 and 2005 was $0 and $214,000, respectively.

Contingent Loan Obligations — The Company and all other tenants in common in a single property are jointly and severally liable for the entire balance of a mortgage note payable totaling approximately $3.1 million as of December 31, 2006 and 2005, for a property under management. In the event of a default on this loan by the other property owners, the Company may be required to fully repay the defaulted loan and

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any accrued interest. In such event, the Company would have recourse against the other owners and would be able to proportionately increase its ownership interest in the respective property.

Guarantees — From time to time the Company provides guarantees of loans for properties under management. As of December 31, 2006, there were 107 loans for properties under management that were guaranteed, with approximately $2.4 billion in total principal outstanding secured by properties with a total aggregate purchase price of approximately $3.4 billion. Of the approximate $2.4 billion total principal outstanding guaranteed, approximately $2.4 billion was non-recourse guarantees, $26.4 million was in the form of mezzanine debt and $28.7 million was other recourse guarantees.

At December 31, 2005, there were 52 loans for properties under management during 2005 that were guaranteed, with $1.3 billion in total principal outstanding secured by properties with a total aggregate purchase price of $1.8 billion. Of the $1.3 billion total principal outstanding guaranteed, $71.1 million was in the form of mezzanine debt of which $52.0 million was paid off subsequent to December 31, 2005.

Management evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability.

During the fourth quarter of 2006, the Company entered into several interest rate lock agreements with commercial banks aggregating to approximately $400.0 million, with interest rates ranging from 6.15% to 6.19% as of December 31, 2006. The Company paid $2.0 million in refundable deposits in connection with these agreements, which will be refunded if the total available loan amount is utilized for property purchases. If the total available loan amount is not utilized, then some of the deposits will be forfeited.

Environmental Obligations — In the Company’s role as property manager, it could incur liabilities for the investigation or remediation of hazardous or toxic substances or wastes at properties the Company currently or formerly managed or at off-site locations where wastes were disposed. Similarly, under debt financing arrangements on properties owned by sponsored programs, the Company has agreed to indemnify the lenders for environmental liabilities and to remediate any environmental problems that may arise. The Company is not aware of any environmental liability or unasserted claim or assessment relating to an environmental liability that the Company believes would require disclosure or the recording of a loss contingency.

Real Estate Licensing Issues — Although Realty was required to have real estate licenses in all of the states in which it acted as a broker for Triple Net Properties’ programs and received real estate commissions. Realty did not hold a license in certain of those states when it earned fees for those services. In addition, almost all of Triple Net Properties’ revenue was based on an arrangement with Realty to share fees from our programs. Triple Net Properties did not hold a real estate license in any state, although most states in which properties of the Company’s programs were located may have required Triple Net Properties to hold a license. As a result, the Company may be subject to penalties, such as fines (which could be a multiple of the amount received), restitution payments and termination of management agreements, and to the suspension or revocation of Realty’s real estate broker licenses. To date there have been no claims, and the Company cannot assess or estimate whether it will incur any losses as a result of the foregoing.

To the extent that the Company incurs any liability arising from the failure to comply with real estate broker licensing requirements in certain states, Mr. Thompson, Mr. Rogers and Mr. Hanson have agreed to forfeit to the Company up to an aggregate of 4,686,500 shares of the Company’s common stock, and each share will be deemed to have a value of $10.00 per share in satisfying this obligation. Mr. Thompson has agreed to indemnify the Company, to the extent the liability incurred by the Company for such matters exceeds the deemed $46,865,000 value of these shares, up to an additional $9,435,000 in cash. In connection with this arrangement, the Company has entered into an indemnification and escrow agreement with Mr. Thompson, Mr. Rogers, Mr. Hanson, an independent escrow agent and the Company, pursuant to which the escrow agent will hold 4,686,500 shares of our common stock that are otherwise issuable to Mr. Thompson and Mr. Rogers in connection with the Company’s formation transactions (3,279,000 shares for Mr. Thompson

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and 1,407,500 shares for Mr. Rogers) to secure Mr. Thompson’s and Mr. Rogers’ obligations to the Company with respect to these matters. Mr. Thompson’s and Mr. Rogers’ liability under this arrangement will not exceed the sum of the value of their shares in the escrow except to the extent Mr. Thompson may be obliged to indemnify the Company for excess liabilities up to an additional $9,435,000 in cash. Since Mr. Hanson is entitled over time to receive up to 844,500 shares from Messrs. Thompson and Rogers (633,375 from Mr. Thompson and 211,125 from Mr. Rogers) from the shares held in the indemnification and escrow agreement, he is a party to it as well and his liability is limited to those shares. If Mr. Hanson’s right to receive the shares vests, then to the extent shares attributable to his ownership are available, and not subject to potential claims, under the indemnification and escrow agreement, he will be permitted to remove 100,000 shares on each of January 1, 2008 and 2009 to pay taxes.

23.	EARNINGS PER SHARE

The Company computes earnings per share in accordance with SFAS No. 128. Under the provisions of SFAS No. 128, basic net income per share is computed using the weighted-average number of common shares outstanding during the period less unvested restricted shares. Diluted net income per share is computed using the weighted-average number of common and common equivalent shares of stock outstanding during the periods utilizing the treasury stock method for stock options and unvested restricted stock.

As of December 31, 2006, with completion of the formation transactions and the issuance of 615,000 shares of restricted stock to the Company’s directors and officers, 26,366,407 shares of common stock were outstanding and owned by 40 stockholders. Pursuant to our 2006 Long-term Incentive Plan, the Company has reserved 2,339,200 shares of common stock for future issuance as restricted stock, stock options and/or other equity based grants to employees and directors. Of the reserved shares, 1,436,200 may be awarded as restricted stock and 903,000 may be awarded as stock options and/or other equity based grants. As part of this plan, 40,000 shares of common stock were issued to the Company’s initial four independent directors as restricted stock. In connection with the closing of the 144A offering, 575,000 shares of common stock were granted to certain executive officers as restricted stock and options to purchase up to 205,000 shares of common stock were granted to certain executive officers with an option exercise price of $10.00 per share.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation between weighted-average shares used in the basic and diluted earnings per share calculations:

	Year Ended December 31,
(In thousands, except per share amounts)	2006		2005		2004

Numerator:
Income from continuing operations, net of tax	$16,098		$18,124		$16,247
(Loss) from discontinued operations, net of tax	(4)		—		—

Net income	$16,094		$18,124		$16,247

Denominator:
Denominator for basic earnings per share:
Weighted-average number of common shares outstanding	22,365		19,546	(1)	19,781	(1)

Effect of dilutive securities:
Stock options and nonvested restricted stock	14		—		—

Denominator for diluted net income per share:
Weighted-average number of common and common equivalent shares outstanding	22,379	(2)	19,546	(2)	19,781	(2)
Basic earnings per share
Income from continuing operations, net of tax	$0.72		$0.93		$0.82
(Loss) from discontinued operations, net of tax	—		—		—
Net income	$0.72		$0.93		$0.82
Diluted earnings per share
Income from continuing operations, net of tax	$0.72		$0.93		$0.82
(Loss) from discontinued operations, net of tax	—		—		—
Net income	$0.72		$0.93		$0.82

(1)	Common membership units of 27,488,000 and 27,818,000 as of December 31, 2005 and 2004, respectively, are converted to the Company’s common shares outstanding by applying September 16, 2006 redemption ratio for earnings per share disclosures purpose.

(2)	Options to purchase approximately 205,000, 0 and 0 shares of common stock have been excluded from the calculation for diluted weighted-average common shares for the years ended December 31, 2006, 2005 and 2004, respectively, because their effect would be anti-dilutive.

24.	OTHER RELATED PARTY TRANSACTIONS

Due to Related Parties — The total due to related parties as of December 31, 2006 of $4.1 million consisted primarily of certain non-recurring credits to investors of $2.7 million, and $300,000 of property management fees refund due to related parties. The total due to related parties as of December 31, 2005, was $3.4 million and primarily consisted of $2.6 million payable to Realty and $214,000 payable to T REIT pursuant to an indemnification agreement.

Advisory Fees — The Company bears certain general and administrative expenses in its capacity as advisor to T REIT and G REIT and is reimbursed for these expenses. However, T REIT and G REIT will not reimburse the Company for any operating expenses that, in any four consecutive fiscal quarters, exceed the greater of 2.0% of average invested assets (as defined in their respective advisory agreements) or 25.0% of their net income for such year. All unreimbursable amounts are expensed by the Company.

Audit Fees — In its capacity as advisor and manager to NNN 2002 Value Fund, LLC, the Company incurred accounting fees for auditing financial statements for NNN 2002 Value Fund, LLC, which are not

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reimbursable. For the years ended December 31, 2006, 2005 and 2004, the Company incurred audit fees of $154,000, $186,000 and $325,000, respectively.

Other Related Party — Triple Net Properties, which is wholly owned by the Company, owns a 50.0% managing member interest in NNN Apartment REIT Advisor, LLC, the consolidated subsidiary the Company formed to advise and manage NNN Apartment REIT, Inc., a public non-traded REIT the Company is sponsoring. Each of Scott D. Peters, the Company’s Chief Executive Officer and President, Mr. Rogers and Andrea R. Biller, the Company’s General Counsel, Executive Vice President and Secretary received an equity interest of 18.0% of NNN Apartment Management, LLC, which owns a 25.0% equity interest in NNN Apartment Advisor, LLC. The grant of these membership interests in NNN Apartment Management, LLC is being accounted for by the Company as a profit sharing arrangement. Compensation expense is recorded by the Company when the likelihood of payment is probable and the amount of such payment is estimable, which generally coincide with NNN Apartment Advisor, LLC recording its revenue. Included in compensation expense was $354,000 related to this profit sharing arrangement for the year ended December 31, 2006. At December 31, 2006, the remaining 46% equity interest in NNN Apartment Management, LLC was owned by Triple Net Properties, however, the Partnership agreement requires that any allocable earnings attributable to the Triple Net Properties ownership interest be paid out as performance bonuses to Company employees. Subsequent to December 31, 2006, NNN Apartment Management, LLC has redeemed Mr. Rogers’ membership interest in connection with the termination of his employment with the Company and Triple Net Properties’ membership interest increased by the amount of Mr. Rogers’ redeemed membership interest.

Triple Net Properties, which is wholly owned by the Company, owns a 75.0% managing member interest in NNN Healthcare/Office REIT Advisor, LLC, the consolidated subsidiary the Company formed to advise and manage NNN Healthcare/Office REIT, Inc., a public non-traded REIT the Company is sponsoring. Each of Mr. Peters, Ms. Biller and Mr. Hanson received an equity interest of 18.0% of NNN Healthcare/Office Management, LLC, which owns a 25.0% equity interest in NNN Healthcare/Office Advisor, LLC.

Mr. Thompson is entitled to receive up to $175,000 annually in compensation from each of NNN Apartment Management, LLC and NNN Healthcare/Office Management, LLC.

To the extent that the Company pays the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of this matter, Mr. Thompson has agreed to forfeit to us up to 1,210,000 shares of its common stock. In connection with this arrangement, the Company has entered into an escrow agreement with Mr. Thompson and an independent escrow agent, pursuant to which the escrow agent holds 1,210,000 shares of the Company’s common stock that were otherwise issuable to Mr. Thompson in connection with the formation transactions to secure Mr. Thompson’s obligations to us. Mr. Thompson’s liability under this arrangement will not exceed the shares in the escrow. The Company cannot assure you as to the value of the shares at the time of any claim under this agreement.

Mr. Thompson has transferred the following amounts of his common stock owned in Capital Corp. to each of Louis J. Rogers, our director (25.0%) and to Kevin K. Hull, the Chief Executive Officer and President of Capital Corp. (25.0%). The transfers to Mr. Rogers were made as follows: 10.0% in November 2005, for a value of $84,000; 5.0% in August 2006, for a value of $169,000; and 10.0% in September 2006 for a value of $337,000. The transfers to Mr. Hull were made as follows: 5.0% in February 2006 for a value of $42,000; and 20.0% in September 2006 for a value of $675,000. Because Mr. Thompson was an affiliate of Capital Corp. at the time of these transfers, these transfers resulted in compensation charges to Capital Corp. In addition, the Company agreed to pay the income taxes (including an associated “gross-up” payment to cover the tax on the tax payment) incurred by Mr. Rogers ($467,000) and Mr. Hull (as to only approximately one-half of such liability, or $191,000) in such transactions.

Mr. Thompson has transferred 25.0% of his common stock interest in Realty to Mr. Rogers as follows: 12.0% in January 2005, for a value of $1.5 million; 4.0% in August 2005, for a value of $685,000; 4.0% in

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 2006, for a value of $1.1 million; and 5.0% in September 2006, for a value of $1.4 million. Because Mr. Thompson was an affiliate of Realty at the time of these transfers, these transfers resulted in compensation charges to Realty. In addition, the Company agreed to pay the income taxes (including an associated gross-up payment) aggregating $2.0 million, incurred by Mr. Rogers in such transactions.

Mr. Thompson and Mr. Rogers have agreed to transfer up to 15.0% of the common stock of Realty they own to Jeffrey T. Hanson, the Company’s Chief Investment Officer, assuming he remains employed by the Company in equal increments on July 29, 2007, 2008 and 2009. The transfers will be settled with 844,500 shares of the Company’s common stock (633,375 from Mr. Thompson and 211,125 from Mr. Rogers). Because Mr. Thompson and Mr. Rogers were affiliates of the Company at the time of such transfers, the Company recognized a compensation charge (see Note 25). Mr. Hanson is not entitled to any reimbursement for his tax liability or any gross-up payment.

On September 20, 2006, Triple Net Properties awarded Mr. Peters, the Company’s Chief Executive Officer and President, a bonus of $2.1 million, which was payable in 283,165 membership units in Triple Net Properties, representing a 1.0% ownership for a value of $1.3 million, and a cash tax gross-up payment of $854,000.

The law firm of Hirschler Fleischer represented us and certain of our investor programs in various legal matters during the last three years. Mr. Rogers, one of the Company’s directors from our inception and the former President of Triple Net Properties, LLC from September 2004 through April 3, 2007, also practiced law with Hirschler Fleischer from 1987 to March 2007. Mr. Rogers was a shareholder of Hirschler Fleischer from 1994 to December 31, 2004, and served as senior counsel in that firm from January 2005 to March 2007. On March 19, 2007, the Company learned that, in connection with his transition from shareholder to senior counsel, Mr. Rogers and Hirschler Fleischer entered into a transition agreement on December 29, 2004.

The transition agreement provided, among other things, that Mr. Rogers would receive a base salary from Hirschler Fleischer as follows: $450,000 in 2005, $400,000 in 2006, $300,000 in 2007, and $125,000 in 2008 and subsequent years. Mr. Rogers’ receipt of the base salary was subject to satisfaction of certain conditions, including that Triple Net Properties, LLC and its affiliated companies, including us (collectively, the “NNN Group”), remain a client of Hirschler Fleischer and that collections by that firm from the NNN Group equal at least $1.5 million per year. If the fees collected by Hirschler Fleischer from the NNN Group were less than $1.5 million, Mr. Rogers’ base salary would be proportionately reduced. Under the transition agreement, Mr. Rogers was also entitled to receive a bonus from Hirschler Fleischer on a quarterly basis, equal to a percentage, declining from 5.0% to 1.0% during the term of the agreement, of all collections by that firm from specified pre-2005 clients (including the NNN Group) in excess of $3.0 million as well as a percentage of all collections by that firm from new clients originated by Mr. Rogers, ranging from 6.0% to 3.0% depending on the year originated.

For the years ended December 31, 2006, 2005 and 2004, the NNN Group incurred legal fees to Hirschler Fleischer of approximately $3.7 million, $3.3 million and $2.7 million, respectively. Under the transition agreement, Hirschler Fleischer paid Mr. Rogers approximately $647,000 in base salary and bonus for 2006 and approximately $719,000 in 2005. Mr. Rogers’ 2004 compensation from Hirschler Fleischer was based on his earnings as a shareholder in the firm, and nothing was paid in connection with the transition agreement in 2004. Mr. Rogers’ senior counsel position with Hirschler Fleischer terminated on March 31, 2007, at which point Hirschler Fleischer had paid Mr. Rogers $75,000 for his 2007 services. Mr. Rogers will receive from Hirschler Fleischer an additional $450,000 in 2007 pursuant to a separation agreement in satisfaction of all amounts owed to him under the transition agreement.

Before joining Realty, Mr. Hanson was employed with Grubb and Ellis. Since July 2006, in connection with his employment with Grubb and Ellis, Mr. Hanson was or will be paid commissions relating to transactions involving properties acquired or sold by our programs of approximately $1.2 million.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

G REIT, Inc., a public non-traded REIT the Company sponsored, has agreed to pay Mr. Peters and Ms. Biller retention bonuses in connection with its stockholder approved liquidation of $50,000 and $25,000, respectively, upon the filing of each of G REIT’s annual and quarterly reports with the SEC during the period of the liquidation process. As of December 31, 2006, Mr. Peters and Ms. Biller have received retention bonuses of $200,000 and $100,000, respectively.

T REIT, Inc., a public non-traded REIT the Company sponsored, has paid performance bonuses in connection with its stockholder approved liquidation to Ms. Biller of $25,000 in August 2005 and $35,000 in March 2006.

The Company’s directors and officers, as well as officers, managers and employees of the Company’s subsidiaries, have purchased, and may continue to purchase, interests in offerings made by the Company’s programs at a discount. The purchase price for these interests reflects the fact that selling commissions and marketing allowances will not be paid in connection with these sales. The net proceeds to the Company from these sales made net of commissions will be substantially the same as the net proceeds received from other sales.

Since the Company’s inception in 1998, Mr. Thompson has routinely provided personal guarantees to various lending institutions that provided financing for the acquisition of many properties by our programs. These guarantees cover general payment obligations, environmental and hazardous substance indemnification and indemnification for any liability arising from the SEC investigation of Triple Net Properties. In connection with the formation transactions, the Company indemnified Mr. Thompson for amounts he may be required to pay under all of these guarantees to which Triple Net Properties, Realty or Capital Corp. is an obligor to the extent such indemnification would not require the Company to book additional liabilities on the Company’s balance sheet.

Cunningham Lending Group LLC, a company that is wholly-owned by Mr. Thompson, from time to time has made unsecured loans to some of the Company’s programs. The loans are not negotiated at arm’s length, are serviced by the cash flows from the programs and bear interest at rates ranging from 8.0% to 12.0%.

The Company has made advances totaling $3.3 million to Colony Canyon, a property 20.0% owned by Mr. Thompson. The advances bear interest at 10.0% per annum and are required to be repaid within one year (although the repayments can and have been extended from time to time).

In February 2005, the Company advanced approximately $91,000 to Mr. Rogers in connection with his purchase of a home. This loan was repaid in full in March 2006.

The following formation transactions were entered into in connection with the 144A offering in November 2006 and were not negotiated at arm’s length:

•	TNP Merger Sub, LLC, a Delaware limited liability company and the Company’s wholly-owned subsidiary, entered into an agreement and plan of merger with Triple Net Properties, which was owned by Mr. Thompson, Mr. Rogers and a number of other employees and third-party investors. In connection with the merger agreement, the Company entered into contribution agreements with the holders of a majority of the common membership interests of Triple Net Properties. Under the merger agreement and the contribution agreements, the Company issued 19,741,407 shares of the Company’s common stock (to the accredited investor members) and $986,000 in cash (to the unaccredited investor members in lieu of 0.5% of the shares of the Company’s common stock they would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering) in exchange for all the common member interests. Concurrently with the closing of the 144A offering on November 16, 2006, Triple Net Properties became the Company’s wholly-owned subsidiary.

•	The Company entered into a contribution agreement with Mr. Thompson and Mr. Rogers pursuant to which they contributed all of the outstanding shares of Realty, to the Company in exchange for

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4,686,500 shares of the Company’s common stock and, with respect to Mr. Thompson, $9.4 million in cash in lieu of 22.3% of shares of the Company’s common stock he would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering. Concurrently with the closing of the 144A offering on November 16, 2006, Realty became the Company’s wholly-owned subsidiary.

•	The Company entered into a contribution agreement with Mr. Thompson, Mr. Rogers and Mr. Hull pursuant to which they contributed all of the outstanding shares of Capital Corp. to the Company in exchange for 1,323,500 shares of the Company’s common stock and, with respect to Mr. Thompson, $2.7 million in cash in lieu of 33.5% of shares of the Company’s common stock he would otherwise be entitled to receive, which was valued at the $10.00 offering price to investors in the 144A offering. Capital Corp. became the Company’s wholly-owned subsidiary on December 14, 2006, following receipt of NASD approval.

25.	EMPLOYEE BENEFIT PLANS

Stock Incentive Plans

2006 Long-Term Incentive Plan — In September 2006, the Company’s Board and then sole stockholder have approved and adopted the NNN Realty Advisors, Inc. 2006 Long-Term Incentive Plan, which the Company refers to as the 2006 Plan. The purpose of the 2006 Plan is to provide additional incentive for the Company’s directors, key employees and consultants to further the Company’s growth, development and the Company’s financial success by personally benefiting through the ownership of the Company’s common stock, or other rights which recognize such growth, development and financial success. The Company’s board of directors also believes that the 2006 Plan will enable the Company to obtain and retain the services of the Company’s directors, key employees and consultants that are considered essential to the Company’s long range success by offering them an opportunity to own stock and other rights that reflect our financial success. The 2006 Plan is also designed to permit the Company to make cash and equity based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The maximum aggregate number of shares of common stock that may be issued or transferred pursuant to awards under the 2006 Plan is equal to 2,339,200 shares.

To the extent that an award or any portion thereof granted under the 2006 Plan terminates, expires or lapses for any reason, any unissued shares subject to the award at such time will be available for future grants under the 2006 Plan. If any shares of restricted stock are surrendered by a participant or repurchased by the Company pursuant to the terms of the 2006 Plan, such shares also will be available for future grants under the 2006 Plan. The add back of shares due to the replenishment provisions of the 2006 Plan will be on a one share added back for each one stock option, stock appreciation right and other award for which the holder pays the intrinsic value that was granted under the 2006 Plan is subsequently terminated, expired, cancelled, forfeited or repurchased. For every other award granted under the 2006 Plan, that is for every full-value award granted under the 2006 Plan, that is expired, cancelled, forfeited or repurchased two shares will be made available for issuance under the 2006 Plan. In no event, however, will any shares of our common stock again be available for future grants under the Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us will not be counted against the shares available for issuance under the 2006 Plan.

The shares of the Company’s common stock covered by the 2006 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2006 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price not less than the fair market value for a share of our common stock on the date of grant, and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

For the years ended December 31, 2006, 2005 and 2004, 205,000, 0 and 0 shares of stock option were granted under the 2006 Plan, respectively. For 2006, the NQSOs granted under the 2006 Plan have an exercise price of $10.00. On the date of the grant date, 68,333 shares were vested and exercisable. The remaining shares will be vested in equal annual increments over the next two years. These NQSOs granted under the 2006 Plan are subject to a maximum term of ten years from the date of grant and are subject to earlier termination under certain conditions. Because these stock option awards were granted to the Company’s senior executive officers, no forfeiture rate was assumed.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides a summary of the Company’s stock option activity:

Weighted-
			Average	Weighted-
		Weighted-	Remaining	Average
		Average	Contractual	Fair Value
	Number of	Exercise Price	Term	per Share at
	Shares	per Share	(In Years)	Date of Grant

Options outstanding at January 1, 2004	—	$—

Options granted	—	—
Options exercised	—	—
Options forfeited or expired	—	—

Options outstanding at December 31, 2004	—	—

Options granted	—	—
Options exercised	—	—
Options forfeited or expired	—	—

Options outstanding at December 31, 2005	—

Options granted	205,000	10.00
Options exercised	—	—
Options forfeited or expired	—	—

Options outstanding at December 31, 2006	205,000	10.00	9.87	$4.93

Options vested and exercisable at December 31, 2006	68,333	10.00	9.87	$4.93

Options expected to vest at December 31, 2006	136,667	10.00	9.87	$4.93

Options vested and expected to vest at December 31, 2006	205,000	$10.00	$9.87	$4.93

Restricted Stock.  Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred until the vesting restrictions and other restrictions applicable to such shares are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally will have voting rights and will receive dividends prior to the time when the restrictions lapse.

For the years ended December 31, 2006, 2005 and 2004, the Company granted restricted stock awards of 615,000 shares, 0 shares and 0 shares, respectively. Of the 575,000 shares of restricted stock awarded to executive officers during 2006, no shares were vested as of December 31, 2006. The shares will be vested as follows: 191,667 at January 1, 2007; 191,667 at January 1, 2008, and 191,666 at January 1, 2009. Expected vested shares in 2008 and 2009 include shares subsequently forfeited by Louis Rogers who was terminated in 2007. During 2006, the Company also granted 40,000 shares of restricted stock to our board of directors, and the shares will be vested in equal annual increments over three years from the date of grant. The total fair

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of restricted stock granted was $5.8 million, $0 and $0 for the years ended December 31, 2006, 2005 and 2004. A 5.0% discount was used in determining the fair value of restricted stock awards granted to executive officers on November 16, 2006 for the incremental illiquidity related to lock up features of such awards. Total compensation expense recognized for restricted stock awards was $1.7 million, $0 and $0 for the years ended December 31, 2006, 2005 and 2004. The related income tax benefit for the years ended December 31, 2006, 2005 and 2004 were $681,000, $0 and $0, respectively. As of December 31, 2006, there was $4.1 million of unrecognized compensation expense related to unvested restricted stock awards that the Company expects to recognize as follows: $2.0 million in 2007, $2.0 million in 2008 and $117,000 in 2009.

The following table provides a summary of the Company’s restricted stock activity:

Weighted-
Average
	Number of	Fair Value
	Shares	per Share

Nonvested shares outstanding at January 1, 2004	—	$—

Shares issued	—	—
Shares vested	—	—
Shares forfeited	—	—

Nonvested shares outstanding at December 31, 2004	—	—

Shares issued	—	—
Shares vested	—	—
Shares forfeited	—	—

Nonvested shares outstanding at December 31, 2005	—

Shares issued	615,000	9.53
Shares vested	—	—
Shares forfeited	—	—

Nonvested shares outstanding at December 31, 2006	615,000	$9.53

Accounting for Stock-Based Compensation — Effective January 1, 2006, the Company adopted SFAS No. 123R, using the modified prospective transition method, which requires the measurement and recognition of compensation expense based on estimated fair values for all equity-based compensation made to employees and directors. SFAS No. 123R replaces the guidance in SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). In addition, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment, (“SAB No. 107”) in March 2005, which provides supplemental SFAS No. 123R application guidance based on the view of the SEC which the Company also adopted on January 1, 2006.

SFAS No. 123R requires companies to estimate the fair value of equity awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model. The determination of the fair value of option-based awards using the Black-Scholes model incorporates various assumptions including exercise price, fair value at date of grant, volatility, expected life of awards, risk-free interest rates and expected dividend yield. The expected volatility is based on the historical volatility of comparable publicly traded companies in the real estate sector over the most recent period commensurate with the estimated expected life of the Company’s stock options. The expected life of the Company’s stock options represents the average between the vesting and contractual term, pursuant to SAB No. 107. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

weighted-average assumptions used for grants during the year ended December 31, 2006. No option was granted for the years ended 2005 and 2004:

	Year Ended December 31,
	2006	2005	2004

Exercise price	$10.00	N/A	N/A
Expected term (in years)	6.0	N/A	N/A
Risk-free interest rate	4.67%	N/A	N/A
Expected volatility	43.94%	N/A	N/A
Expected dividend yield	3.6%	N/A	N/A
Fair value at date of grant	$4.93	N/A	N/A

Option valuation models require the input of subjective assumptions including the expected stock price volatility and expected life. For the years ended December 31, 2006, 2005 and 2004, the Company recognized stock-based compensation related to stock option awards of $379,000, $0 and $0, respectively. The related income tax benefit for the years ended December 31, 2006, 2005 and 2004 were $148,000, $0 and $0, respectively. The total fair value of stock options that vested for the years ended December 31, 2006, 2005 and 2004 were $337,000, $0 and $0 respectively. As of December 31, 2006, there was $632,000 in unrecognized compensation expense related to stock option awards that the Company expects to recognize as follows: $337,000 in 2007 and $295,000 in 2008.

Incentive Stock Options.  Incentive stock options, or ISOs, will be designed to comply with the applicable provisions of the Code relating to ISOs. Among such restrictions, ISOs must have an exercise price not less than the fair market value per share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee by us (including all options granted under the 2006 Plan and all other four option plans or any parent or subsidiary corporation) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation, referred to as a 10% Owner, the 2006 Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. No incentive stock options were awarded for the years ended December 31, 2006, 2005 and 2004.

Stock Appreciation Rights.  Stock appreciation rights, or SARs, provide for the payment of an amount to the holder based upon increases in the price of the Company’s common stock over a set base price. The base price of any SAR granted under the 2006 Plan must be at least 100% of the fair market value of a share of the Company’s common stock on the date of grant. SARs under the 2006 Plan will be settled in cash or shares of the Company’s common stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. No stock appreciation right was awarded for the years ended December 31, 2006, 2005 and 2004.

Deferred Stock Awards.  Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met. No deferred stock was awarded for the years ended December 31, 2006, 2005 and 2004.

Restricted Stock Units.  Restricted stock units entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The issuance of shares of the Company’s common stock pursuant to restricted stock units may be deferred or delayed beyond the time at which the restricted stock units vest in accordance with the terms of any specific award. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions and other restrictions are not met. For the year ended December 31, 2006, the Company granted restricted stock awards of 615,000 shares, including 575,000 shares and 40,000 shares to executive officers and directors of the board of the Company, respectively. No restricted stock units were awarded for the years ended December 31, 2005 and 2004.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends per share of our common stock paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with stock options, SARs or other equity awards granted to the participant under the 2006 Plan. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator. No dividend equivalents were awarded for the years ended December 31, 2006, 2005 and 2004.

Performance Awards.  Performance awards may be granted by the administrator to employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, these awards will be based on specific performance goals and may be paid in cash or in shares of the Company’s common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both. No performance awards were awarded for the years ended December 31, 2006, 2005 and 2004.

Stock Payments.  Stock payments may be authorized by the administrator in the form of the Company’s common stock or an option or other right to purchase our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, non-employee director or consultant. No stock payments were awarded for the years ended December 31, 2006, 2005 and 2004.

In October 2006, NNN Realty Advisors, Inc. entered into employment agreements with each of Mr. Peters, Mr. Rogers, Ms. Biller, Francene LaPoint, Chief Financial Officer, Mr. Hanson and Mr. Hull. These agreements provide that each of these executives agree to devote substantially all of his or her full working time to NNN Realty Advisors, Inc.’s business. The agreements have a term of three years, and provide for an annual base salary and bonus targets under the performance bonus program. Additional benefits include health benefits and other fringe benefits as the board or compensation committee determines. Mr. Hanson’s employment agreement further provides for a special bonus based on his ability to procure new sources of equity, and Mr. Peters’ employment agreement further provides for a moving relocation expense payment of $1,750,000 and reimbursement for reasonable living expenses.

Other stock award.  On September 20, 2006, the Company awarded Mr. Peters a bonus of $2.1 million, which is payable in approximately 202,000 shares of our common stock, representing a 0.5% ownership in the Company for a value of $1.3 million, and cash of $854,000.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Equity Awards — In accordance with SFAS No. 123R, share-based payments awarded to an employee of the reporting entity by a related party, or other holder of an economic interest in the entity, as compensation for services provided to the entity are share-based payment transactions to be accounted for under this Statement unless the transfer is clearly for a purpose other than compensation for services to the reporting entity. The economic interest holder is one who either owns 10.0% or more of an entity’s common stock or has the ability, directly or indirectly, to control or significantly influence the entity. The substance of such a transaction is that the economic interest holder makes a capital contribution to the reporting entity, and that entity makes a share-based payment to its employee in exchange for services rendered. SFAS No. 123R also requires that the fair value of unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be determined at the consummation date of the acquisition. The incremental compensation cost shall be (1) the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date plus (2) the incremental cost resulting from the acquisition (the fair market value at the consummation date of the acquisition over the fair value of the original grant).

On July 29, 2006, Mr. Thompson and Mr. Rogers agreed to transfer up to 15.0% of the outstanding common stock of Realty to Jeffrey T. Hanson, the Company’s Chief Investment Officer, assuming he remained employed by the Company, in equal increments on July 29, 2007, 2008 and 2009. Due to the acquisition of Realty, the transfers will be settled with 844,500 shares of the Company’s common stock (633,375 shares from Mr. Thompson and 211,125 shares from Mr. Rogers). Since Mr. Thompson and Mr. Rogers were affiliates who owned more than 10.0% of Realty’s common stock and had the ability, directly or indirectly, to control or significantly influence the entity, and the award was granted to Mr. Hanson in exchange for services provided to Realty which are vested upon completion of the respective service period, the fair value of the award was accounted for as stock-based compensation in accordance with SFAS No. 123R. As a result, the Company recognized $333,000 in stock-based compensation for the year ended December 31, 2006 and a related income tax benefit (deferred tax asset) of $130,000. As of December 31, 2006, there was $6.9 million of unrecognized stock-based compensation related to the unvested portion of the award that the Company expects to recognize as follows: $2.7 million in 2007, $2.7 million in 2008 and $1.5 million in 2009.

401(K) Plan — In 1998, the Company adopted a 401(k) plan (the “Plan”) for the benefit of its employees. The Plan covers employees of the Company and eligibility begins the first of the month following the hire date. For the years ended December 31, 2006, 2005 and 2004, the Company contributed $525,000, $409,000 and $295,000 to the Plan, respectively.

26.	INCOME TAXES

Prior to the 144A offering, Triple Net Properties was organized and operated as a limited liability company for income tax purposes. Accordingly, its members, rather than Triple Net Properties, were subject to federal and state income taxes on their respective share of Triple Net Properties’ taxable income.

Effective with the close of the 144A offering, Triple Net Properties became a wholly-owned subsidiary of the Company. This caused a change in the Triple Net Properties’ tax status from a non-taxable limited liability company to a taxable C corporation. The change in tax status required the Company to recognize a one time non-cash credit of $2.9 million to its income tax provision for the future tax effects attributable to temporary differences between financial and tax accounting principles as of the effective date of November 15, 2006.

The acquisition of Realty caused the Company to record both non-amortizable goodwill and amortizable intangible assets. These intangible assets are non-amortizable for income tax purposes. Therefore, the Company recorded a deferred tax liability of $8.2 million for the value of the intangible assets.

Prior to its acquisition by the Company, Realty had elected to be taxed as an S corporation for federal and state income tax purposes. Under this election, its shareholders, rather than Realty, were subject to federal

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and state income taxes on their respective share of the Company’s taxable income. The acquisition caused a revocation of the S election effective November 16, 2006. As a result of the revocation, the Company is subject to federal and state income taxes at the corporate level at statutory rates.

The acquisition of Capital Corp. caused the Company to record non-amortizable goodwill of approximately $14.5 million. Prior to the acquisition, Capital Corp. was a C corporation.

The components of income tax benefit from continuing operations consisted of the following:

	Year Ended December 31,
(In thousands)	2006	2005	2004

Current:
Federal	$375	$—	$—
State	331	—	—

	706	—	—

Deferred:
Federal	(3,956)	—	—
State	(980)	—	—

	(4,936)	—	—

	$(4,230)	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities consisted of the following:

	December 31,
(In thousands)	2006	2005

Deferred tax assets:
Stock compensation	$959	$—
Accrued expenses	241	—
Property and equipment	1,075	—
Allowance for bad debts	833	—
Deferred revenue	736	—
Capitalized cost of member redemption	923	—
Discontinued operations	16
Equity in unconsolidated entities	55	—
Net operating losses	34	—

Total gross deferred tax assets:	4,872	—

Deferred tax liabilities:
Other	(3)	—
Intangible assets	(8,053)	—

Total gross deferred tax liabilities:	(8,056)	—

Deferred tax liabilities-net:	$(3,184)	$—

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between the total income tax benefit computed using the applicable federal income tax rate of 34% per annum were as follows (in thousands):

	Year Ended December 31,
(In thousands)	2006	2005	2004

Federal income taxes at the statutory rate	$4,035	$—	$—
Income of properties not subject to corporate income tax(1)	(5,171)
Tax benefit of change in tax status	(2,875)
State income taxes net of federal benefit	(51)	—	—
Non-taxable income	(238)	—	—
Non-deductible expenses	70	—	—

	$(4,230)	$—	$—

(1)	Represents Triple Net Properties income for the period January 1, 2006 through December 31, 2006, the date of conversion from an LLC to a C corporation.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of deferred tax assets considered realizable, however, could be reduced in the future if estimates of future taxable income are reduced.

27.	SUBSEQUENT EVENTS

In February 2007, the Company entered into a $25.0 million revolving line of credit with LaSalle Bank, N.A. to replace the $10.0 million revolving line of credit. This line of credit consists of $10.0 million for acquisitions and $15.0 million for general corporate purposes and bears interest at prime rate plus 0.50% or three-month LIBOR plus 1.50%, at our option and matures February 20, 2010. The Company paid $100,000 in loan fees relating to the revolving line of credit. There have been no funds drawn on this line as of March 31, 2007.

Subsequent to December 31, 2006, the Company guaranteed an additional 14 loans for properties under management with approximately $366.7 million in total principal outstanding secured by properties with a total aggregate purchase price of approximately $434.1 million at March 31, 2007. Of the additional $366.7 million in total principal outstanding guaranteed $26.0 million was in the form of mezzanine debt.

On January 22, 2007, the Company sold the Southpointe Office Park property located in Indianapolis, Indiana to NNN Healthcare/Office REIT Holdings, L.P., a related party, for a sale price of $14.8 million. Our net cash proceeds were $132,000 after payment of the related mezzanine loan, closing costs and other transaction expenses, and the return of lender required reserves. A property disposition fee of $444,000, or 3.0% of the sales price, was received by Realty.

On January 22, 2007, we sold the Crawfordsville Medical Office Park property located in Crawfordsville, Indiana to NNN Healthcare/Office REIT Holdings, L.P., a related party, for a sale price of $6.9 million. Our net cash proceeds were $69,000 after payment of the related mezzanine loan, closing costs and other transaction expenses, and the return of lender required reserves. A property disposition fee of $207,000, or 3.0% of the sales price, was received by Realty.

NNN REALTY ADVISORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 31, 2007, the Company acquired 200 Galleria, a commercial office building located in Atlanta, Georgia, from an unaffiliated third party for a purchase price of $81.5 million. There will be no property acquisition fee upon the disposition of the property.

On February 27, 2007, the Company acquired Hunter Plaza, a retail center located in Irving, Texas from an unaffiliated third party for a purchase price of $29.5 million. A property acquisition fee of $500,000, or 1.7% of the purchase price, and a loan fee of $168,750 was deferred until disposition of the property.

On March 7, 2007, the Company acquired Three Resource Square, a commercial office building located in Charlotte, North Carolina from an unaffiliated third party for a purchase price of $23.3 million. There will be no property acquisition fee upon the disposition of the property.

On March 26, 2007, the Company acquired Parkway 400, a commercial office/industrial building located in Alpharetta, Georgia from an unaffiliated third party for a purchase price of $33.9 million. A property acquisition fee of $930,000, or 2.7% of the purchase price, was deferred until disposition of the property.

28.	PROFORMA INFORMATION (UNAUDITED)

The pro forma unaudited income tax adjustments presented represent taxes which would have been reported had the Company been subject to Federal and state income taxes as a C corporation. The pro forma provision for income taxes differs from the statutory income tax rate due to the following:

	December 31,
(In thousands)	2006	2005	2004

Federal income taxes at the statutory rate	$4,033	$6,162	$5,524
State income taxes, net of federal benefit	564	635	575
Estimated SEC settlement	(136)	340	—
Other non-deductible expenses	169	55	47

Total pro forma income tax provision	$4,630	$7,192	$6,146

* * * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
Triple Net Properties Realty, Inc.

We have audited the accompanying consolidated balance sheets of Triple Net Properties Realty, Inc. and subsidiary (collectively, “Realty”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of Realty’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Realty is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Realty’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Realty as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

October 18, 2006 (November 16, 2006 as to Note 8)
Los Angeles, California

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share and per share data)	2006	2005	2004
	(Unaudited)

ASSETS
Cash and cash equivalents	$4,103	$4,100	$1,630
Restricted cash/reserves	—	8	1,072
Accounts receivable	6,358	4,964	1,698
Accounts receivable from related parties — net	3	20	6
Advances to related parties — net	—	3,924	200
Prepaid expenses and other current assets — net	5	—	29

Total current assets	10,469	13,016	4,635
Assets of discontinued operations	—	815	778

Total assets	$10,469	$13,831	$5,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$5,309	$3,718	$1,914
Property management fees payable	897	817	1,580
Accrued compensation	2,004	3,861	6
Due to related parties	—	2	15
Advances from related parties	—	—	460
Other liabilities	69	27	—

Total current liabilities	8,279	8,425	3,975
Liabilities of discontinued operations	—	1,130	1,180

Total liabilities	8,279	9,555	5,155
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS’ EQUITY:
Common stock, $0.10 par value; 10,000 shares authorized, issued and outstanding	1	1	1
Additional paid-in capital	4,974	2,207	—
Accumulated (deficit) retained earnings	(2,785)	2,068	257

Total stockholders’ equity	2,190	4,276	258

Total liabilities and stockholders’ equity	$10,469	$13,831	$5,413

See accompanying notes to consolidated financial statements.

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended		Year Ended
	September 30,		December 31,
(In thousands)	2006	2005	2005	2004
	(Unaudited)

REVENUE:
Real estate commissions	$8,816	$8,870	$12,570	$8,922
Other Income	116	147	178	100

Total revenue	8,932	9,017	12,748	9,022
EXPENSE:
Compensation costs	6,266	4,283	8,481	3,632
General and administrative	211	140	161	533
Depreciation and amortization	—	5	5	9

Total expense	6,477	4,428	8,647	4,174

OPERATING INCOME	2,455	4,589	4,101	4,848
OTHER INCOME:
Interest income	148	87	213	31

Income from continuing operations before provision for income taxes	2,603	4,676	4,314	4,879

Provision for income taxes	93	15	69	73

Income from continuing operations	2,510	4,661	4,245	4,806

Discontinued operations
Loss from discontinued operations — net of taxes	(76)	(335)	(483)	(98)
Gain on disposal of discontinued operations — net of taxes	899	—	—	—

Total income (loss) from discontinued operations	823	(335)	(483)	(98)

NET INCOME	$3,333	$4,326	$3,762	$4,708

See accompanying notes to consolidated financial statements.

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
	Common			(Deficit)	Total
	Shares		Additional	Retained	Stockholders’
(In thousands)	Outstanding	Amount	Paid-in Capital	Earnings	Equity

Balance at January 1, 2004	10	$1	$—	$2,514	$2,515

Dividends	—	—	—	(6,965)	(6,965)
Net income	—	—	—	4,708	4,708

Balance at December 31, 2004	10	1	—	257	258

Stock based compensation	—	—	2,207	—	2,207
Dividends	—	—	—	(1,951)	(1,951)
Net income	—	—	—	3,762	3,762

Balance at December 31, 2005	10	1	2,207	2,068	4,276

Stock based compensation (Unaudited)	—	—	2,767	—	2,767
Dividends (Unaudited)	—	—	—	(8,186)	(8,186)
Net income (Unaudited)	—	—	—	3,333	3,333

Balance at September 30, 2006 (Unaudited)	$10	$1	$4,974	$(2,785)	$2,190

See accompanying notes to consolidated financial statements.

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended		Year Ended
	September 30,		December 31,
(In thousands)	2006	2005	2005	2004
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,333	$4,326	$3,762	$4,708
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposal of discontinued operations	(899)	—	—	—
Stock based compensation	2,767	2,207	2,207	—
Depreciation and amortization	—	107	149	97
Provision for uncollectible receivables	—	—	—	16
Change in operating assets and liabilities:
Accounts receivable	(1,221)	(3,573)	(3,325)	272
Accounts receivable from related parties	54	(60)	(51)	20
Prepaid expenses	(5)	9	23	8
Other assets	(7)	(35)	(28)	(265)
Accounts payable and accrued expenses	1,696	2,785	1,804	1,582
Property management fee payable	80	(690)	(763)	(162)
Accrued compensation	(1,857)	(6)	3,855	6
Due to related parties	(2)	(11)	(39)	19
Other liabilities	42	(40)	(23)	962

Net cash provided by operating activities	3,981	5,019	7,571	7,263

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	—	(93)	(93)	(68)
Proceeds from sale of property and equipment	312	—	—	—
Advances to related parties	(855)	(7,400)	(10,641)	(1,135)
Collections of advances to related parties	4,743	3,090	6,954	935
Restricted cash/reserves	8	1,070	1,064	(924)

Net cash provided by (used in) investing activities	4,208	(3,333)	(2,716)	(1,192)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of advances from related parties	—	57	57	166
Repayment of principal on advances from related parties	—	(491)	(491)	(28)
Dividends	(8,186)	(1,467)	(1,951)	(6,965)

Net cash (used in) financing activities	(8,186)	(1,901)	(2,385)	(6,827)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(215)	2,470	(756)
CASH AND CASH EQUIVALENTS — Beginning of period	4,100	1,630	1,630	2,386

CASH AND CASH EQUIVALENTS — End of period	$4,103	$1,415	$4,100	$1,630

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for
Interest	$—	$32	$32	$38
Income taxes	$98	$3	$3	$166

See accompanying notes to consolidated financial statements.

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	ORGANIZATION

Triple Net Properties Realty, Inc., was formed as a California S Corporation on July 6, 1998 and had one wholly-owned subsidiary (hereinafter collectively referred to as “Realty”). As of September 30, 2006, Realty was 75.0% owned by Anthony W. Thompson, Realty’s president and director, and was 25.0% owned by Louis J. Rogers, Realty’s secretary and director. Pursuant to Realty’s articles of incorporation, Realty is authorized to issue one class of stock up to 10,000 shares. As of September 30, 2006, December 31, 2005 and 2004, there were 10,000 shares issued and outstanding.

Realty, a related party to Triple Net Properties, LLC, serves as a real estate broker in property acquisitions and dispositions and as a property manager in California and a number of other jurisdictions.

As of December 31, 2005 and 2004, Realty owned one subsidiary, NNN City Center West B Leaseco, LLC, a master leasee of an office property, City Center West B. The master lease agreement was terminated in April 2006.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following is a summary of significant principles used in the preparation of the accompanying consolidated financial statements.

Basis of Consolidation — The accompanying consolidated financial statements include the accounts of Realty and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Payments to Stockholders — Payments made to the stockholders have been reflected in the financial statements as both compensation costs in the consolidated statements of operations and dividends in the consolidated statements of stockholders’ equity.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Interim Financial Data — The accompanying interim financial statements have been prepared in accordance with GAAP. However, the unaudited interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying unaudited financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable.

Cash and Cash Equivalents — Cash and cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased.

Restricted Cash/Reserves — Restricted cash/reserves is comprised of loan impound and reserve accounts for property taxes, insurance, capital improvements and tenant improvements.

Accounts Receivable — Accounts receivable consist primarily of fees earned from real estate management and broker services, such as commissions earned from acquisitions and dispositions of real estate properties, lease commissions and property management fees. Realty collects property management fees and certain

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

leasing commissions. After paying third-party property managers and third party leasing brokers, the remaining amount is remitted to Triple Net Properties under the terms of an income — allocation agreement. As such, the amount reflected as accounts receivable consists of Realty’s share of the real estate commissions and the portion of receivables that Realty will ultimately remit to third-parties for leasing and property management services.

Revenue Recognition — Realty receives payments as a result of certain real estate transactions involving real estate investor programs sponsored by Triple Net Properties. Of the real estate commissions paid to Realty, 75.0% are paid to Triple Net Properties pursuant to the income — allocation agreement. Accordingly, Realty recognizes 25.0% of the real estate commissions earned with acquisitions and disposition of properties, while Triple Net Properties is entitled to 75.0% of such commissions. Revenue is recorded in accordance with Emerging Issue Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Real estate commissions are earned and recognized when the syndication is closed and at the earlier of close of escrow or transfer of title between buyer and seller. Receipt of payment occurs at the point at which all services have been performed, and title to real property has passed from seller to buyer, if applicable.

Leases with tenants are accounted for as operating leases. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays).

Unbilled deferred rent receivables, which are included in “Assets of discontinued operations” on the consolidated balance sheets, represent the amount that straight-line rental income exceeds rents currently due under the lease agreement. Included in tenant receivables are tenant reimbursements, which are comprised of additional amounts receivable from tenants based on common area maintenance expenses and certain other expenses that are accrued in the period in which the related expenses are incurred.

Allowance for Uncollectible Receivables — Receivables are carried net of management’s estimate of uncollectible receivables. Management’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual receivables, current economic conditions and other relevant factors. As of September 30, 2006 and December 31, 2005 and 2004 the allowance for uncollectible receivables was $0.

Property and Equipment and Leasehold Improvements — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the life of the related lease or the estimated service life of the improvements, whichever is shorter. Maintenance and repairs are expensed as incurred, while betterments are capitalized. Upon the sale or retirement of depreciable assets, the related accounts are relieved, with any resulting gain or loss included in operations. All property and equipment has been disposed of as of September 30, 2006 and is included in “Assets of discontinued operations” on the consolidated balance sheets as of December 31, 2005 and 2004.

Assets of Discontinued Operations — SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations. In April 2006, NNN City Center West B Leaseco, LLC’s master lease agreement with City Center West B was terminated. As a result, Realty reclassified amounts related to NNN City Center West B Leaseco, LLC in the accompanying financial statements to reflect the reclassification in accordance with SFAS No. 144.

Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of NNN City Center West B Leaseco, LLC have been excluded from Realty’s results from

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

continuing operations for all periods presented herein. The financial results for NNN City Center West B Leaseco, LLC are presented in Realty’s consolidated statements of operations in a single line item entitled “Loss from discontinued operations — net of taxes” and the related assets and liabilities are presented in the consolidated balance sheets in “Assets of discontinued operations” and “Liabilities of discontinued operations.”

Fair Value of Financial Instruments — SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS No. 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time Realty’s entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

The carrying amounts of Realty’s financial instruments, which include cash and cash equivalents, restricted cash/reserves, accounts receivable, accounts payable and accrued expenses, property management fees payable, and accrued compensation approximate their fair values due to short duration between origination of the instruments and their expected realization. It is not practicable to estimate the fair value of our accounts receivable from related parties — net, advances to related parties — net or due to related parties due to the predominantly related-party nature.

Concentration of Credit Risk — Financial instruments that potentially subject Realty to a concentration of credit risk are primarily uninsured cash-in-bank balances and accounts receivable. Realty currently maintains substantially all of its cash with several major financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation. Management believes this risk is not significant.

As of December 31, 2005, Realty had a master lease agreement for one property located in the state of Nevada. Accordingly, there is a geographic concentration of risk subject to fluctuations in that state’s economy. Subleases under the master lease agreement accounted for 9.2% and 18.2% of the aggregate total revenue for the nine months ended September 30, 2006 and 2005, and 17.7% and 24.8% of the aggregate total revenue for the years ended December 31, 2005 and 2004, respectively, which is included in “Loss from discontinued operations — net of taxes” on the consolidated statements of operations.

For the nine months ended September 30, 2006 and 2005, and for the years ended December 31, 2005 and 2004, none of the tenants under the subleases accounted for 10.0% or more of the aggregate total revenue.

Income Taxes — Realty accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of an asset and liability method of accounting for income taxes. Deferred income taxes are provided to reflect the tax effect of differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Realty elected to be treated as an S Corporation for federal and state income tax purposes; however, Realty is subject to California state franchise taxes equal to 1.5% of taxable income generated in the state of California. As a result, taxable income, loss and credits flow directly to the stockholders, and tax-related assets and liabilities of Realty are for the benefit of or the obligation of the stockholders. The deferred tax assets, liabilities and provision reflected in the consolidated financial statements are those that do not flow through to the stockholders.

Impairment of Long-Lived Assets — Long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In the

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, Realty would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. Realty estimates the fair value using available market information or other industry valuation techniques such as present value calculations. Assets to be disposed of are recorded at the lower of the carrying value or fair value less costs to sell. Such assets are not depreciated while held for sale. There were no impaired assets as of September 30, 2006 and as of December 31, 2005 and 2004.

Segment Disclosure — Realty internally evaluates operations as one segment and therefore does not report segment information.

Recently Issued Accounting Pronouncements — In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share — Based Payment, effective for fiscal years beginning after June 15, 2005. SFAS No. 123(R) requires mandatory reporting of all stock-based compensation awards on a fair value basis of accounting. Generally, companies will be required to calculate the fair value of all stock awards and amortize that fair value as compensation expense over the vesting period of the awards. The adoption of SFAS No. 123(R) on January 1, 2006 did not have a significant effect on our consolidated financial statements.

In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a Replacement of APB Opinion No. 20 and SFAS No. 3. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 on January 1, 2006 did not have a significant impact on our consolidated financial statements.

In June 2005, the FASB ratified its consensus in EITF Issue 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“Issue 04-05”). The effective date for Issue 04-05 was June 29, 2005, for all new or modified partnerships and January 1, 2006, for all other partnerships for the applicable provisions. The adoption of the provisions of Issue 04-05 on January 1, 2006 did not have significant effect on our consolidated financial statements.

In November 2005, the FASB issued FASB Staff Position (“FSP”) Nos. SFAS No. 115-1 and SFAS No. 124-1 which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of FSP Nos. SFAS No. 115-1 and SFAS No. 124-1 on January 1, 2006 did not have a significant effect on our consolidated financial statements.

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	September 30,	December 31,
(In thousands)	2006	2005	2004
	(Unaudited)

Property management fees	$1,504	$632	$441
Real estate commissions	970	2,300	315
Lease commissions	3,251	1,564	640
Other	633	468	302

Accounts receivable	$6,358	$4,964	$1,698

4.	COMMITMENTS AND CONTINGENCIES

From time to time, Realty is party to claims and legal proceedings arising in the ordinary course of business. Management evaluates Realty’s exposure to cases individually and in the aggregate and provides for potential losses on such litigation if the amount of loss is estimable and probable. Management believes that there are no pending litigation matters at the current time that have not already been disclosed herein that are material. However, litigation is inherently uncertain and no assurance can be given that any current or future litigation will not result in a loss that might be material to Realty.

Environmental Obligations — In Realty’s role as property manager, it could incur liability for the investigation or remediation of hazardous or toxic substances or wastes at properties Realty currently or formerly managed or at off-site locations where wastes were disposed. Realty is not aware of any environmental liability or unasserted claim or assessment relating to an environmental liability that we believe would require disclosure or the recording of a loss contingency.

Real Estate Licensing Issues — Although Realty was required to have real estate licenses in all of the states in which it acted as a broker for Triple Net Properties’ programs and received real estate commissions, Realty did not hold a license in certain of those states when it earned fees for those services. In addition, almost all of Triple Net Properties’ revenue was based on an arrangement with Realty to share fees from the programs. Triple Net Properties did not hold a real estate license in any state, although most states in which properties of the Company’s programs were located may have required Triple Net Properties to hold a license. As a result, Realty may be subject to penalties, such as fines (which could be a multiple of the amount received), restitution payments and termination of management agreements, and to the suspension or revocation of Realty’s real estate broker licenses. To date, there have been no claims, and Realty cannot assess or estimate whether it will incur any losses as a result of the foregoing.

To the extent that Realty incurs any liability arising from the failure to comply with real estate broker licensing requirements in certain states, Mr. Thompson, Mr. Rogers and Mr. Hanson have agreed to forfeit to NNN Realty Advisors, Inc. up to an aggregate of 4,686,500 shares of NNN Realty Advisors, Inc. common stock, and each share will be deemed to have a value of $10.00 per share in satisfying this obligation. Mr. Thompson has agreed to indemnify NNN Realty Advisors, Inc., to the extent the liability incurred by Realty for such matters exceeds the deemed $46,865,000 value of these shares, up to an additional $9,435,000 in cash. In connection with this arrangement, NNN Realty Advisors, Inc. has entered into an indemnification and escrow agreement with Mr. Thompson, Mr. Rogers, Mr. Hanson, an independent escrow agent and NNN Realty Advisors, Inc., pursuant to which the escrow agent will hold 4,686,500 shares of its common stock that are otherwise issuable to Mr. Thompson and Mr. Rogers in connection with the NNN Realty Advisors, Inc. formation transactions (3,279,000 shares for Mr. Thompson and 1,407,500 shares for Mr. Rogers) to secure Mr. Thompson’s and Mr. Rogers’ obligations to NNN Realty Advisors, Inc. with respect to these matters.

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mr. Thompson’s and Mr. Rogers’ liability under this arrangement will not exceed the sum of the value of their shares in the escrow except to the extent Mr. Thompson may be obliged to indemnify NNN Realty Advisors, Inc. for excess liabilities up to an additional $9,435,000 in cash. Since Mr. Hanson is entitled over time to receive up to 844,500 shares from Messrs. Thompson and Rogers (633,375 from Mr. Thompson and 211,125 from Mr. Rogers) from the shares held in the indemnification and escrow agreement, he is a party to it as well and his liability is limited to those shares. If Mr. Hanson’s right to receive the shares vests, then to the extent shares attributable to his ownership are available, and not subject to potential claims, under the indemnification and escrow agreement, he will be permitted to remove 100,000 shares on each of January 1, 2008 and 2009 to pay taxes. We cannot assure you that at the time of any claim under this agreement the shares will still be worth $10.00 per share.

In addition, to the extent that NNN Realty Advisors, Inc. pays the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of its investigation, Mr. Thompson has agreed to forfeit to NNN Realty Advisors, Inc. shares of NNN Realty Advisors, Inc. common stock having an aggregate value, equal to such excess amount, and each share will be deemed to have a value of $10.00 per share in satisfying this obligation. In connection with this arrangement, NNN Realty Advisors, Inc. has entered into an escrow agreement with Mr. Thompson, an independent escrow agent and us pursuant to which the escrow agent will hold 1,210,000 shares of its common stock that are otherwise issuable to Mr. Thompson in connection with the formation transactions to secure Mr. Thompson’s obligations. Mr. Thompson’s liability under this arrangement will not exceed the shares in the escrow. NNN Realty Advisors, Inc. cannot assure you that at the time of any claim under this agreement the shares will still be worth $10.00 per share.

Guarantee — In September 2006, Realty guaranteed a $27.5 million participating loan credit agreement that Triple Net Properties entered into with Wachovia Bank, N.A. This debt was repaid in November 2006 with proceeds from the 144A private equity offering.

5.	RELATED PARTY TRANSACTIONS

Advances to Related Parties — net — Such advances are uncollateralized and bear interest between 8.0% and 10.0% per annum, due in arrears on a monthly basis. Interest income from advances was $124,000 and $51,000 and $173,000 and $8,000 for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004, respectively. Realty made advances to Triple Net Properties, LLC and Colony Canyon, a property which is 20.0% owned by Anthony W. Thompson.

Advances to related parties — net consists of the following:

	December 31,
(In thousands)	2005	2004

Triple Net Properties, LLC	$2,636	$—
Colony Canyon	1,251	200

Total	3,887	200
Interest receivable on advances	37	—

Advances to related parties — net	$3,924	$200

Due to Related Parties — Due to related parties consists of reimbursable costs to Triple Net Properties of $0 and $2,000 and $15,000 as of September 30, 2006 and December 31, 2005 and 2004, respectively.

Advances from Related Parties — From time to time, Realty may obtain secured or unsecured advances through one or more of its related parties, including Triple Net Properties. As of September 30, 2006 and

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005, there were no outstanding amounts owed to related parties. The following related party notes were outstanding as of December 31, 2004:

Triple Net Properties, LLC — NNN City Center West B Leaseco, LLC had outstanding unsecured 8.0% to 12.0% notes plus accrued interest due to Triple Net Properties in the amount of $197,000 as of December 31, 2004, which was paid in full on February 18, 2005.

Cunningham Lending Group, LLC — NNN City Center West B Leaseco, LLC had outstanding 8.0% to 12.0% unsecured notes plus accrued interest due to Cunningham in the amount of $263,000 as of December 31, 2004, which was paid in full on February 18, 2005.

Compensation Costs — Compensation costs included on the consolidated statements of operations includes compensation paid to Anthony W. Thompson, of $1.2 million and $0 and $3.8 million and $3.3 million for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004, respectively. Compensation costs also includes compensation paid to Louis J. Rogers of $0 and $0, and $331,000 and $158,000 for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004, respectively.

6.	DISCONTINUED OPERATIONS

NNN City Center West B Leaseco, LLC was a master lessee of office space in Las Vegas, Nevada. In January 2006, City Center West B property became held for sale and was subsequently sold in April 2006. At the time of sale, NNN City Center West B Leaseco, LLC’s master lease agreement with City Center West B was terminated and all rights and obligations immediately vested to City Center West B, including all subleases from and after the effective date of the termination. As such, in accordance with SFAS No. 144, income (loss) and gain on disposition, net of taxes, of NNN City Center West B Leaseco, LLC are reflected in the consolidated statements of operations as discontinued operations for all periods presented. Rent expense under the master lease agreement approximated $486,000 and $1.5 million and $2.2 million and $2.1 million for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004, respectively, and is included in the consolidated statements of operations in “Loss from discontinued operations-net of taxes.”

As of December 31, 2005, the future minimum amounts paid through the termination date were $486,000.

NNN City Center West B Leaseco, LLC subleased the majority of this office space to third parties. Rental income from these subleases for the nine months ended September 30, 2006 and 2005 was $761,000 and $2.0 million, respectively, and for the years ended December 31, 2005 and 2004 was $2.8 million and $3.1 million, respectively, and is included in the accompanying consolidated statements of operations in “Loss from discontinued operations — net of taxes.”

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the income and expense components that comprise discontinued operations:

	Nine Months Ended September 30,		Years Ended December 31,
(In thousands)	2006	2005	2005	2004
	(Unaudited)

Total revenue	$761	$2,026	$2,771	$3,126

Rental expense	811	2,180	3,019	3,040
Interest expense	—	7	7	40
Depreciation and amortization	—	102	144	88
General and administrative	26	72	84	56

Total expense	837	2,361	3,254	3,224

Loss from discontinued operations before provisions for taxes	(76)	(335)	(483)	(98)
Provision for income taxes	—	—	—	—

Loss from discontinued operations — net of taxes	(76)	(335)	(483)	(98)
Gain on disposals of discontinued operations — net of taxes	899	—	—	—

Total income (loss) from discontinued operations	$823	$(335)	$(483)	$(98)

The following table summarizes the balance sheet components as follows:

	September 30,	December 31,
(In thousands)	2006(1)	2005	2004
	(Unaudited)

Other receivable	$—	$355	$296
Property and equipment	—	242	224
Other assets	—	218	258

Assets of discontinued operations	—	815	778

Deferred revenue and security deposits	—	(1,130)	(1,180)

Liabilities of discontinued operations	$—	$(1,130)	$(1,180)

(1)	Assets and liabilities of discontinued operations were sold in the second quarter of 2006.

7.	STOCK BASED COMPENSATION

On January 31, 2005, August 15, 2005, August 15, 2006 and September 20, 2006, Anthony W. Thompson granted Louis J. Rogers a 12.0%, a 4.0%, a 4.0% and a 5.0% interest, respectively, in Realty. Since Mr. Thompson is an affiliate, these grants are treated as being made by Realty. As a result of such grants and the payments by Realty of related income taxes, Realty recorded $4.5 million, $4.0 million and $4.0 million in compensation expense for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, which is reflected in the line item “Compensation costs” in the consolidated statements of operations.

Realty engaged an independent valuation specialist to perform the valuation of the grants. The market comparable approach was used to estimate the value of Realty at each date on which the stock was granted based on a multiple of earnings before interest, taxes, depreciation and amortization. A multiple was selected

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based on valuations involving similar companies in acquisition transactions. The results of the market multiple approach were then discounted to account for the illiquidity and minority interest position of the securities issued at the time of the grant.

The determination of the fair value of Realty’s stock involved significant judgments, assumptions, estimates and complexities that impacted the amount of stock-based compensation recorded. Management believes reasonable methodologies, approaches and assumptions have been used to determine the fair value of Realty’s stock. If any of the assumptions used change significantly, stock-based compensation expense may differ materially in the future.

Other Equity Awards — In accordance with SFAS No. 123R, share-based payments awarded to an employee of the reporting entity by a related party, or other holder of an economic interest in the entity, as compensation for services provided to the entity are share-based payment transactions to be accounted for under this Statement unless the transfer is clearly for a purpose other than compensation for services to the reporting entity. The economic interest holder is one who either owns 10.0% or more of an entity’s common stock or has the ability, directly or indirectly, to control or significantly influence the entity. The substance of such a transaction is that the economic interest holder makes a capital contribution to the reporting entity, and that entity makes a share-based payment to its employee in exchange for services rendered. SFAS No. 123R also requires that the fair value of unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be determined at the consummation date of the acquisition. The incremental compensation cost shall be (1) the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date plus (2) the incremental cost resulting from the acquisition (the fair market value at the consummation date of the acquisition over the fair value of the original grant).

On July 29, 2006, Mr. Thompson and Mr. Rogers agreed to transfer up to 15.0% of the outstanding common stock of Realty to Jeffrey T. Hanson, President and CEO of Realty, assuming he remained employed by Realty, in equal increments on July 29, 2007, 2008 and 2009. Since Mr. Thompson and Mr. Rogers were affiliates who owned more than 10.0% of Realty’s common stock and had the ability, directly or indirectly, to control or significantly influence the entity, and the award was granted to Mr. Hanson in exchange for services provided to Realty which are vested upon completion of the respective service period, the fair value of the award was accounted for as stock-based compensation in accordance with SFAS No. 123R. As a result, Realty recognized $234,000 in stock-based compensation for the nine months ended September 30, 2006.

8.	SUBSEQUENT EVENTS

NNN Realty Advisors, Inc., was organized as a corporation in the State of Delaware in September 2006, was formed to acquire each of Realty, Triple Net Properties and NNN Capital Corp. to bring the businesses conducted by those companies under one corporate umbrella and to facilitate an offering pursuant to Rule 144A of the Securities Act (“the 144A offering”) which transactions are collectively referred to as “the formation transactions.”. To accomplish this, NNN Realty Advisors, Inc. entered into the following transactions on November 16, 2006:

•	TNP Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of NNN Realty Advisors, Inc., entered into an agreement and plan of merger with Triple Net Properties, owned by Anthony W. Thompson, Louis J. Rogers, Scott D. Peters and a number of other employees and third-party investors. In connection with the merger agreement, Triple Net Properties entered into contribution agreements with the holders of a majority of the common membership interests of Triple Net Properties. Under the merger agreement and the contribution agreements, Triple Net Properties issued 19,741,407 shares of common stock (to the accredited investor members) and $986,000 in cash to the unaccredited investor members in lieu of 0.5% of the shares of common stock in NNN Realty Advisors, Inc. they would have otherwise been entitled to receive, which was valued at the offering

TRIPLE NET PROPERTIES REALTY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

price to investors in the 144A offering, in exchange for all the common member interests. Concurrently with the closing of the 144A offering, the acquisition of Triple Net Properties was consummated and Triple Net Properties survived the merger and became a wholly-owned subsidiary of NNN Realty Advisors, Inc.

•	NNN Realty Advisors, Inc. entered into a contribution agreement with Mr. Thompson and Mr. Rogers pursuant to which they contributed all of the outstanding shares of Realty to NNN Realty Advisors, Inc. in exchange for 4,686,500 shares of common stock in NNN Realty Advisors, Inc. and, with respect to Mr. Thompson, $9.4 million in cash in lieu of the shares of NNN Realty Advisors, Inc. he would have otherwise been entitled to receive, which were valued at the offering price to investors in the 144A offering. Concurrently with the closing of the 144A offering, the acquisition was consummated and Realty became a wholly-owned subsidiary of NNN Realty Advisors, Inc.

NNN Realty Advisors, Inc. did not obtain any representations or indemnities from any of the owners of Triple Net Properties, other than Mr. Thompson and Mr. Rogers, for liabilities associated with Triple Net Properties arising from events or circumstances occurring or existing prior to the formation transactions. Additionally, NNN Realty Advisors, Inc. obtained very limited representations and indemnities from the owners of Realty and NNN Capital Corp. for the operations of, and liabilities associated with, those companies arising from events or circumstances occurring or existing prior to the formation transactions. NNN Realty Advisors, Inc. has no assurance that any contributing party providing these limited representations or indemnities will have adequate capital to fulfill its indemnity obligations. NNN Realty Advisors, Inc, suffers harm due to any of the operations or liabilities of Triple Net Properties, Realty or NNN Capital Corp. relating to periods prior to the formation transactions.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of Southpointe Office Parke and Epler Parke I, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the statement of revenues and certain expenses of Southpointe Office Parke and Epler Parke I for the year ended December 31, 2006, in conformity with the accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
February 9, 2007

SOUTHPOINTE OFFICE PARKE AND EPLER PARKE I

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income	$1,432,000
Tenant reimbursements	306,000
Other	19,000

Total revenues	1,757,000

Certain expenses:
Grounds maintenance	46,000
Building maintenance	52,000
Real estate taxes	378,000
Electricity, water and gas utilities	58,000
Property management fees	50,000
Insurance	7,000
General and administrative	54,000

Total certain expenses	645,000

Revenues in excess of certain expenses	$1,112,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

SOUTHPOINTE OFFICE PARKE AND EPLER PARKE I

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of Southpointe Office Parke and Epler Parke I, or the Property, located in Indianapolis, Indiana. The Property has 97,000 square feet of gross leaseable area and is 95% leased as of December 31, 2006.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Healthcare/Office REIT Holdings, L.P. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2012 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

SOUTHPOINTE OFFICE PARKE AND EPLER PARKE I

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$1,252,000
2008	930,000
2009	717,000
2010	510,000
2011	430,000
Thereafter	307,000

$4,146,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had one tenant occupying 14% of the gross leaseable area which accounted for 17% of total rental income.

	Date of Lease	Aggregate Annual	% Aggregate Annual
Tenant Name	Expiration	Rental Income	Rental Income

Circle Design Group	July 31, 2012	$243,000	17%

If this tenant were to default on its lease, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

NOTE 6 — SUBSEQUENT EVENTS

On January 22, 2007, NNN Realty Advisors, Inc. sold to a related party its 100% membership interest in the Property for a total sales price of $14,800,000.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of Crawfordsville Medical Office Park and Athens Surgery Center, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 of Crawfordsville Medical Office Park and Athens Surgery Center for the year ended December 31, 2006, in conformity with the accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
February 9, 2007

CRAWFORDSVILLE MEDICAL OFFICE PARK AND ATHENS SURGERY CENTER

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income	$581,000
Tenant reimbursements	251,000
Other	1,000

Total revenues	833,000

Certain expenses:
Grounds maintenance	14,000
Building maintenance	48,000
Real estate taxes	92,000
Electricity, water and gas utilities	94,000
Property management fees	16,000
Insurance	3,000
General and administrative	25,000

Total certain expenses	292,000

Revenues in excess of certain expenses	$541,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

CRAWFORDSVILLE MEDICAL OFFICE PARK AND ATHENS SURGERY CENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of Crawfordsville Medical Office Park and Athens Surgery Center, or the Property, located in Crawfordsville, Indiana. The Property has 44,000 square feet of gross leaseable area and is 100% leased as of December 31, 2006.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Healthcare/Office REIT Holdings, L.P. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2016 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

CRAWFORDSVILLE MEDICAL OFFICE PARK AND ATHENS SURGERY CENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$578,000
2008	591,000
2009	593,000
2010	593,000
2011	605,000
Thereafter	1,837,000

$4,797,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had two tenants occupying 100% of the gross leaseable area which accounted for 100% of total rental income.

	Date of Lease	Aggregate Annual	% Aggregate Annual
Tenant Name	Expiration	Rental Income	Rental Income

Sisters of St. Francis Health Services, Inc.	Jan 31, 2013	$365,000	63%
St. Vincent Hospital & Health Care Center	Feb 29, 2016	$216,000	37%

If these tenants were to default on their leases, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

NOTE 6 — SUBSEQUENT EVENTS

On January 22, 2007, NNN Realty Advisors, Inc. sold to a related party its 100% membership interest in the Property for a total sales price of $6,900,000.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of 1600 Parkwood Circle, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the statement of revenues and certain expenses of 1600 Parkwood Circle for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
May 1, 2007

1600 PARKWOOD CIRCLE

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income, net of rental concessions	$2,813,000
Tenant reimbursements	107,000

Total revenues	2,920,000

Certain expenses:
Grounds maintenance	85,000
Building maintenance	348,000
Real estate taxes	249,000
Electricity, water and gas utilities	287,000
Management fees	85,000
Insurance	36,000
General and administrative	94,000

Total certain expenses	1,184,000

Revenues in excess of certain expenses	$1,736,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

1600 PARKWOOD CIRCLE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of 1600 Parkwood Circle, or the Property, located in Atlanta, Georgia. On December 31, 2006, NNN Realty Advisors, Inc. purchased the Property as an investment held for sale for a total purchase price of $26,800,000. The Property has 151,000 square feet of gross leaseable area and is 85% leased as of December 31, 2006.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Realty Advisors, Inc. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2015 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

1600 PARKWOOD CIRCLE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$2,763,000
2008	2,675,000
2009	2,474,000
2010	2,048,000
2011	1,707,000
Thereafter	2,250,000

$13,917,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had three tenants occupying 53% of the gross leaseable area which accounted for 53% of total rental income.

		Aggregate
	Date of Lease	Annual Rental	% Aggregate Annual
Tenant Name	Expiration	Income	Rental Income

One Source Management	1/31/15	$672,000	20%
Option One Mortgage Corp.	5/31/07	$541,000	17%
Numerex Corp.	12/25/11	$528,000	16%

If these tenants were to default on their leases, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of 200 Galleria Parkway NW, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the statement of revenues and certain expenses of 200 Galleria Parkway NW for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
April 27, 2007

200 GALLERIA PARKWAY NW

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income	$7,314,000
Tenant reimbursement	33,000
Escalation income	96,000
Retail income	113,000
Other income	113,000

Total revenues	7,669,000

Certain expenses:
Grounds maintenance	162,000
Building maintenance	525,000
Real estate taxes	846,000
Electricity, water and gas utilities	508,000
Property management fees	229,000
Insurance	127,000
General and administrative	892,000

Total certain expenses	3,289,000

Revenues in excess of certain expenses	$4,380,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

200 GALLERIA PARKWAY NW

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of 200 Galleria Parkway NW, or the Property, located in Atlanta, Georgia. On January 31, 2007, NNN Realty Advisors, Inc. purchased the Property as an investment held for sale for a total purchase price of $81,530,000. The Property has 442,000 square feet of gross leaseable area and is 85% leased as of December 31, 2006.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Realty Advisors, Inc. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred. Revenues from the sale of retail items are recorded at the time of purchase.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2013 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

200 GALLERIA PARKWAY NW

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$6,723,000
2008	6,186,000
2009	5,837,000
2010	4,811,000
2011	2,709,000
Thereafter	2,243,000

$28,509,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had one tenant occupying 9% of the gross leaseable area which accounted for 11% of total rental income.

	Date of Lease	Aggregate Annual	% Aggregate Annual
Tenant Name	Expiration	Rental Income	Rental Income

Mellon Consultants	December 31, 2010	$817,000	11%

If this tenant were to default on its lease and substitute tenants are not found, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of Hunter Plaza, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the statement of revenues and certain expenses of Hunter Plaza for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
May 4, 2007

HUNTER PLAZA

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income	$833,000
Tenant reimbursements	71,000

Total revenues	904,000

Certain expenses:
Grounds maintenance	41,000
Building maintenance	28,000
Real estate taxes	167,000
Electricity, water and gas utilities	29,000
Management fees	25,000
Insurance	10,000
General and administrative	32,000

Total certain expenses	332,000

Revenues in excess of certain expenses	$572,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

HUNTER PLAZA

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of Hunter Plaza, or the Property, located in Irving, Texas. On February 27, 2007, NNN Realty Advisors, Inc. purchased the Property as an investment held for sale for a total purchase price of $29,500,000. The Property had 58,000 square feet of gross leaseable area and was 100% leased as of December 31, 2006. Subsequent to December 31, 2006, the Property increased its gross leasable area to 106,000 square feet.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Realty Advisors, Inc. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2027 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

HUNTER PLAZA

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 (including leases entered into subsequent to year end) are as follows:

2007	$1,667,000
2008	1,815,000
2009	1,815,000
2010	1,819,000
2011	1,821,000
Thereafter	16,978,000

$25,915,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had one tenant occupying 78% of the gross leaseable area which accounted for 86% of total rental income.

	Date of Lease	Aggregate Annual	% Aggregate Annual
Tenant Name	Expiration	Rental Income	Rental Income

Best Buy Stores, L.P.	10/31/15	$708,000	86%

If this tenant were to default on its lease, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of Three Resource Square, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the statement of revenues and certain expenses of Three Resource Square for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
May 4, 2007

THREE RESOURCE SQUARE

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income, net of rental concessions	$2,196,000
Tenant reimbursements	151,000
Other	1,000

Total revenues	2,348,000

Certain expenses:
Grounds maintenance	39,000
Building maintenance	217,000
Real estate taxes	200,000
Electricity, water and gas utilities	178,000
Management fees	105,000
Insurance	29,000
General and administrative	68,000

Total certain expenses	836,000

Revenues in excess of certain expenses	$1,512,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

THREE RESOURCE SQUARE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of Three Resource Square, or the Property, located in Charlotte, North Carolina. On March 7, 2007, NNN Realty Advisors, Inc. purchased the Property as an investment held for sale for a total purchase price of $23,300,000. The Property has 122,000 square feet of gross leaseable area and is 97% leased as of December 31, 2006.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Realty Advisors, Inc. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2012 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

THREE RESOURCE SQUARE

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$2,290,000
2008	2,296,000
2009	1,995,000
2010	1,966,000
2011	1,840,000
Thereafter	618,000

$11,005,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had one tenant occupying 71% of the gross leaseable area which accounted for 77% of total rental income.

	Date of Lease	Aggregate Annual	% Aggregate Annual
Tenant Name	Expiration	Rental Income	Rental Income

Allstate Insurance Company	4/30/12	$1,684,000	77%

If this tenant were to default on its lease, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
NNN Realty Advisors, Inc.

We have audited the accompanying statement of revenues and certain expenses of Parkway 400, or the Property, for the year ended December 31, 2006. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the statement of revenues and certain expenses of Parkway 400 for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Irvine, California
May 4, 2007

PARKWAY 400

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31,
2006

Revenues:
Rental income, net of rental concessions	$3,426,000
Tenant reimbursements	165,000
Other	5,000

Total revenues	3,596,000

Certain expenses:
Grounds maintenance	68,000
Building maintenance	345,000
Real estate taxes	298,000
Electricity, water and gas utilities	319,000
Management fees	95,000
Insurance	31,000
General and administrative	186,000

Total certain expenses	1,342,000

Revenues in excess of certain expenses	$2,254,000

The accompanying notes are an integral part of the statement of revenues and certain expenses.

PARKWAY 400

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For The Year Ended December 31, 2006

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying statement of revenues and certain expenses includes the operations of Parkway 400 (the “Property”), located in Alpharetta, Georgia. On March 26, 2007, NNN Realty Advisors, Inc. purchased the Property as an investment held for sale for a total purchase price of $33,850, 000. The Property has 193,000 square feet of gross leaseable area and is 95% leased as of December 31, 2006.

Basis of Presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, or the SEC, which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The statement of revenues and certain expenses includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and therefore, the statement of revenues and certain expenses is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of interest expense, depreciation and amortization and federal and state income taxes.

The accompanying statement of revenues and certain expenses is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by NNN Realty Advisors, Inc. in the future operations of the Property have been excluded.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from those estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

NOTE 3 — LEASES

The Property has entered into operating lease agreements with tenants that expire at various dates through 2014 and are subject to scheduled fixed increases in base rent. The aggregate annual future minimum lease

PARKWAY 400

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)

payments to be received under the existing non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$3,905,000
2008	3,660,000
2009	3,663,000
2010	3,308,000
2011	3,329,000
Thereafter	5,223,000

$23,088,000

The leases also require reimbursement of the tenant’s proportional share of common area expenses, real estate taxes and other operating expenses, which are not included in the amounts above.

NOTE 4 — TENANT CONCENTRATION

For the year ended December 31, 2006, the Property had three tenants occupying 64% of the gross leaseable area which accounted for 75% of total rental income.

			%
		Aggregate	Aggregate
	Date of	Annual	Annual
	Lease	Rental	Rental
Tenant Name	Expiration	Income	Income

Certegy	3/31/12	$1,164,000	34%
Inovis, Inc.	10/31/14	$1,011,000	29%
Infor Global Solutions, Inc.	1/31/10	$401,000	12%

If these tenants were to default on their leases, future revenue of the Property would be materially and adversely impacted.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to legal claims in the ordinary course of business as a property owner. Management believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

Environmental Matters

In connection with the ownership and operation of real estate, the Property may be potentially liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and management is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

Other Matters

Other commitments and contingencies include the usual obligations of a real estate property in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Property’s financial position and/or results of operations.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. All of the expenses below will be paid by us.

Item		$12,977
SEC registration fee
listing fee
Blue sky fees and expenses
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer Agent and Registrar fees
Miscellaneous
Total	$

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our bylaws (Exhibit 3.3 to this registration statement) provide that we may indemnify our directors and officers to the fullest extent permitted by law and allow us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation, as amended (Exhibits 3.1 and 3.2 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We have obtained directors’ and officers’ liability prior to this offering.

We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of NNN Realty Advisors or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions since our inception in September 2006, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

(1) In November 2006, we issued 16 million shares of common stock to various investors in our 144A private equity offering at an offering price of $10 per share. Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser / placement agent in connection with this offering.

(2) From November 2006 to January 2006, we granted options to purchase an aggregate of 903,000 shares of common stock to our employees (including our executive officers) under our 2006 Long-Term Incentive Plan at an exercise price of $10 per share. In November 2006, we also granted 615,000 shares of restricted stock to our executive officers and non-employee directors.

(3) In November 2006 we acquired Triple Net Properties, LLC and Triple Net Properties Realty, Inc. and in December 2006 we acquired NNN Capital Corp., each through contribution agreements that we entered into with the holders of outstanding stock or membership units of each of these entities. Pursuant to the contribution agreements, we issued shares of our common stock in exchange for shares of common stock or membership units held by the existing holders, except that, with respect to Triple Net Properties, LLC, we cashed out the unaccredited investor members in lieu of issuing shares of our common stock and with respect to one executive officer, we issued cash in lieu of shares for a portion of his ownership. In connection with these transactions, we issued an aggregate of 25,751,407 shares of our common stock.

The issuances of securities in the transactions described in paragraph 1 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of each investor as an accredited investor as defined under the Securities Act. The issuances of securities in the transactions described in paragraph 2 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The issuances of securities in the transactions described in paragraph 3 above were effected without registration under the Securities Act in reliance on Section 3(a)(9) or Section 4(2) thereof as transactions based on the status of each investor as an accredited investor as defined under the Securities Act and the fact that the shares were issued in exchange for existing equity. None of the foregoing transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction either received adequate information about us or had access, through their relationships with us, to such information.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit No.		Description

3	.1*	Certificate of Incorporation of NNN Realty Advisors, Inc., as currently in effect
3	.2*	Amendment to Certificate of Incorporation of NNN Realty Advisors, Inc.
3	.3*	Amended and Restated Bylaws of NNN Realty Advisors, Inc., as currently in effect
4	.1*	Specimen common stock certificate
5	.1*	Opinion of Latham & Watkins LLP
10	.1†*	NNN Realty Advisors, Inc. 2006 Long Term Incentive Plan
10	.2†*	Employment Agreement between NNN Realty Advisors, Inc. and Scott D. Peters
10	.3†*	Employment Agreement between NNN Realty Advisors, Inc. and Louis J. Rogers
10	.4†*	Employment Agreement between NNN Realty Advisors, Inc. and Andrea R. Biller
10	.5†*	Employment Agreement between NNN Realty Advisors, Inc. and Francene LaPoint
10	.6†*	Employment Agreement between NNN Realty Advisors, Inc. and Jeffrey T. Hanson
10	.7†*	Form of Restricted Stock Award Grant Notices

Exhibit No.		Description

10	.8†*	Form of Stock Option Agreements
10	.9†*	Form of Indemnification Agreements
10	.10†*	Indemnification Agreement dated as of October 23, 2006 between Anthony W. Thompson and NNN Realty Advisors, Inc.
10	.11†*	Indemnification and Escrow Agreement by and among Escrow Agent, NNN Realty Advisors, Inc., Anthony W. Thompson, Louis J. Rogers and Jeffrey T. Hanson, together with Certificate as to Authorized Signatures
10	.12†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and among Anthony W. Thompson, NNN Cunningham Stafford, LLC, AWT Family L.P., and NNN Realty Advisors, Inc.
10	.13†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and between Scott D. Peters and NNN Realty Advisors, Inc.
10	.14†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and between Andrea R. Biller and NNN Realty Advisors, Inc.
10	.15†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and between Louis J. Rogers and NNN Realty Advisors, Inc.
10	.16†*	Contribution Agreement relating to the shares of common stock of Triple Net Properties Realty, Inc., dated as of October 23, 2006, by and among Anthony W. Thompson, Louis J. Rogers and NNN Realty Advisors, Inc.
10	.17†*	Contribution Agreement relating to the shares of common stock of NNN Capital, dated as of October 23, 2006, by and among Anthony W. Thompson, Louis J. Rogers, Kevin K. Hull, and NNN Realty Advisors, Inc.
10	.18*	Registration Rights Agreement dated November 16, 2006 by and among NNN Realty Advisors, Inc., certain management holders, and Friedman, Billings, Ramsey & Co., Inc.
10	.19*	Syndicated Credit Facility Loan Agreement, dated February 20, 2007, by and among NNN Realty Advisors, Inc., Triple Net Properties, LLC, Triple Net Properties Realty, Inc., the lenders named therein, and LaSalle Bank, N.A., as Agent
10	.20*	Office Building Lease between Tustin Centre Tower LLC and Triple Net Properties, LLC, dated March 1, 2006
21	.1*	Subsidiaries of NNN Realty Advisors, Inc.
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of KMJ Corbin & Company LLP
23	.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)

*	To be filed by amendment.

†	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

NNN REALTY ADVISORS, INC.

December 31, 2006

	Balance at	Charged to
	Beginning of	Costs and		Balance at End
(In thousands)	Period	Expenses	Deductions(1)	of Period

Allowance for accounts receivable
Year Ended December 31, 2006	$153	$886	$(316)	$723
Year Ended December 31, 2005	$992	$153	$(992)	$153
Year Ended December 31, 2004	$1,655	$411	$(1,074)	$992
Allowance for notes receivable
Year Ended December 31, 2006	$562	$811	$27	$1,400
Year Ended December 31, 2005	$1,186	$3,957	$(4,581)	$562
Year Ended December 31, 2004	$542	$2,054	$(1,410)	$1,186

(1)	Uncollectible accounts written off, net of recoveries

Schedule III — REAL ESTATE AND ACCUMULATED DEPRECIATION

							Maximum Life on
				Costs			Which Depreciation	Gross Amount at Which Carried at
	Initial Costs to Company			Capitalized			in Latest Income	December 31, 2006
			Buildings and	Subsequent to	Date	Date	Statement is		Buildings and		Accumulated
(In thousands)	Encumbrance	Land	Improvements	Acquisition	Constructed	Acquired	Computed	Land	Improvements	Total(a)	Depreciation(b)

Property Held for Investment

Rocky Mountain Exchange	$4,933	$1,202	$2,559	$—	1984	6/8/2005	39 years	$1,202	$2,559	$3,761	$190
(Office) Denver, CO

Park at Spring Creek	—	—	—	62	1997-1999	6/8/2005	39 years	—	63	63	11
(Residential) Tomball, TX

Sanctuary at Highland Oaks	—	—	—	181	1999	7/29/2005	39 years	—	181	181	17
(Residential) Tampa, FL

St. Charles	—	—	—	57	1998	9/27/2005	39 years	—	57	57	9
(Residential) Kennesaw, GA

Property Held for Sale

Southpointe Office Park	13,720	2,831	9,067	—	1991-2002	6/29/2006	39 years	2,831	9,067	11,898	3
(Medical Office) Indianapolis, IN

Crawfordsville Medical Office Park	6,396	690	4,798	—	1988-2000	9/12/2006	39 years	690	4,798	5,488	—
(Medical Office) Crawfordsville, IN

1600 Parkwood	24,130	1,862	21,016	—	1985	12/28/2006	39 years	1,862	21,015	22,877	—
(Office) Atlanta, GA

NNN Royal 400 LLC	2,660	—	—	—	1998	12/29/2006	39 years	—	—	—	—
(Office) Alpharetta, GA

	$51,839	$6,585	$37,440	$300				$6,585	$37,740	$44,325	$230

(a) The changes in real estate held for investment and held for sale for the year ended December 31, 2006 are as follows:

(In thousands)
Balance at December 31, 2005	$3,772
Acquisitions	40,264
Additions	289
Disposals	—

Balance at December 31, 2006	$44,325

For federal income tax purposes, the aggregate costs of the consolidated properties were approximately $58.1 million.

(b) The changes in accumulated depreciation for the year ended December 31, 2006 are as follows:

(In thousands)
Balance at December 31, 2005	$78
Additions	152
Disposals	—

Balance at December 31, 2006	$230

The Changes in real estate held for investment for the year ended December 31, 2005 are as follows:

(In thousands)
Balance at December 31, 2004	$—
Acquisitions	3,761
Additions	11
Disposals	—

Balance at December 31, 2005	$3,772

The changes in accumulated depreciation for the year ended December 31, 2005 are as follows:

(In thousands)
Balance at December 31, 2004	$—
Additions	78
Disposals	—

Balance at December 31, 2005	$78

(1)	The Company is a master lessee of these residential properties and therefore does not own the asset.

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the calculation of Registration Fee table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser to the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchasers and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on this 7th day of May, 2007.

NNN REALTY ADVISORS, INC.

By:	/s/ Scott D. Peters
Name: Scott D. Peters

Title:	President and Chief Executive Officer

Power Of Attorney

Each person whose signature appears below constitutes and appoints Scott D. Peters and Francene LaPoint and each of them individually, as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Scott D. Peters Scott D. Peters	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2007

/s/ Francene LaPoint Francene LaPoint	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2007

/s/ Anthony W. Thompson Anthony W. Thompson	Chairman	May 7, 2007

/s/ Glenn L. Carpenter Glenn L. Carpenter	Director	May 7, 2007

/s/ Harold H. Greene Harold H. Greene	Director	May 7, 2007

/s/ Gary H. Hunt Gary H. Hunt	Director	May 7, 2007

/s/ D. Fleet Wallace D. Fleet Wallace	Director	May 7, 2007

EXHIBIT INDEX

Exhibit No.		Description

3	.1*	Certificate of Incorporation of NNN Realty Advisors, Inc., as currently in effect
3	.2*	Amendment to Certificate of Incorporation of NNN Realty Advisors, Inc.
3	.3*	Amended and Restated Bylaws of NNN Realty Advisors, Inc., as currently in effect
4	.1*	Specimen common stock certificate
5	.1*	Opinion of Latham & Watkins LLP
10	.1†*	NNN Realty Advisors, Inc. 2006 Long Term Incentive Plan
10	.2†*	Employment Agreement between NNN Realty Advisors, Inc. and Scott D. Peters
10	.3†*	Employment Agreement between NNN Realty Advisors, Inc. and Louis J. Rogers
10	.4†*	Employment Agreement between NNN Realty Advisors, Inc. and Andrea R. Biller
10	.5†*	Employment Agreement between NNN Realty Advisors, Inc. and Francene LaPoint
10	.6†*	Employment Agreement between NNN Realty Advisors, Inc. and Jeffrey T. Hanson
10	.7†*	Form of Restricted Stock Award Grant Notices
10	.8†*	Form of Stock Option Agreements
10	.9†*	Form of Indemnification Agreements
10	.10†*	Indemnification Agreement dated as of October 23, 2006 between Anthony W. Thompson and NNN Realty Advisors, Inc.
10	.11†*	Indemnification and Escrow Agreement by and among Escrow Agent, NNN Realty Advisors, Inc., Anthony W. Thompson, Louis J. Rogers and Jeffrey T. Hanson, together with Certificate as to Authorized Signatures
10	.12†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and among Anthony W. Thompson, NNN Cunningham Stafford, LLC, AWT Family L.P., and NNN Realty Advisors, Inc.
10	.13†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and between Scott D. Peters and NNN Realty Advisors, Inc.
10	.14†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and between Andrea R. Biller and NNN Realty Advisors, Inc.
10	.15†*	Contribution Agreement relating to the common membership interests of Triple Net Properties, LLC, dated as of October 23, 2006, by and between Louis J. Rogers and NNN Realty Advisors, Inc.
10	.16†*	Contribution Agreement relating to the shares of common stock of Triple Net Properties Realty, Inc., dated as of October 23, 2006, by and among Anthony W. Thompson, Louis J. Rogers and NNN Realty Advisors, Inc.
10	.17†*	Contribution Agreement relating to the shares of common stock of NNN Capital, dated as of October 23, 2006, by and among Anthony W. Thompson, Louis J. Rogers, Kevin K. Hull, and NNN Realty Advisors, Inc.
10	.18*	Registration Rights Agreement dated November 16, 2006 by and among NNN Realty Advisors, Inc., certain management holders, and Friedman, Billings, Ramsey & Co., Inc.
10	.19*	Syndicated Credit Facility Loan Agreement, dated February 20, 2007, by and among NNN Realty Advisors, Inc., Triple Net Properties, LLC, Triple Net Properties Realty, Inc., the lenders named therein, and LaSalle Bank, N.A., as Agent
10	.20*	Office Building Lease between Tustin Centre Tower LLC and Triple Net Properties, LLC, dated March 1, 2006
21	.1*	Subsidiaries of NNN Realty Advisors, Inc.
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of KMJ Corbin & Company LLP

Exhibit No.		Description

23	.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)

*	To be filed by amendment.

†	Indicates management contract or compensatory plan.